ASSET PURCHASE AGREEMENT

SELLER GROUP:	GOLF TRUST OF AMERICA, INC.
GOLF TRUST OF AMERICA, L.P.
GTA-IB, LLC
GTA-IB GOLF RESORT, LLC
GTA-IB CONDOMINIUM, LLC
GTA-IB MANAGEMENT, LLC

BUYER GROUP:	CMI FINANCIAL NETWORK, LLC
NOMINEE, IF ANY

DATED:	OCTOBER 27, 2005

i

SCHEDULES
SCHEDULE 1.01(a)	—	Knowledge of Buyer
SCHEDULE 1.01(b)	—	Knowledge of Seller
SCHEDULE 1.01(c)	—	Knowledge of Parent
SCHEDULE 1.01(d)	—	Parcel F Description
SCHEDULE 1.01(e)	—	Permitted Liens
SCHEDULE 1.01(f)	—	Required Consents
SCHEDULE 1.01(g)	—	Total Current Assets
SCHEDULE 1.01(h)	—	Total Current Liabilities
SCHEDULE 2.01(b)	—	Contracts

SCHEDULE 2.01(c)	—	Licenses, Permits, Certificates of Occupancy and Rights Under Permits, Approvals, and Allocations Relating to the Real Property and the Operation thereof and Other Similar Documents
SCHEDULE 2.01(i)(1)	—	Innisbrook Real Property and Condo Property
SCHEDULE 2.01(i)(2)	—	Unit 115 in Building 28 of the Innisbrook Condominiums
SCHEDULE 2.01(j)	—	Parcel J-4
SCHEDULE 2.01(k)	—	Parcel Rights
SCHEDULE 2.01(l)	—	Pinellas County Rights
SCHEDULE 2.01(m)	—	Wall Springs Rights
SCHEDULE 2.01(o)	—	Tangible Personal Property
SCHEDULE 2.01(p)	—	Intangible Personal Property
SCHEDULE 2.02(f)	—	Furniture and Equipment in the Owner’s Office
SCHEDULE 2.02(g)	—	Retained Assets
SCHEDULE 2.03(q)	—	Assumed Liabilities
SCHEDULE 2.05(c)	—	Allocation of Consideration
SCHEDULE 2.08(c)	—	Due Diligence Materials
SCHEDULE 4.03	—	Seller Governmental Authorizations
SCHEDULE 4.04	—	Noncontravention
SCHEDULE 4.06	—	Seller Financial Statements
SCHEDULE 4.07	—	Seller Disclosed Liabilities
SCHEDULE 4.08	—	Material Contracts
SCHEDULE 4.09	—	Seller Litigation
SCHEDULE 4.10(a)	—	Compliance with Laws
SCHEDULE 4.10(b)	—	Permits
SCHEDULE 4.11(a)	—	Real Property
SCHEDULE 4.11(b)	—	Leases
SCHEDULE 4.11(c)	—	Assigned Interests Under Leases
SCHEDULE 4.11(e)	—	Written Notice from any Governmental Authority of any Proceedings in Eminent Domain
SCHEDULE 4.11(g)	—	Tax Reduction Proceedings
SCHEDULE 4.12(a)	—	Intellectual Property
SCHEDULE 4.12(b)	—	Proprietary Software
SCHEDULE 4.12(c)	—	License Agreements
SCHEDULE 4.14	—	Employees as of September 20, 2005
SCHEDULE 4.15(a)	—	Plans
SCHEDULE 4.15(i)	—	Severance Pay, Unemployment Compensation and Benefits
SCHEDULE 4.15(j)	—	Claims Related to Any Plan

v

SCHEDULE 4.16	—	Environmental Matters
SCHEDULE 4.16(e)	—	Location of Hazardous Substances and Underground Storage Tanks
SCHEDULE 4.17	—	Labor Matters
SCHEDULE 4.18	—	Tax Matters
SCHEDULE 4.20	—	Insurance
SCHEDULE 5.03	—	Buyer Governmental Authorizations
SCHEDULE 5.07	—	Buyer Disclosed Liabilities
SCHEDULE 5.08	—	Buyer Litigation
SCHEDULE 9.01	—	Employees of Seller Not To Be Offered Employment by Buyer
SCHEDULE 10.02(i)	—	Buyer’s Required Consents
SCHEDULE 10.03(g)	—	Seller’s Required Consents

EXHIBITS
EXHIBIT 1.01(a)	—	Troon Estoppel Certificate
EXHIBIT 1.01(b)	—	Westin Estoppel Certificate
EXHIBIT 6.01	—	Form of Innisbrook 2006 Rental Pool Annual Lease Agreement
EXHIBIT 7.04	—	Reliance Letter from CWYP
EXHIBIT 10.02(b)	—	Form of Officer’s Certificate of Seller and General Partner of Parent
EXHIBIT 10.02(c)	—	Form of Bill of Sale
EXHIBIT 10.02(d)	—	Form of Assignment and Assumption Agreements
EXHIBIT 10.02(e)	—	Form of Deeds
EXHIBIT 10.02(f)	—	Form of Lease Agreements
EXHIBIT 10.02(h)	—	Form of 1445 Certificate
EXHIBIT 10.03(b)	—	Form of Officer’s Certificate of Buyer and Buyer’s Guarantor
EXHIBIT 10.03(e)	—	Form of Release Agreements

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of October 27, 2005 (the “Execution Date”), by and among (i) Golf Trust of America, Inc., a Maryland corporation (“GTA”), (ii) GTA-IB, LLC, a Florida limited liability company (the “Seller”), (iii) Golf Trust of America, L.P., a Delaware limited partnership and the indirect parent of Seller (the “Parent”), (iv) GTA-IB Golf Resort, LLC, a Florida limited liability company (the “Holding Company”), (v) GTA-IB Condominium, LLC, a Florida limited liability company (the “Condo Owner”), (vi) GTA-IB Management, LLC, a Florida limited liability company (the “Management Company”), (vii) CMI Financial Network, LLC, an Ohio limited liability company, or Nominee (as permitted herein) (the “Buyer”), and (viii) CMI Financial Network, LLC, an Ohio limited liability company, as Buyer’s guarantor in the event Nominee enters this Agreement as permitted herein (the “Buyer’s Guarantor”).

THE PARTIES ENTER INTO THIS AGREEMENT on the basis of the following facts, intentions and understandings:

A.                                   Buyer and Seller (or in the case of the Condo Property (as defined herein), Condo Owner, in the case of the GH Securities Stock Interests (as defined herein), Holding Company, and in the case of the Employees (as defined herein), Management Company) have approved, and deem it advisable to consummate the purchase of the Acquired Assets (as defined herein) by Buyer, which purchase is to be effected by the sale by Seller (or in the case of the Condo Property, Condo Owner, in the case of the GH Securities Stock Interests, Holding Company, and in the case of the Employees, Management Company) of all of the Acquired Assets to Buyer, subject to all of the liabilities pertaining to the Acquired Assets, and otherwise upon the terms and subject to the conditions set forth herein.

B.                                     Prior to the Execution Date, Buyer deposited with Chernett Wasserman Yarger & Pasternak, LLC, Buyer’s legal counsel (“CWYP”), cash in the amount of Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Original Deposit Amount”) as a deposit against the Purchase Price (as defined herein), which deposit was acknowledged by Seller.  In the event that Buyer waives Buyer’s rights or otherwise fails to terminate this Agreement pursuant to Section 2.08(f) hereof, Buyer shall cause CWYP to deposit the Original Deposit Amount with Chicago Title Insurance Company, located at 2701 Gateway Drive, Pompano Beach, Florida (the “Escrow Agent”), no later than 5:00 p.m. (Eastern time) on the last day of the Due Diligence Period (as defined herein).  In the event that Buyer elects the Extension (as defined herein) pursuant to Section 2.06 hereof, on the Extension Date (as defined herein), Buyer shall deposit with Escrow Agent cash in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Additional Deposit Amount”) and, if prior to the expiration of the Due Diligence Period, shall cause CWYP to deposit the Original Deposit Amount with Escrow Agent.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01                            Definitions.

The following terms, as used herein, have the following meanings (the use of the singular or the plural herein is not exclusive and the tenses may be used interchangeably as the context requires):

“Accounts Receivable” shall have the meaning set forth in Section 2.01(y) of this Agreement.

“Acquired Assets” shall have the meaning set forth in Section 2.01 of this Agreement.

“Acquisition Agreement” shall have the meaning set forth in Section 6.07(b) of this Agreement.

“Acquisition Proposal” shall have the meaning set forth in Section 6.07(a) of this Agreement.

“Action” shall have the meaning set forth in Section 11.03(a) of this Agreement.

“Additional Deposit Amount” shall have the meaning set forth in Recital B of this Agreement.

“Adjustment Date” shall have the meaning set forth in Section 2.07(c) of this Agreement.

“AEW” means AEW Targeted Securities Fund, L.P., a Delaware limited partnership.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Agreement” shall have the meaning set forth in the Preamble of this Agreement.

“Allocation” shall have the meaning set forth in Section 2.05(c) of this Agreement.

“Applicable Period” shall have the meaning set forth in Section 6.07(a) of this Agreement.

“Assignment and Assumption Agreements” shall have the meaning set forth in Section 10.02(d) of this Agreement.

“Assignment, Consent, Subordination and Nondisturbance Agreement” means that certain Assignment, Consent, Subordination and Nondisturbance Agreement dated as of July 15, 2004, by and among Seller, Parent and Westin.

“Assumed Liabilities” shall have the meaning set forth in Section 2.03 of this Agreement.

“Auditor” means Grant Thornton LLP, as independent auditor.

“Automatic Hotel Charges Settlement” means the settlement terms negotiated by Starwood and the Attorney General of the State of Florida, regarding the imposition of automatic or mandatory guest charges, including resort charges, and resolving plaintiffs’ claims in related private class action lawsuits brought against Starwood.

“Bill of Sale” shall have the meaning set forth in Section 10.02(c) of this Agreement.

“Business” means the business of operating the Resort, as conducted by Seller, Westin and Troon pursuant to the Westin Management Agreement and the Troon Management Agreement, respectively.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by applicable law or executive order to close or are otherwise generally closed.

“Buyer” shall have the meaning set forth in the Preamble of this Agreement.

“Buyer Indemnified Claims” shall have the meaning set forth in Section 11.02(b) of this Agreement.

“Buyer Parties” shall have the meaning set forth in Section 11.02(a) of this Agreement.

“Buyer’s Escrow Demand” shall have the meaning set forth in Section 3.02(b) of this Agreement.

“Buyer’s Guarantor” shall have the meaning set forth in the Preamble of this Agreement.

“Casualty Loss” shall have the meaning set forth in Section 13.01(a) of this Agreement.

“Change of Recommendation” shall have the meaning set forth in Section 6.07(c) of this Agreement.

“CKT” shall have the meaning set forth in Section 2.01(k) of this Agreement.

“Claims” means all claims within the meaning of such term in 11 U.S.C. Section 101(5) (provided that a right to an equitable remedy is considered a claim whether or not the breach gives rise to a right to payment), including, without limitation, causes of action, reclamation claims, mortgages, pledges, restrictions, hypothecations, charges, indentures, loan agreements, instruments, leases, licenses, options, rights of first refusal, contracts, offsets, recoupment, rights of recovery, judgments, orders, claims for reimbursement, contribution, indemnity or exoneration, and decrees of any court or foreign or domestic governmental entity, interests, products liability, fraud, fraudulent transfers, breach of fiduciary duty, alter-ego, environmental, successor liability, tax and other liabilities and claims, including Tax claims, in each case whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or immaterial, disputed or undisputed, or known or unknown, whether arising prior to, on, or subsequent to the Closing Date, whether imposed by agreement, understanding, law, equity or otherwise.

“Closing” shall have the meaning set forth in Section 2.06 of this Agreement.

“Closing Date” means the date of the Closing.

“Closing Transfer Amount” shall have the meaning set forth in Section 2.05(a) of this Agreement.

“Closing Date Working Capital” shall have the meaning set forth in Section 2.07(c) of this Agreement.

“CMI” means CMI Financial Network, LLC, an Ohio limited liability company.

“COBRA” shall have the meaning set forth in Section 9.01(d) of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Condo Owner” shall have the meaning set forth in the Preamble of this Agreement.

“Condo Property” shall have the meaning set forth in Section 2.01(i) of this Agreement.

“Condo Property Purchase Price” shall have the meaning set forth in Section 6.04 of this Agreement.

“Condominium Association” means Innisbrook Condominium Association, Inc., a Florida corporation not for profit.

“Confidential Information Memorandum” means the confidential information memorandum dated March 2005, provided to Buyer by Houlihan Lokey.

“Confidentiality Agreement” means the letter agreement dated as of September 12, 2005, between GTA and CMI Financial, LLC, binding upon CMI and Nominee, if any, as of September 12, 2005 pursuant to Section 13.03 hereof.

“Contracts” shall have the meaning set forth in Section 2.01(b) of this Agreement.

“CWYP” shall have the meaning set forth in Recital B of this Agreement.

“Damages” shall have the meaning set forth in Section 2.08(b) of this Agreement.

“Data Room” means the “Eagle Golf” workspace on www.intralinks.com.

“Declaration of Condominium” means that certain Declaration of Condominium of Innisbrook Condominium No. 23, a Condominium dated as of September 13, 1974, by Golf Host South, Inc.

“Deeds” shall have the meaning set forth in Section 10.02(e) of this Agreement.

“Defense and Escrow Agreement” means that certain Defense and Escrow Agreement dated as of July 15, 2004, by and among GHR, Seller, Parent, GTA and Escrow Agent.

“Demand” shall have the meaning set forth in Section 3.01(c) of this Agreement.

“Demanding Party” shall have the meaning set forth in Section 3.01(c) of this Agreement.

“Deposit Amount” means a deposit against the Purchase Price in the amount of Four Million Five Hundred Thousand Dollars ($4,500,000) in cash; provided, however, that in the event Buyer elects the Extension, the Additional Deposit Amount shall be included in the Deposit Amount and the Deposit Amount shall total Six Million Dollars ($6,000,000) from, and including, the Extension Date.

“Due Diligence Materials” shall have the meaning set forth in Section 2.08(c)(i) of this Agreement.

“Due Diligence Period” shall have the meaning set forth in Section 2.08(a) of this Agreement.

“Employees” means all active employees actively and solely dedicated to the operations of the Business employed by Seller or any of its Affiliates (but, for the avoidance of doubt, excluding any employees of Westin, Troon or any of their Affiliates), including, without limitation, any such employees on approved leaves of absence (whether vacation, family leave, workers’ compensation, short-term disability, maternity leave or otherwise) and the term “Employee” shall mean any of the foregoing such Employees.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations and rules, in each case as in effect on the Execution Date or as subsequently amended, that have as their purpose the protection of the environment or of human health or that relate to the transportation, handling, storage, use or exposure to Hazardous Substances, wastes or materials.

“Environmental Liabilities” means any Damages or obligations arising out of the ownership or operation of the Business or the ownership or operation of the Owned Real Property, to the extent based upon (i) a material violation of or liability under any Environmental Law, (ii) a failure to obtain, maintain or comply with any material Environmental Permit, directive, order or notice of violation under, or any requirement of, any material Environmental Law, (iii) a material Release of any Hazardous Substance at, on or under any Owned Real Property, or any environmental investigation, remediation, removal, clean-up or monitoring required under any Environmental Law or required by a Governmental Authority at, on or under any Owned Real Property, or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances generated by or otherwise used in the Business.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by any Environmental Law.

“Equipment” means all machinery, fixtures, furniture, supplies, accessories, materials, equipment, parts, automobiles, trucks, vehicles, golf carts, tooling, office equipment, furnishings and other similar items of personal property owned or leased by Seller which are used in connection with the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 4.15(a) of this Agreement.

“ERISA Plans” shall have the meaning set forth in Section 4.15(a) of this Agreement.

“Escrow Agent” shall have the meaning set forth in Recital B of this Agreement.

“Escrow Period” shall have the meaning set forth in Section 3.02(a) of this Agreement.

“Estimated Closing Date Working Capital” shall have the meaning set forth in Section 2.05(b) of this Agreement.

“Estimated Closing Date Working Capital Certificate” shall have the meaning set forth in Section 2.05(b) of this Agreement.

“Execution Date” shall have the meaning set forth in the Preamble of this Agreement.

“Extension” shall have the meaning set forth in Section 2.06 of this Agreement.

“Extension Date” shall have the meaning set forth in Section 2.06 of this Agreement.

“Fairness Opinion” shall have the meaning set forth in Section 6.05 of this Agreement.

“Final Board Approval” shall have the meaning set forth in Section 6.05 of this Agreement.

“Final Working Capital” shall have the meaning set forth in Section 2.07(d)(v) of this Agreement.

“GAAP” means the United States generally accepted accounting principles.

“GH Securities” means Golf Host Securities, Inc., a Florida corporation.

“GH Securities Stock Interests” shall have the meaning set forth in Section 2.01(r) of this Agreement.

“GHR” means Golf Host Resorts, LLC, a Colorado limited liability company, formerly known as Golf Host Resorts, Inc., a Colorado corporation.

“GHR Loan Agreement” means that certain Loan Agreement dated as of June 20, 1997, by and between GHR and Parent, as amended from time to time, including, without limitation, by amendment dated as of July 15, 2004, by and between Seller and Parent.

“Governmental Authority” means any national, federal, regional, state, provincial, municipal, foreign or multinational court or other governmental or regulatory authority, administrative body or government, department, board, body, tribunal, instrumentality or commission of competent jurisdiction respecting the Acquired Assets.

“GTA” shall have the meaning set forth in the Preamble of this Agreement.

“GTA Mortgage” means that certain Mortgage, Security Agreement and Fixture Filing with Assignment of Rents dated as of June 20, 1997, by and between GHR and Parent, as extended, amended, restated, consolidated or modified from time to time and recorded in the land records of Pinellas County, in Volume 9748 at Page 2292, and the related agreements, as amended, contemplated thereby and/or entered in furtherance thereof, including, without limitation, all corresponding promissory notes, deeds of trust, and loan agreements and, more specifically: (i) the rights of both the lender and the borrower under the GHR Loan Agreement, (ii) that certain Security Agreement dated as of June 20, 1997, by and between GHR and Parent, as extended, amended, restated, consolidated or modified from time to time, and (iii) any other related documents recorded in the public records of Pinellas County or Hillsborough County, Florida.

“GTA/Seller/Parent Indemnified Claims” shall have the meaning set forth in Section 11.02(a) of this Agreement.

“Hazardous Substance” means any pollutant, contaminant or any toxic, radioactive or otherwise hazardous substance, as such terms are regulated by, defined in, or identified pursuant to, any Environmental Law, (i) excluding petroleum and any petroleum products, chlorine, Freon, and any product related to golf course agronomy and maintenance, landscaping care and customary food preparation and (ii) including, without limitation, asbestos and polychlorinated biphenyls.

“Historical Balance Sheet” shall have the meaning set forth in Section 4.06 of this Agreement.

“Historical Financials” shall have the meaning set forth in Section 4.06 of this Agreement.

“Holding Company” shall have the meaning set forth in the Preamble of this Agreement.

“Houlihan Lokey” means Houlihan Lokey Howard & Zukin Capital, Inc.

“Improvements” shall have the meaning set forth in Section 2.01(n) of this Agreement.

“Indemnified Party” shall have the meaning set forth in Section 11.03(a) of this Agreement.

“Indemnifying Party” shall have the meaning set forth in Section 11.03(a) of this Agreement.

“Independent Accounting Firm” shall have the meaning set forth in Section 2.07(d)(iii) of this Agreement.

“Initial Board Approval” shall have the meaning set forth in Section 6.05 of this Agreement.

“Initial Closing Date” shall have the meaning set forth in Section 2.06 of this Agreement.

“Innisbrook Condominium” means those certain condominiums located at the Resort in Palm Harbor, Florida.

“Innisbrook Real Property” shall have the meaning set forth in Section 2.01(i) of this Agreement.

“Intangible Personal Property” shall have the meaning set forth in Section 2.01(p) of this Agreement.

“Intellectual Property” means any and all patents, copyrights, trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature owned by Seller, if any, together with any goodwill, registrations and applications relating to the foregoing and owned by Seller, if any; computer programs owned by Seller, if any, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, if any, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site, if any (collectively, “Software”); and confidential information, technology, know how, inventions, processes, formulae, algorithms, models and methodologies (such confidential items, collectively “Trade Secrets”), in each case as owned by Seller and held for use by Seller with respect to the Business, or used solely in the Business as currently conducted and any licenses to use any of the foregoing, or any other similar type of intellectual property right owned by Seller, if any.

“Knowledge of Buyer” or words of similar import means the actual knowledge, without inquiry, of the individuals set forth in Schedule 1.01(a) attached hereto.

“Knowledge of Seller” or words of similar import means the actual knowledge, without inquiry, of the individuals set forth in Schedule 1.01(b) attached hereto.

“Knowledge of Parent” or words of similar import means actual knowledge, without inquiry, of the individuals set forth in Schedule 1.01(c) attached hereto.

“Land Plans and Specifications” shall have the meaning set forth in Section 2.01(e) of this Agreement.

“Lease Assignments” shall have the meaning set forth in Section 10.02(f) of this Agreement.

“Leased Real Property” shall have the meaning set forth in Section 4.11(b) of this Agreement.

“Leases” shall have the meaning set forth in Section 4.11(b) of this Agreement.

“Liabilities” means all debts, liabilities, claims, demands, expenses, commitments and obligations (whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated), whether arising prior to, at or after the Closing.

“License Agreements” shall have the meaning set forth in Section 4.12(c) of this Agreement.

“Lien” means, with respect to any of the Acquired Assets, any mortgage, lien, pledge, charge, security interest, encumbrance, hypothecation, claim, lease, sublease, license, occupancy agreement, adverse interest, easement, encroachment, title defect, title retention agreement, voting trust agreement, option, right of first refusal or other restriction or limitation of any nature whatsoever in respect of such Acquired Asset.

“Management Company” shall have the meaning set forth in the Preamble of this Agreement.

“Material Adverse Effect” means any change, effect, event, violation, inaccuracy, circumstance, occurrence, state of facts or development that in the aggregate, when taken together with all other charges, effects, events, inaccuracies, occurrences, state of facts or developments occurring or existing at or about the same time, is or is reasonably likely to be materially adverse to (i) the Business or the Acquired Assets, (ii) the ability of any of GTA, Seller, Parent, Holding Company, Condo Owner or Management Company to perform any of their respective obligations pursuant to this Agreement, or (iii) prevent or materially delay the ability of any of GTA, Seller, Parent, Holding Company, Condo Owner or Management Company to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (A) changes affecting the United States economy (which changes or developments, in each case, do not disproportionately affect the Business in any material respect), (B) changes or developments in the industries in which the Business participates, including without limitation, the resort or golf business (which changes or developments, in each case, do not disproportionately affect the Business in any material respect), (C) changes in any zoning laws or decisions of any zoning authority affecting the Business, excepting only as may actually result in a material adverse change in the number of residential units approved for development on the Innisbrook Real Property pursuant to that certain letter received on January 15, 1998, by King Engineering from the Pinellas County Board of County Commissioners, Development Review Services Department, Pinellas County, (D)

changes in the weather and adverse atmospheric conditions, (E) changes resulting from political instability, acts of terrorism or war, (F) changes resulting from or arising out of the announcement of this Agreement or actions pursuant to (and required by) this Agreement, (G) any failure, in and of itself, by the Business to meet any internal or published projections, forecasts or revenue or earnings or bookings predictions for any period ending on or after the Execution Date (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be a Material Adverse Effect), or (H) any termination by Westin of the Westin Management Agreement or any termination by Troon of the Troon Management Agreement.

“Material Contracts” means those Contracts which involve payment or receipt by Seller or any of its Affiliates of amounts in excess of Five Hundred Thousand Dollars ($500,000) per annum or other Contracts that have a material impact on the Business.

“NASD” means the National Association of Securities Dealers, Inc.

“Net Working Capital” shall have the meaning set forth in Section 2.07(a) of this Agreement.

“Nominee” means a controlled Subsidiary of CMI, (i) created for the single purpose of consummating the purchase of the Acquired Assets and the assumption of the Assumed Liabilities pursuant to this Agreement, (ii) owned by CMI, certain controlled Affiliates of CMI and/or certain principals of CMI, and (iii) controlled by CMI, certain controlled Affiliates of CMI and/or certain principals of CMI.  For purposes of this Agreement, no Person shall become the Nominee unless and until such Person executes an assignment and assumption agreement by and among CMI, Nominee, GTA, Seller, Parent, Holding Company, Condo Owner and Management Company, and agreed as to Article 3 hereof by Escrow Agent, in a form approved by Seller whereby Nominee assumes all of the obligations of Buyer under this Agreement and Buyer and Nominee shall be jointly and severally liable to Seller and its Affiliates under this Agreement.

“Non-Material” shall have the meaning set forth in Section 13.01(c) of this Agreement.

“Objection Notice” shall have the meaning set forth in Section 2.07(d)(i) of this Agreement.

“Operational Benefits Agreement” means that certain Operational Benefits Agreement dated as of July 15, 2004, by and among GHR, Golf Hosts, Inc., a Florida corporation, Seller and Parent.

“Original Deposit Amount” shall have the meaning set forth in Recital B of this Agreement.

“Owned Real Property” shall have the meaning set forth in Section 4.11(a) of this Agreement.

“Parcel F” means the parcel of real property more particularly described in Schedule 1.01(d) attached hereto.

“Parcel F Development Agreement” means that certain Parcel F Development Agreement dated as of March 29, 2004, by and among GHR, Parent and Innisbrook F, LLC (formerly known as Bayfair Innisbrook, L.L.C.), as amended from time to time, including, without limitation, by amendments dated as of March 11, 2005 and August 10, 2005.

“Parcel F Memorandum of Agreement” means that certain Parcel F Memorandum of Agreement dated as of July 15, 2004, by and between GHR, Parent, Seller and GTA.

“Parcel J-4” shall have the meaning set forth in Section 2.01(j) of this Agreement.

“Parcel J-4 Lease” shall have the meaning set forth in Section 2.01(j) of this Agreement.

“Parcels J-1 and J-2” shall have the meaning set forth in Section 2.01(k) of this Agreement.

“Parcel K” shall have the meaning set forth in Section 2.01(k) of this Agreement.

“Parcel Rights” shall have the meaning set forth in Section 2.01(k) of this Agreement.

“Parent” shall have the meaning set forth in the Preamble of this Agreement.

“PBGC” shall have the meaning set forth in Section 4.15(c) of this Agreement.

“Permits” means licenses, permits, approvals, registrations, waivers, exemptions, consents, authorizations, qualifications under or from any federal, state, local or foreign laws or Governmental Authorities pertaining to the Business or the Real Property.

“Permitted Liens” means (i) Liens set forth in Schedule 1.01(e) attached hereto, (ii) mechanic’s, laborer’s, materialmen’s, repairmen’s and other similar liens not yet due and payable or being contested in good faith, in each case, to the extent that adequate reserves have been made on the Unaudited Balance Sheet in accordance with GAAP, (iii) Liens relating to any financing or leasing arrangement relating to any Intangible Personal Property or Tangible Personal Property transferred to Buyer pursuant to Section 2.01 hereof, (iv) imperfections of title, easements and zoning restrictions, if any, which, individually or in the aggregate with other such matters, do not materially detract from the value or marketability of the property subject thereto or interfere with the uses and purposes to which such property is currently employed or materially impair the operations of Seller or Parent and which have arisen only in the ordinary course of business and are generally consistent with past practice, (v) Liens pursuant to the Assignment, Consent, Subordination and Nondisturbance Agreement, and (vi) all Permitted Title Exceptions.

“Permitted Title Exceptions” shall have the meaning set forth in Section 2.08(e)(i) of this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Phase I Environmental Site Assessments” means Phase I environmental reports of the Owned Real Property prepared by a certified environmental testing company.

“Phase II Environmental Site Assessments” means Phase II environmental reports of the Owned Real Property prepared by a certified environmental testing company.

“Pinellas County Land” shall have the meaning set forth in Section 2.01(l) of this Agreement.

“Pinellas County Rights” shall have the meaning set forth in Section 2.01(l) of this Agreement.

“Plan of Liquidation” means GTA’s liquidation plan, as described in the proxy statement on Schedule 14A filed on March 14, 2001, by GTA with the Securities and Exchange Commission, as amended.

“Plans” shall have the meaning set forth in Section 4.15(a) of this Agreement.

“Pre-Closing Environmental Liabilities” means any Environmental Liabilities to the extent arising out of the ownership, operation or condition of any of the Business or the Real Property on or at any time prior to the Closing Date.

“Property Information” shall have the meaning set forth in Section 2.08(c)(ii) of this Agreement.

“Proposed Allocation” shall have the meaning set forth in Section 2.05(c) of this Agreement.

“Proprietary Software” shall have the meaning set forth in Section 4.12(b) of this Agreement.

“Purchase Price” shall have the meaning set forth in Section 2.05(a) of this Agreement.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Release” means the presence of or any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Substances not permitted by prevailing and applicable Environmental Laws or Environmental Permits, in or into air, soil, water or groundwater at the Owned Real Property.

“Release Agreements” shall have the meaning set forth in Section 10.03(e) of this Agreement.

“Rental Pool Agreement” means that certain Amended and Restated Innisbrook Rental Pool Master Lease Agreement dated as of January 1, 2004, by and among certain lessors and GHR, as lessee (as assigned to Seller as of July 15, 2004), including, without limitation, that certain Amended and Restated First Addendum dated as of January 1, 2004, and as supplemented, without limitation, by the Innisbrook 2005 Rental Pool Annual Lease Agreement effective as of October 15, 2004, by and among Seller and certain lessors, and the Innisbrook 2006 Rental Pool Annual Lease Agreement effective as of October 1, 2005, by and among Seller and certain lessors.

“Required Consents” means consents related to Material Contracts, including, without limitation, those set forth in Schedule 1.01(f).

“Resort” means the Westin Innisbrook Golf Resort located at 36750 U.S. Highway 19N, Palm Harbor, Florida.

“Retained Assets” shall have the meaning set forth in Section 2.02 of this Agreement.

“Retained Liabilities” shall have the meaning set forth in Section 2.04 of this Agreement.

“Scope of Work” shall have the meaning set forth in Section 2.08(a) of this Agreement.

“Seller” shall have the meaning set forth in the Preamble of this Agreement.

“Seller Parties” shall have the meaning set forth in Section 2.08(b) of this Agreement.

“Seller Released Parties” shall have the meaning set forth in Section 5.11(b) of this Agreement.

“Seller’s Escrow Amount” shall have the meaning set forth in Section 2.05(a) of this Agreement.

“Separate Condo Closing” shall have the meaning set forth in Section 6.04 of this Agreement.

“Software” shall have the meaning set forth in the definition of “Intellectual Property” in this Section 1.01.

“Starwood” means Starwood Hotels & Resorts Worldwide, Inc.

“Statement of the Closing Date Working Capital” shall have the meaning set forth in Section 2.07(c) of this Agreement.

“Subsidiary,” or, in the plural, “Subsidiaries,” means, with respect to any Person, any corporation, limited liability company or other organization, whether incorporated or unincorporated, of which (a) fifty percent (50%) or more of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) such Person or any other Subsidiary of such Person is a general partner, excluding any such partnership where such Person or any

Subsidiary of such party does not have fifty percent (50%) or more of the voting interests in such partnership.

“Superior Proposal” shall have the meaning set forth in Section 6.07(c) of this Agreement.

“Survey” shall have the meaning set forth in Section 2.08(d) of this Agreement.

“Taking” shall have the meaning set forth in Section 13.01(b) of this Agreement.

“Tangible Personal Property” shall have the meaning set forth in Section 2.01(o) of this Agreement.

“Target Working Capital” shall have the meaning set forth in Section 2.07(b) of this Agreement.

“Tax” means any tax, duty, fee, assessment or similar charge of any nature whatsoever imposed by any government or taxing authority, domestic or foreign, including, without limitation, any gross or net income, gross or net receipts, minimum, sales, use, ad valorem, value added, stamp, transfer, franchise, withholding, payroll, employment, excise, occupation, premium or property tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto.

“Tax Returns” means all United States federal, state, local and foreign returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amendments thereof.

“Termination Date” shall have the meaning set forth in Section 2.06 of this Agreement.

“Termination Fee” shall have the meaning set forth in Section 12.02(b) of this Agreement.

“Third Party Action” shall have the meaning set forth in Section 11.03(b) of this Agreement.

“Title Commitment” means both (i) that certain Chicago Title Insurance Company ALTA Commitment (Number 300507607) dated as of June 1, 2005, and (ii) that certain Chicago Title Insurance Company ALTA Commitment (Number 300507605) dated as of June 1, 2005.

“Title Company” shall have the meaning set forth in Section 10.02(g) of this Agreement.

“Title Insurance Policies” shall have the meaning set forth in Section 10.02(g) of this Agreement.

“Title Objection Notice” shall have the meaning set forth in Section 2.08(e)(i) of this Agreement.

“Title Policy” shall have the meaning set forth in Section 10.02(g) of this Agreement.

“Title Report” shall have the meaning set forth in Section 2.08(d) of this Agreement.

“Total Current Assets” shall have the meaning set forth in Schedule 1.01(g) attached hereto.

“Total Current Liabilities” shall have the meaning set forth in Schedule 1.01(h) attached hereto.

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property” in this Section 1.01.

“Transferred Employees” shall have the meaning set forth in Section 9.01(a) of this Agreement.

“Troon” means Troon Golf L.L.C., a Delaware limited liability company.

“Troon Estoppel Certificate” means that certain estoppel certificate contemplated to be executed and delivered by Troon pursuant to Section 14.02 of the Troon Management Agreement, in the form of Exhibit 1.01(a) attached hereto.

“Troon Institute Lease Agreement” means that certain Lease Agreement dated as of July 15, 2004, by and between Seller and GHR.

“Troon Management Agreement” means that certain Facility Management Agreement for the Resort dated as of July 15, 2004, by and among Troon, Westin and Seller.

“Unaudited Balance Sheet” shall have the meaning set forth in Section 4.06 of this Agreement.

“Unaudited Income Statement” shall have the meaning set forth in Section 4.06 of this Agreement.

“Unrestricted Cash” means all cash and cash equivalents of Seller, any of its Affiliates or the Business with the exception of the house bank cash and the cash held in escrow for the Condo Property.

“Wall Springs Land” shall have the meaning set forth in Section 2.01(m) of this Agreement.

“Wall Springs Rights” shall have the meaning set forth in Section 2.01(m) of this Agreement.

“WARN” shall have the meaning set forth in Section 4.17(b) of this Agreement.

“Warranties and Guarantees” shall have the meaning set forth in Section 2.01(f) of this Agreement.

“Westin” means Westin Management Company South, a Delaware corporation.

“Westin Estoppel Certificate” means that certain estoppel certificate contemplated to be executed and delivered by Westin pursuant to Section 6.3 of the Westin Management Agreement, in the form of Exhibit 1.01(b) attached hereto.

“Westin Management Agreement” means that certain Management Agreement dated as of July 15, 2004, by and between Westin and Seller.

ARTICLE 2

PURCHASE AND SALE

Section 2.01                            Sale and Transfer of Assets.

Upon the terms and subject to the conditions of this Agreement, Seller (or, in the case of the Condo Property, Condo Owner, in the case of the GH Securities Stock Interests, Holding Company, and in the case of the Employees, Management Company) agrees to sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller (or, in the case of the Condo Property, Condo Owner, in the case of the GH Securities Stock Interests, Holding Company, and in the case of the Employees, Management Company), all of Seller’s (or, in the case of the Condo Property, Condo Owner’s, in the case of the GH Securities Stock Interests, Holding Company’s, and in the case of the Employees, Management Company’s) right, title and interest in and to the following property, excluding the Retained Assets (collectively, the “Acquired Assets”), together with the related Liabilities:

(a)                                  all transferable and assignable rights and benefits of Seller under contracts, purchase orders, proposals or bids relating to the Business, including, without limitation, the rights and benefits of Seller under and pursuant to the Parcel F Development Agreement;

(b)                                 all transferable and assignable rights of Seller under all contracts and agreements written or oral pertaining to the operation of the Business in the ordinary course or related to the Acquired Assets, including, without limitation, (i) the Westin Management Agreement, (ii) the Troon Management Agreement, (iii) the letter agreement dated as of August 9, 2005, by and between Starwood and GTA, regarding GTA’s and its Affiliates’ participation in the Automatic Hotel Charges Settlement, (iv) the Defense and Escrow Agreement, (v) the Operational Benefits Agreement, (vi) the Troon Institute Lease Agreement, (vii) the Assignment, Consent, Subordination and Nondisturbance Agreement, (viii) the Parcel F Memorandum of Agreement, (ix) the Parcel F Development Agreement, (x) the Parcel J-4 Lease, (xi) any rental pool agreements, including, without limitation, the Rental Pool Agreement, (xii) any agreements relating to the advertising of the Business, and (xiii) any and all employment contracts of Employees, membership agreements, equipment leases, guaranties, pledge agreements, contribution agreements, service contracts and any and all other such agreements, as described in Schedule 2.01(b) attached hereto (all contracts and agreements described in this Section 2.01(b) are collectively referred to as the “Contracts”);

(c)                                  all transferable and assignable licenses (including, without limitation, liquor licenses), Permits, certificates of occupancy and rights under Permits, approvals, and allocations issued or approved by a Governmental Authority relating to the Real Property or the Business and the operation thereof and other similar documents described in Schedule 2.01(c) attached hereto, in each case to the extent transferable pursuant to applicable law and subject to all regulatory or other approvals required by any Governmental Authority in respect thereto;

(d)                                 all transferable and assignable agreements, Permits, variances and approvals relating to the development of any of the Real Property, in each case to the extent transferable pursuant to applicable law and subject to all regulatory or other approvals required by any Governmental Authority in respect thereto;

(e)                                  all transferable surveys, plans, maps, specifications, drawings and other similar documents relating to the Owned Real Property and owned by Seller (the “Land Plans and Specifications”);

(f)                                    all transferable and assignable guarantees, Permits and warranties issued in connection with (i) the construction, operation, use, improvement, alteration or repair of the Tangible Personal Property and the Improvements, and (ii) the purchase or repair of any Tangible Personal Property or Improvements (the “Warranties and Guaranties”);

(g)                                 all books, files and records of Seller relating to the Business, the Acquired Assets or Assumed Liabilities, including, without limitation, the following to the extent owned or licensed by Seller, transferable and assignable: management information systems or software owned by Seller, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, personnel and employment records, customer lists, vendor lists, catalogs, research material, URLs, source codes, technical information, trade secrets, technology, know-how, specifications, designs, drawings, processes, and quality control data, if any, and any other intangible property and applications for the same;

(h)                                 all Leased Real Property;

(i)                                     all Owned Real Property (including, without limitation, (i) the real property on which the Resort and three and one-half (3½) eighteen (18) hole golf courses are located, but not that certain one half (½) (or nine (9) holes) of one such eighteen (18) hole golf course located at the Resort that is the subject of the Pinellas County Rights (as defined herein) (the “Innisbrook Real Property”), (ii) those certain three (3) condominium properties located at the Resort and commonly known as Unit 301 in Building 15, Unit 104 in Building 20 and Unit 103 in Building 28 of the Innisbrook Condominiums (the “Condo Property”) (each of (i) and (ii) as more particularly described in Schedule 2.01(i)(1) attached hereto), and (iii) that certain linen closet commonly described as Unit 115 in Building 28 of the Innisbrook Condominiums as more particularly described in Schedule 2.01(i)(2) attached hereto) and Condo Owner’s right to all accrued but unpaid rental pool or other distributions, if any, relating to the Condo Property;

(j)                                     all transferable and assignable right, title and interest in and to that certain 0.6 acre tract, more particularly depicted in Schedule 2.01(j) attached hereto (“Parcel J-4”), within the property commonly referred to as Parcel J and contiguous to the eastern gatehouse of the Resort, to be leased (the “Parcel J-4 Lease”) to Parcel F, L.L.C., a Florida limited liability company, upon sale of Parcel F as contemplated by the Amended and Restated Agreement for

Sale and Purchase of Real Property – Parcel F dated as of June 29, 2004, by and between GHR and Parcel F, L.L.C. and the Parcel F Development Agreement;

(k)                                  all transferable and assignable right, title and interest in and to any and all contractual, real property or other rights or benefits of Seller and its Affiliates, including Condo Owner, relating to: (i) the property commonly referred to as Parcels J-1 and J-2, as such properties are further described in that certain Agreement for Sale and Purchase of Real Property – Multi-Family Sites last dated November 6, 2000, by and between GHR and CKT Development Co., a Florida corporation (“CKT”) (“Parcels J-1 and J-2”), and (ii) the property commonly referred to as Parcel K, as such property is further described in that certain Agreement for Sale and Purchase of Real Property – Multi-Family Sites dated as of June 19, 1998, by and between GHR and CKT (“Parcel K”), which contractual, real property or other rights or benefits are listed in Schedule 2.01(k) attached hereto (collectively, the “Parcel Rights”);

(l)                                     all transferable and assignable right, title and interest in and to any and all contractual, real property or other rights or benefits of Seller and its Affiliates, including Condo Owner, solely relating to any portion of that certain real property owned by Pinellas County, Florida in Schedule 2.01(l) attached hereto (the “Pinellas County Land”), which contractual, real property or other rights or benefits are set forth in Schedule 2.01(l) attached hereto, including, without limitation, those certain easements (including, without limitation, the exclusive easement to and for the benefit of Seller for the purposes of enabling Seller to construct, operate, maintain, repair and replace nine (9) holes of a golf course) and other rights set forth in that certain Agreement for Effluent Disposal dated as of April 30, 1973, by and between Golf Host South, Inc., a Florida corporation (succeeded by GHR by merger), and Pinellas County, as amended from time to time, including, without limitation, by the amendments thereto dated as of January 28, 1997 and March 29, 2001, by and between GHR and Pinellas County (all such right, title and interest collectively, the “Pinellas County Rights”);

(m)                               all transferable and assignable right, title and interest in and to any and all contractual, real property or other rights or benefits of Seller and its Affiliates, including Condo Owner, solely relating to any portion of that certain real property which is owned (or previously owned) by Wall Springs Conservatory, Inc. and located adjacent to part of the Real Property, as such real property is described more particularly in Schedule 2.01(m) attached hereto (the “Wall Springs Land”), which contractual, real property or other rights or benefits are set forth in Schedule 2.01(m), including, without limitation, those certain easements (including, without limitation, the easements over and across the Wall Springs Land relating to, among other matters, drainage matters, cart paths and utility installations) and other rights set forth in that certain Easements and Development Agreement dated as of February 11, 1997, by and between GHR and Wall Springs Conservatory, Inc., as amended and/or restated (all such right, title and interest collectively, the “Wall Springs Rights”);

(n)                                 all improvements located on the Owned Real Property, including, without limitation, the driving ranges, putting greens, tees, fairways, cart paths, clubhouse facilities, snack bars, restaurants, pro shops, buildings, structures, parking lots, roadways, landscaping, fixtures and other improvements located on the Owned Real Property (collectively, the “Improvements”);

(o)                                 all transferable and assignable items of tangible personal property and fixtures owned, leased or used by Seller and located on or used in connection with the maintenance, operation and/or management of the Business and the Owned Real Property and the golf courses located thereon commonly known as Copperhead, Island, and Highlands North and South Golf Courses, including, without limitation, inventory, machinery, equipment, furniture, furnishings, movable walls or partitions, phone, utility, electrical, mechanical, HVAC, plumbing, refrigeration, security and other control systems, restaurant equipment, computers, trade fixtures, golf carts, golf course operation and maintenance equipment (including pump stations, generators and irrigation transfer lines), valves or rotors, driving range equipment, athletic training equipment, office equipment or machines, antiques, other decorations, and equipment or machinery of every kind or nature located on or used in connection with the operation of the Real Property, whether on or off-site, including all warranties and guaranties associated therewith (collectively, the “Tangible Personal Property”) (A non-exclusive schedule of the Tangible Personal Property as of September 30, 2005 is attached hereto as Schedule 2.01(o).);

(p)                                 all transferable and assignable items of intangible personal property owned by Seller and used in connection with the construction, ownership, operation, leasing or maintenance of the Real Property and the golf courses located thereon and commonly known as Copperhead, Island, and Highlands North and South Golf Courses or the Tangible Personal Property related thereto, including, without limitation, all goodwill attributed to the Owned Real Property, and any and all exclusive rights to trademarks, copyrights, tradenames, guarantees, authorizations, general intangibles, business records, plans and specifications, surveys, licenses, Permits and approvals with respect to the construction, ownership, operation, leasing or maintenance of the Real Property, any unpaid award for taking by condemnation or any damage to the Owned Real Property or Tangible Personal Property, excluding any of the aforesaid rights that Buyer elects not to acquire by written notice to Seller delivered prior to the expiration of the Due Diligence Period (collectively, the “Intangible Personal Property”) (A non-exclusive schedule of the Intangible Personal Property as of June 30, 2005 is attached hereto as Schedule 2.01(p).);

(q)                                 all keys, security codes, passwords and combinations to the Real Property, the Tangible Personal Property and the Improvements;

(r)                                    all of Holding Company’s direct or indirect ownership interest in GH Securities (the “GH Securities Stock Interests”);

(s)                                  all transferable and assignable Intellectual Property relating to the operation of the Business or the Acquired Assets, excluding any and all rights to any name representing the legal entity (i) GTA or any of its Subsidiaries or Affiliates, other than GH Securities, (ii) Westin, except to the extent expressly permitted by the Westin Management Agreement, or (iii) Troon, except to the extent expressly permitted by the Troon Management Agreement;

(t)                                    all transferable and assignable advertising or promotional materials related to or used in connection with the Acquired Assets or the Business;

(u)                                 all transferable rights to the telephone numbers (and related directory listings) used in connection with the Business or the Acquired Assets;

(v)                                 subject to Sections 2.05(f) and 2.07 hereof, all transferable security deposits, earnest deposits, and all other forms of security placed with Seller or any of its Affiliates related to the Business for the performance of a contract or agreement which otherwise constitutes a portion of the Acquired Assets which Seller has not drawn upon prior to the Closing Date;

(w)                               any transferable goodwill in or arising from the Acquired Assets and the Business;

(x)                                   all of Seller’s, Condo Owner’s or any of their Affiliates’ transferable and assignable right, title and interest with respect to any and all insurance policies related to the Acquired Assets and the Business set forth in Schedule 4.20 attached hereto under the heading “The following insurance policies shall be transferred to Buyer to the extent transferable and/or assignable”, including any net proceeds or net premium refunds accrued and payable thereunder after the Closing Date; provided, however, that neither Seller, Condo Owner nor any of their Affiliates shall have any obligation to maintain any insurance with respect to the Acquired Assets or the Business after the Closing Date nor any obligation to transfer any insurance related to (i) Parent, Seller or Condo Owner in general, (ii) any Retained Assets, or (iii) any Retained Liabilities; provided, further, that (w) after the Closing Seller and any of its Affiliates, as applicable, shall retain the right, and Buyer shall agree to Seller and any of its Affiliates, as applicable, retaining the right, to make any claims under any of the insurance policies transferred to Buyer pursuant to this Section 2.01(x), (x) Buyer shall add Seller and any of its Affiliates, as applicable, as an additional insured to each insurance policy transferred to Buyer pursuant to this Section 2.01(x), (y) Buyer shall neither terminate nor agree to terms less favorable under, and shall act in conformance with the terms of, any insurance policy transferred to Buyer pursuant to this Section 2.01(x) prior to the expiration of each such insurance policy’s current term as of the Closing Date, and (z) Buyer shall use commercially reasonable efforts to cooperate with Seller or any of its Affiliates, as applicable, to file, defend and/or obtain any claims to the benefit of Seller or any of its Affiliates, as applicable, under any of the insurance policies transferred to Buyer pursuant to this Section 2.01(x);

(y)                                 subject to Sections 2.05(f) and 2.07 hereof, all accounts receivable, notes receivable, loans receivable, advances, letters of credit and other rights to receive payments of the Business arising after the Closing Date (collectively, “Accounts Receivable”);

(z)                                   subject to Sections 2.05(f) and 2.07 hereof, all prepaid expenses or deposits of the Business; and

(aa)                            all other transferable assets and properties owned by Seller or any of its Affiliates used primarily in connection with the Business.

Section 2.02                            Retained Assets.

Notwithstanding Section 2.01 hereof or anything else in this Agreement to the contrary, all of Seller’s and its Affiliates’ right, title and interest in and to the following properties, assets and rights shall be excluded from the Acquired Assets and not sold or assigned to Buyer and shall be retained by Seller or any of its Affiliates for the period accruing prior to and after the Closing Date (collectively, the “Retained Assets”):

(a)                                  Unrestricted Cash;

(b)                                 all non-assignable or non-transferable Permits of the Business (to the extent the parties are unable to obtain the required consent to the assignment of any such Permit);

(c)                                  any claims arising out of any Retained Assets or Retained Liabilities, including, without limitation, that certain action filed by Seller to contest the property tax assessment for 2004 issued by Pinellas County in connection with the Resort as described in Schedule 2.02(g) attached hereto and any future actions filed by Seller, if any, relating to the property tax assessment for 2005 by Pinellas County in connection with the Resort;

(d)                                 Seller’s right to payments from Aon Corporation in the total amount of Four Thousand Six Hundred Forty Dollars and Sixty-Two Cents ($4,640.62) pursuant to that certain General Release dated as of July 12, 2005, by and between Seller and Aon Corporation;

(e)                                  any asset of Seller or any of its Affiliates not used in connection with the Business, including, without limitation, all books, files, records and related documents and materials of Seller and any of its Affiliates not related to the Business;

(f)                                    all personal property owned by any Employee or any employee of Westin or Troon, including certain printers, docking stations and fitness equipment, and the furniture and computer equipment in the owner’s office at the Resort set forth in Schedule 2.02(f), including, without limitation, the laptop and Blackberry used by Keith Wilt; and

(g)                                 the assets set forth in Schedule 2.02(g) attached hereto.

In the event of a conflict between the definition of “Acquired Assets” and the definition of “Retained Assets”, the definition of “Retained Assets” shall control.

Section 2.03                            Assumed Liabilities.

Subject to the terms and conditions set forth in this Agreement and excluding the Retained Liabilities (as defined herein), on the Closing Date, Buyer shall assume all the Liabilities of the Business and the Liabilities of the Acquired Assets that have not been paid, performed or discharged in full as of the Closing (as defined herein) and shall be solely and exclusively liable with respect to, and shall pay, perform or discharge, indemnify, defend and hold harmless Seller, Parent and their Affiliates, including Condo Owner, against any loss, liability, damage or expense arising from all Liabilities of the Business and Liabilities of the Acquired Assets (collectively, the “Assumed Liabilities”), including, without limitation, those Liabilities set forth below:

(a)                                  all Liabilities arising from or relating to the Acquired Assets;

(b)                                 all Liabilities that Buyer and its Affiliates have expressly agreed to retain, pay for or be responsible for pursuant to this Agreement;

(c)                                  all Liabilities of the Business arising out of the conduct of the Business at any time on, prior to or after the Closing, except to the extent expressly retained by Seller as Retained Liabilities pursuant to this Agreement;

(d)                                 all Liabilities relating to any fees and expenses of Buyer or any of its Affiliates incurred in connection with this Agreement, including, without limitation, any fees or expenses of counsel to Buyer and its Affiliates;

(e)                                  subject to Sections 2.05(f) and 2.07 hereof and except as provided in Section 8.03 hereof, all Liabilities for Taxes arising out of the Business or any of the Acquired Assets attributable to any period (or portion thereof) ending after or on the Closing;

(f)                                    all Liabilities to any Employee arising on or after the Closing, including, without limitation, all Liabilities under the Plans and all other employee benefit plans maintained applicable to any of the Employees under WARN or COBRA (or similar state or local laws) and all Liabilities to any Westin or Troon employee resulting from the sale of the Resort pursuant to this Agreement or arising on or after the Closing;

(g)                                 all Liabilities arising from the Contracts, including, without limitation, (i) the Westin Management Agreement, including, without limitation, Sections 4.4 and 4.7.2 therein, (ii) the Troon Management Agreement, including, without limitation, Section 7.03 therein, (iii) the Rental Pool Agreement, including, without limitation, liability for any payments to be made after the Closing Date to any lessor thereunder regarding certain completed refurbishments, (iv) the letter agreement dated as of August 9, 2005, by and between Starwood and GTA, regarding GTA’s and its Affiliates’ participation in the Automatic Hotel Charges Settlement, (v) any Contracts relating to the advertising of the Business, and (vi) all Liabilities arising upon or in connection with (A) the transfer, assumption and/or assignment of any or all of the Contracts, (B) the sale of the Business, the Real Property and/or the Acquired Assets or any portion thereof, or (C) the termination of any or all of the Contracts;

(h)                                 all Liabilities arising from the Parcel F litigation set forth in Schedule 4.09 attached hereto, all Liabilities of GTA or any of its Affiliates arising from the Automatic Hotel Charges Settlement, and all litigation, arbitration proceedings or claims arising from the conduct of the Business, the Acquired Assets or the Assumed Liabilities at or after the Closing;

(i)                                     all Liabilities relating to the Business or any of the Acquired Assets and/or any services which are performed by the Business which are Pre-Closing Environmental Liabilities or which constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of, or noncompliance with, any applicable law, including, without limitation, any law relating to employment, workers’ compensation, occupational health and safety, occupational disease, occupational injury, toxic tort or Environmental Law, in each case arising from or based on conduct, or a failure to act, occurring at any time other than during the period of Seller’s title to the related Acquired Assets;

(j)                                     all Liabilities for death, personal injury, other injury to persons or property damage relating to, resulting from, caused by or arising out of, directly or indirectly, use of or exposure to any of the Acquired Assets or products, or any part or component serviced, distributed, leased or sold by or on behalf of the Business, or services performed by the Business, at or after the Closing, including, without limitation, any such Liabilities based on negligence, strict liability, product liability, design or manufacturing defect, conspiracy, failure to warn, or breach of express or implied warranties of merchantability or fitness for any purpose or use, or any allegations concerning any of the foregoing;

(k)                                  all Liabilities relating to any agreement or arrangement transferred to or acquired by Buyer pursuant to this Agreement which requires payments to be made or benefits to be given upon or after the Closing, including, without limitation, any Liability accruing with respect to any time period on or prior to the Closing Date;

(l)                                     any premiums, reinsurance payments, payments under reimbursement contracts or other adjustments under any insurance policy maintained for the benefit of the Business;

(m)                               subject to Sections 2.05(f) and 2.07 hereof, any premiums, reinsurance payments, payments under reimbursement contracts or other adjustments under any insurance policy maintained for the benefit of the Business accruing with respect to any time period ending after, on or prior to the Closing Date and/or due on or after the Closing Date;

(n)                                 any and all Liabilities arising out of the Contracts, including any Liability accruing with respect to any time period on or prior to the Closing Date;

(o)                                 all Liabilities arising out of or related to any Liens not expressly retained by Seller pursuant to Section 2.04 hereof, including, without limitation, the Loan Agreement, dated as of July 15, 2004, by and between Elk Funding, L.L.C. and Parent, regarding a promissory note in the amount of Seven Hundred Thousand Dollars ($700,000) in the name of Parent secured by the lien of that certain Assignment of Defense and Escrow Agreement dated as of July 15, 2004, by and between Parent and Elk Funding, L.L.C. assigning all of the right, title, interest and estate of Parent in the Defense and Escrow Agreement to Elk Funding, L.L.C.;

(p)                                 notwithstanding anything to the contrary in this Agreement, all current Liabilities on the Statement of the Closing Date Working Capital, subject to the adjustment thereof pursuant to Section 2.07 hereof, whether or not such Liabilities are similar in nature, type or magnitude to the Liabilities reflected on the Unaudited Balance Sheet; and

(q)                                 all Liabilities set forth in Schedule 2.03(q) attached hereto.

Section 2.04                            Retained Liabilities.

Notwithstanding anything in this Agreement to the contrary and excluding the Assumed Liabilities (unless otherwise specified below), Buyer shall not assume, and shall not be deemed to have assumed, and Seller and its Affiliates shall be solely and exclusively liable with respect to, and shall pay, perform or discharge, indemnify, defend and hold harmless Buyer and its

Affiliates against, any loss, liability, damage or expense arising from those certain specified Liabilities of Seller set forth below (collectively, the “Retained Liabilities”):

(a)                                  all Liabilities solely relating to the Retained Assets;

(b)                                 all Liabilities that Seller and its Affiliates have expressly agreed to retain, pay for or be responsible for, as particularly set forth in this Agreement;

(c)                                  all Liabilities relating to any professional fees and expenses of Seller or any of its Affiliates incurred in connection with this Agreement, including any fees or expenses of legal counsel to Seller and fees and expenses of Houlihan Lokey or any of its Affiliates;

(d)                                 any Liabilities arising from the pending litigation set forth in Schedule 4.09, excluding the Liabilities assumed by Buyer pursuant to Section 2.03(h) hereof;

(e)                                  subject to Sections 2.05(f) and 2.07 hereof and except as provided in Section 8.03 hereof, all Liabilities for Taxes arising out of the Business or any of the Acquired Assets attributable to any period (or portion thereof) ending on or prior to the Closing;

(f)                                    any retrospective premiums, reinsurance payments, payments under reimbursement contracts or other adjustments under any insurance policy covering any Retained Liability;

(g)                                 all Liabilities relating to any agreement or arrangement not transferred to or acquired by Buyer pursuant to this Agreement which requires payments to be made or benefits to be given upon or after the Closing;

(h)                                 subject to Sections 2.05(f) and 2.07 hereof and except as otherwise expressly assumed by Buyer pursuant to this Agreement, all Liabilities to Employees or former employees of the Business, including, without limitation, all Liabilities under the Plans and all other employee benefit plans maintained by Seller or any of its Affiliates;

(i)                                     subject to Sections 2.05(f) and 2.07 hereof and except as otherwise expressly assumed by Buyer pursuant to this Agreement, all Liabilities of GH Securities attributable to any period (or portion thereof) ending on or prior to the Closing; and

(j)                                     all Liabilities relating to the Business or any of the Acquired Assets and/or any services which are performed by the Business which are Pre-Closing Environmental Liabilities or which constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of, or noncompliance with, any applicable law, including, without limitation, any law relating to employment, workers’ compensation, occupational health and safety, occupational disease, occupational injury, toxic tort or Environmental Law, in each case arising from or based on Seller’s or any of its Affiliates’ conduct, or failure to act, occurring during the period of Seller’s title to the related Acquired Assets.

In the event of a conflict between the definition of “Assumed Liabilities” and the definition of “Retained Liabilities”, the definition of “Assumed Liabilities” shall control.

Section 2.05                            Purchase Price.

(a)                                  Subject to the terms and conditions of this Agreement and the adjustment provided for in Section 6.04, if any, and Section 2.07 hereof, in consideration of the aforesaid assumption of the Assumed Liabilities and the sale, conveyance, assignment, transfer and delivery to Buyer of the Acquired Assets, at the Closing Buyer shall pay to Seller cash in the amount of Forty-Five Million Dollars ($45,000,000) (the “Purchase Price”), (i) less the Deposit Amount, upon Seller’s full receipt thereof at the Closing, (ii) less Seller’s Escrow Amount (as defined herein), provided that Buyer delivers to Escrow Agent cash in the amount of Five Hundred Thousand Dollars ($500,000) (the “Seller’s Escrow Amount”) to secure Seller’s obligations pursuant to Section 2.07 and Article 11 hereof, and (iii) plus the amount, if any, by which Estimated Closing Date Working Capital (as defined herein) is more than Target Working Capital (as defined herein) or minus the amount, if any, by which Estimated Closing Date Working Capital is less than Target Working Capital (the amount paid to Seller at the Closing, the “Closing Transfer Amount”).

(b)                                 At least two (2) Business Days prior to the Closing, Seller shall furnish to Buyer a certificate (the “Estimated Closing Date Working Capital Certificate”) setting forth an estimate of the Closing Date Working Capital (the “Estimated Closing Date Working Capital”).  Seller shall also provide Buyer with any available supporting documentation used in the preparation of the Estimated Closing Date Working Capital Certificate as is reasonably requested by Buyer.

(c)                                  Seller and Buyer shall use commercially reasonable efforts to reasonably allocate the Purchase Price (as it may be adjusted pursuant to Section 2.07 hereof) plus the Assumed Liabilities (the “Allocation”).  Schedule 2.05(c) attached hereto shall constitute the proposed Allocation by Seller (the “Proposed Allocation”).  Within ten (10) Business Days after the Execution Date, Buyer shall consent to the Proposed Allocation by written notice to Seller.  If Buyer does not furnish Seller with the written notice contemplated by the immediately preceding sentence within ten (10) Business Days after the Execution Date, Buyer shall be deemed to have consented to the Proposed Allocation.  In the event Buyer consents to the Proposed Allocation pursuant to this Section 2.05(c), the Proposed Allocation shall constitute the Allocation.  In the event Buyer objects in writing to the Proposed Allocation within ten (10) Business Days after the Execution Date and Seller and Buyer are unable in good faith to reach an agreement on the Proposed Allocation, the matter shall be promptly referred to BDO Seidman, LLP, Seller’s independent auditors, for resolution of the disagreement within ten (10) days.  The resolution of the dispute by BDO Seidman, LLP shall be final and binding on the parties and there shall be no right of appeal therefrom.  Seller and Buyer shall evenly split the fees and expenses of BDO Seidman, LLP related to this Section 2.05(c).  GTA, Seller, Parent and Buyer shall (i) be bound, and cause their Affiliates to be bound, by the Allocation, and (ii) act, and cause their Affiliates to act, in accordance with, and to take no position inconsistent with, the Allocation in the preparation, filing and audit of any Tax Return (including, without limitation, the filing of any forms, information returns, reports or statements with any Tax Return for the taxable year that includes the Closing Date) and for all tax and accounting purposes.

(d)                                 In the event Buyer elects the Extension (as defined herein) pursuant to Section 2.06 hereof, the Purchase Price shall be increased by an amount equal to: (i) verifiable, reasonable and actual out-of-pocket capital expenditure costs incurred in the ordinary course of business consistent with past practice to maintain the Acquired Assets in their condition as of the Execution Date paid by Seller or any of its Affiliates, plus (ii) any payments made by Seller pursuant to the Rental Pool Agreement for certain completed refurbishments; provided that the costs and expenses under clauses (i) and (ii) above relate to the period commencing on November 30, 2005 and ending on the Closing Date.

(e)                                  In the event Buyer elects the Extension (as defined herein) pursuant to Section 2.06 hereof and the transactions contemplated by this Agreement are consummated, the Purchase Price shall be increased by an amount equal to (i) the amount for which GTA purchases from AEW all of the GTA Series A Cumulative Convertible Redeemable Preferred Stock held by AEW, including, without limitation, all of AEW’s rights to any liquidation preferences, minus (ii) Twenty-Four Million Nine Hundred Fourteen Thousand Dollars ($24,914,000).

(f)                                    Notwithstanding anything in this Agreement to the contrary, as of the Closing Date, the assets and liabilities included in the Total Current Assets and Total Current Liabilities shall constitute Acquired Assets and Assumed Liabilities, as applicable.  On and after the Closing Date, any change in any of the assets or liabilities included in the Total Current Assets and Total Current Liabilities shall constitute an Acquired Asset or an Assumed Liability, as applicable.  Nothing in this Section 2.05(f) shall release Seller or Buyer from their respective obligations pursuant to Section 2.07 hereof.

Section 2.06                            Closing.

The closing of the purchase and sale of the Acquired Assets hereunder (the “Closing”) shall take place at 9:00 a.m. (Eastern time) at the offices of O’Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, New York, upon five (5) Business Days written notice from Buyer to Seller after the expiration of the Due Diligence Period (the “Initial Closing Date”), subject to the satisfaction or waiver of the conditions set forth in Article 10 hereof, which Closing shall occur in no event later than November 30, 2005 (the “Termination Date”), unless another date or place is agreed to in writing upon the mutual agreement of the parties hereto; provided, however, that the parties hereto understand and agree that no such agreement to modify the date or place shall be contemplated or obligatory.  At the Closing, the parties shall deliver all funds, documents and instruments required to be delivered pursuant to Article 10 hereof.  Notwithstanding the foregoing, the Buyer may elect, in its sole discretion, to extend the Termination Date to December 30, 2005 by notifying Seller in writing of such extension on or before November 25, 2005 (such extension, if any, the “Extension”); provided, however, in the event that Buyer elects the Extension, (i) Buyer shall deposit the Additional Deposit Amount with Escrow Agent and, if prior to the expiration of the Due Diligence Period, shall cause CWYP to deposit the Original Deposit Amount with Escrow Agent on the date of the Extension (the “Extension Date”) as a deposit against the Purchase Price, (ii) the Additional Deposit Amount shall be included in the Deposit Amount and the Deposit Amount shall total Six Million Dollars ($6,000,000) from, and including, the Extension Date, and (iii) the Deposit Amount shall become non-refundable to Buyer as of the Extension Date and delivered to Seller forthwith as liquidated damages hereunder without demand, deduction, offset or delay in the event that this Agreement is terminated for any reason other than as otherwise expressly provided in this Agreement.

Section 2.07                            Post-Closing Purchase Price Adjustment.

The Purchase Price is subject to adjustment (such adjustment not to result in a duplicate accounting or calculation of any Acquired Asset, Retained Asset, Assumed Liability or Retained Liability, respectively, in whole or in part) to be determined as follows:

(a)                                  For purposes of this Agreement, the term “Net Working Capital” shall mean (i) Total Current Assets, minus (ii) Total Current Liabilities (excluding for this purpose all liabilities paid by or on behalf of Seller or any of its Affiliates pursuant to this Agreement at the Closing), all as finally determined by this Section 2.07.

(b)                                 The parties have heretofore mutually agreed that the target Net Working Capital of the Business (the “Target Working Capital”) is Zero Dollars ($0).

(c)                                  Within forty-five (45) days after the Closing Date, Buyer shall deliver to Seller (the date of such delivery being the “Adjustment Date”) a statement of the Net Working Capital as of the Closing Date (the “Statement of the Closing Date Working Capital”), which (a) shall have been prepared following a special purpose audit of the Net Working Capital by the Auditor in accordance with GAAP applied on a basis consistent with that used to prepare the Unaudited Balance Sheet and (b) shall set forth the Net Working Capital on the Closing Date (the “Closing Date Working Capital”).  Buyer and Seller shall each pay one half (½) of the expenses related to the special purpose audit of the Net Working Capital.

(d)                                 Any dispute which may arise between Buyer and Seller as to the Closing Date Working Capital shall be resolved in the following manner:

(i)                                     If Seller disputes the calculation of the Closing Date Working Capital or any portion thereof, Seller shall deliver a notice (the “Objection Notice”) to Buyer within ten (10) days after the Adjustment Date.  The Objection Notice shall specify in reasonable detail those items or amounts as to which Seller disagrees and Seller shall be deemed to have agreed with all other items and amounts in the Statement of the Closing Date Working Capital delivered pursuant to this Section 2.07.

(ii)                                  During the ten (10) day period following the delivery of the Objection Notice, Buyer and Seller shall attempt to resolve such dispute.  In attempting to resolve such dispute, Buyer and the Auditor shall permit Seller and its auditors, at the earliest practicable date, access to and copies of the work papers and calculations related thereto of Buyer which Buyer and the Auditor used to determine the Closing Date Working Capital.

(iii)                               If at the end of the ten (10) day period specified in clause (ii) above, the parties shall have failed to reach agreement with respect to such dispute, the matter shall be referred to an internationally recognized accounting firm of independent certified public accountants, which will be different from the Auditor and the firms currently used by each of Seller or Buyer as the parties mutually agree (the “Independent Accounting Firm”) for resolution.  The Independent Accounting Firm shall be instructed to use every reasonable effort to perform such services within thirty (30) days of the submission to it of the Statement of the Closing Date Working Capital

and related dispute and, in any case, as soon as practicable after such submission.  Each of Seller and Buyer shall submit evidence in support of its position on each item in dispute as well as the procedures to be followed by the Independent Accounting Firm, and the Independent Accounting Firm shall decide the dispute in accordance therewith.  The Independent Accounting Firm shall establish such procedures giving due regard to the intention of Seller and Buyer to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may be, but need not be, those proposed by either Seller or Buyer.  In reaching a decision on each item in dispute, the Independent Accounting Firm’s decision is expressly limited to the selection of either Seller’s or Buyer’s position on each such disputed item.  Upon final resolution of all disputed issues, the Independent Accounting Firm shall issue a report showing the calculation of the Net Working Capital based on its determinations pursuant to this Section 2.07(d).  The resolution of the dispute by the Independent Accounting Firm shall be final and binding on the parties and there shall be no right of appeal therefrom.

(iv)                              Seller shall bear the percentage of the fees and expenses of the Independent Accounting Firm that equals the difference between Seller’s calculation of the Closing Date Working Capital and the Final Working Capital (as defined herein) divided by the difference between Seller’s calculation and Buyer’s calculation of the Closing Date Working Capital.  Buyer shall bear the percentage of the expenses of the Independent Accounting Firm that equals the difference between the Final Working Capital and Buyer’s calculation of the Closing Date Working Capital divided by the difference between Seller’s calculation and Buyer’s calculation of the Closing Date Working Capital.

(v)                                 The final working capital shall be, (i) in the event of a dispute, the final amount determined pursuant to either Section 2.07(d)(ii) or 2.07(d)(iii) hereof or, (ii) in the event there is no dispute, the Closing Date Working Capital (the “Final Working Capital”).

(vi)                              Within five (5) Business Days after the later of (i) thirty (30) days following the Adjustment Date if there is no Objection Notice, (ii) the date of the settlement of any dispute made in accordance with the provisions of Section 2.07(d)(ii) hereof, or (iii) the date of the decision of the Independent Accounting Firm in connection with any dispute made in accordance with the provisions of Section 2.07(d)(iii) hereof: (x) Seller shall reimburse Buyer, by wire transfer of immediately available funds, to such bank as indicated by Buyer in an amount by which the Final Working Capital is less than the Estimated Closing Date Working Capital or (y) Buyer shall reimburse Seller, by wire transfer of immediately available funds, to such bank as indicated by Seller in an amount by which the Final Working Capital is greater than the Estimated Closing Date Working Capital.  The amount of any payment to be made pursuant to this Section 2.07 shall bear interest from, and including, the Closing Date until, but excluding, the date of payment at a rate per annum equal to the rate of interest publicly announced by Bank of America, N.A. from time to time as its “reference rate” during the period from the Closing Date to the date of payment.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty-five (365) days and the actual number of days elapsed.

(e)                                  Buyer and Seller agree that they will, and agree to cause their respective auditors and Affiliates to, cooperate and assist in the preparation of the calculation of the Final Working Capital and the Closing Date Working Capital and in the conduct of the audits and reviews referred to in this Section 2.07, including, without limitation, making available to the extent necessary all books, records, work papers and personnel, including, without limitation, the execution of customary release or indemnification letters required by the auditors in connection with the foregoing.

(f)                                    If an adjustment is made with respect to the Purchase Price pursuant to this Section 2.07, the allocations in Schedule 2.05(c) attached hereto shall be adjusted in accordance with the Code and any other applicable state or local Tax law and as mutually agreed by Buyer and Seller.  In the event that an agreement is not reached within twenty (20) days after the later of (i) the Adjustment Date, (ii) the date of the settlement of any dispute made in accordance with the provisions of Section 2.07(d)(ii) hereof, or (iii) the date of the decision of the Independent Accounting Firm in connection with any dispute made pursuant to Section 2.07(d)(iii) hereof, any disputed items shall be referred to the Independent Accounting Firm to resolve.  Upon resolution of the disputed items, the allocation reflected in Schedule 2.05(c) attached hereto shall be adjusted to reflect such resolution.  The costs, fees and expenses of resolving the allocation disputes described in this Section 2.07(f) by the Independent Accounting Firm shall be borne equally by Buyer and Seller.  Buyer and Seller agree to file any additional Tax Return required to be filed pursuant to the Code and any state, local or foreign Tax law, regardless of whether any Tax is required to be paid in connection with such filing, and Buyer and Seller shall cooperate with each other in the preparation, execution and filing of such Tax Returns.

Section 2.08                            Due Diligence.

(a)                                  Due Diligence Period.  As used in this Agreement, the term “Due Diligence Period” shall mean the period commencing on the Execution Date and ending at 5:00 p.m. (Eastern time) on November 25, 2005 or such earlier date as Buyer may elect in writing.  Between the Execution Date and the Closing Date, subject to applicable contracts and Seller’s right to prior written notice of and attendance at all meetings (including, without limitation, telephonic or other forms of communication) with third parties and employees of the Business, during normal business hours Buyer and its agents, contractors and representatives shall be entitled to enter the Real Property to perform any and all reasonable inspections and tests required by Buyer of the Business, the Real Property and the structural and mechanical systems within any Improvements located on the Real Property, including, without limitation, environmental tests; provided, however, that (i) any inspections or tests of the Leased Real Property leased or subleased by Seller or any of its Affiliates shall be conducted only upon receipt by Seller and Buyer of the prior written consent of the owner of such Leased Real Property, which consent may be withheld at such owner’s sole election, (ii) such inspections or tests shall be conducted at Buyer’s sole risk, cost and expense, (iii) such inspections or tests shall not materially disrupt or disturb the ongoing operation of the Business, the Real Property or the rights of any tenants or users thereof beyond a de minimis extent, (iv) Buyer or its agents, contractors or representatives shall not drill or bore on or through the surface of the Real Property unless, and only to the extent that, Seller has provided its prior written consent allowing Buyer to do so, which consent shall not be unreasonably withheld, and at Seller’s election, may be subject to reasonable conditions imposed by Seller, and (v) Buyer shall provide Seller with an original certificate of insurance, in a form reasonably approved by Seller, naming Seller, and each such other Person as Seller may name, as an additional named insured.  Buyer shall not conduct any material environmental or physically intrusive inspection or test pursuant to this Section 2.08 without Seller’s specific prior written consent to the underlying scope of work, which consent shall not be unreasonably withheld.  Prior to performing any material environmental or physically intrusive inspections or tests, Buyer shall furnish Seller with a detailed scope of work in respect of such inspection or test (a “Scope of Work”).  Within two (2) Business Days of Seller’s receipt of a Scope of Work from Buyer, Seller shall, pursuant to a written notice to Buyer, consent or reasonably withhold Seller’s consent to such Scope of Work.  If Seller does not furnish Buyer with the written notice contemplated by the immediately preceding sentence in the time and in the manner provided in this Section 2.08, Seller shall be deemed to have consented to the applicable Scope of Work.  At Seller’s election, Seller may subject Seller’s consent to certain reasonable conditions.  After making any tests and inspections pursuant to this Section 2.08, Buyer agrees to promptly restore the Real Property to substantially the same condition prior to such tests and inspections, which obligation shall survive any termination of this Agreement and shall be an exception to the limitations on liquidated damages provided in Section 3.01 hereof.

(b)                                 Indemnification.  Buyer agrees to keep the Real Property free from all liens and to indemnify, defend and hold harmless each of GTA, Seller, Parent, Condo Owner, Holding Company, Management Company, Westin, Troon and their Affiliates and their respective officers, directors, managers, employees, agents, advisors, representatives, successors and assigns (collectively, the “Seller Parties”) from and against all damages, loss, charges, judgments, penalties, fines, cost, liability, fees and expense (including, without limitation, reasonable expenses of investigation or remediation, any reasonable consulting or engineering fees in connection with any investigation or remediation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) incurred or suffered by the Seller Parties, or any of them, by reason of any damage to the Real Property or injury to Persons caused solely by Buyer and/or any of its Affiliates, agents, contractors or other representatives in exercising their rights under this Section 2.08.  The indemnity provided pursuant to this Section 2.08(b) shall survive the Closing and any termination of this Agreement.  Notwithstanding the foregoing, the indemnity provided pursuant to this Section 2.08(b) shall not cover existing liabilities for matters merely discovered by Buyer, including latent environmental contamination, provided that the inspections, tests or other activities performed by Buyer were properly conducted by Buyer or it agents in accordance with the standard of care applicable to trained professionals and such activities were performed in accordance with the Scope of Work approved in writing by Seller prior to the commencement thereof.

(c)                                  Due Diligence Documents and Information.

(i)                                     Between the Execution Date and the Closing Date, Seller shall make available on a confidential basis pursuant to this Agreement and the Confidentiality Agreement to Buyer and its agents, contractors and other representatives in the Data Room, in hard or electronic copy, at Seller’s Charleston, South Carolina office or at the location of the Real Property all material documents in Seller’s actual possession pertaining to the Business, the Acquired Assets and the Assumed Liabilities as Buyer

shall reasonably request, including, without limitation, the items set forth in Schedule 2.08(c) attached hereto (collectively, the “Due Diligence Materials”); provided, however, Buyer shall not be entitled to receive from Seller, and Seller shall not be obligated to deliver to Buyer, (A) any corporate or other books, records or documents related to GTA, Parent or any of their Affiliates or related to assets or properties of GTA, Parent or any of their Affiliates not related to the Business, the Acquired Assets or the Assumed Liabilities, or (B) any information or analysis pertaining to the valuation of the Business, the Acquired Assets or the Assumed Liabilities or any other bid or bidder therefor whether prepared for the benefit of Seller, by the management of Seller, counsel of Seller, the Board of Directors of GTA, Houlihan Lokey, any of the Seller Parties, any of their Affiliates or otherwise.  In the event Seller provides to Buyer any document, information or analysis described in this Section 2.08(c)(i)(A) or (B), such document, information or analysis shall be included as part of the Due Diligence Materials for all purposes.

(ii)                                  Buyer further acknowledges and agrees that, subject to the additional investigations, examinations and inspections to be conducted during the Due Diligence Period as provided in this Agreement, Seller has afforded Buyer the opportunity for full and complete investigations, examinations and inspections of the Real Property, the Business, the Acquired Assets and the Assumed Liabilities and all documentation relating to the Real Property, the Business, the Acquired Assets and the Assumed Liabilities (the “Property Information”) and has advised Buyer to review all matters of public record with respect to the Real Property, the Business, the Acquired Assets and the Assumed Liabilities.

(iii)                               Buyer acknowledges and agrees that (A) the Due Diligence Materials and the Property Information (including, without limitation, any environmental reports) delivered or made available to Buyer and its representatives by the Seller Parties may have been prepared by third parties and may not be the work product of the Seller Parties (or any of them), (B) none of the Seller Parties has made any independent investigation or verification of, or has any actual knowledge of, the accuracy or completeness of the Property Information or the Due Diligence Materials prepared by third parties and not the work product of the Seller Parties (or any of them) and no representations, warranties or covenants are made by Seller, any of the Seller Parties or any other Person with respect thereto, (C) the Due Diligence Materials and Property Information delivered or made available to Buyer and Buyer’s representatives are furnished to each of them at the request, and for the convenience, of Buyer, (D) except as otherwise expressly represented by Seller in this Agreement, Buyer is relying solely on its own investigations, examinations and inspections of the Real Property, the Business, the Acquired Assets and the Assumed Liabilities and those of Buyer’s representatives, (E) the Due Diligence Materials and Property Information shall be made available by Seller on a confidential basis solely to accommodate and facilitate Buyer’s investigations relating to the Real Property, the Business, the Acquired Assets and the Assumed Liabilities, (F) the contents of the Due Diligence Materials and Property Information shall not constitute representations, warranties or covenants of Seller or any other Person, and (G) any further distribution of the Due Diligence Materials and the Property Information is subject to the confidentiality provisions of this Agreement and the

Confidentiality Agreement.  In no event and under no circumstances shall Buyer’s alleged or actual failure to receive or obtain access to any Due Diligence Materials or Property Information extend the Due Diligence Period or be deemed a breach of this Agreement by Seller.  In the event of Buyer’s alleged or actual failure to receive or obtain access to any Due Diligence Materials or Property Information, and notwithstanding anything in this Agreement to the contrary, including, without limitation, Sections 12.02 and 13.15 hereof, Buyer’s sole remedy shall be either to (x) waive any such alleged or actual failure and close the transaction on the Closing Date, or (y) terminate this Agreement prior to the expiration of the Due Diligence Period.  This Section 2.08(c) shall survive any Closing and any termination of this Agreement.  Seller’s and Parent’s representations and warranties set forth in this Agreement are qualified in their entirety by the Due Diligence Materials and the Property Information.

(d)                                 Title Reports; Surveys.  During the Due Diligence Period, Buyer may obtain, if Buyer so desires in its sole discretion, title reports or commitments for the Real Property, together with the documents supporting exceptions referenced therein (each, a “Title Report”), and any current as-built surveys of any parcel or parcels of the Real Property (each, a “Survey”); provided, however, that except for the Title Commitment, which shall be made available to Buyer at Seller’s expense prior to the Execution Date, all such Title Reports and Surveys shall be obtained at Buyer’s sole cost and expense.

(e)                                  Permitted Title Exceptions.

(i)                                     Buyer shall have until the expiration of the Due Diligence Period to object to any exceptions to title to, or any Survey matters affecting, the Real Property or any part thereof, which objection shall be made, if at all, by Buyer’s delivery of written notice thereof to Seller, such notice to expressly state that Buyer objects to such title exception pursuant to this Section 2.08(e) by the expiration of the Due Diligence Period and which shall not be made to any Permitted Title Exception.  In addition, if Buyer obtains an update or continuation of its title insurance commitment subsequent to the expiration of the Due Diligence Period, which update or continuation discloses matters, other than Permitted Title Exceptions or exceptions caused by Buyer, to which Buyer objects, Buyer shall, within three (3) Business Days of Buyer’s receipt of such update or continuation, object to such title exception upon written notice to Seller, such notice to expressly state that Buyer objects to such title exception pursuant to this Section 2.08(e).  (Any written notice to Seller of an objection by Buyer as described above in this Section 2.08(e)(i) to be referred to herein as a “Title Objection Notice”.)  Upon Seller’s receipt of a Title Objection Notice, Seller shall have three (3) Business Days to notify Buyer in writing whether Seller elects to (A) seek to cure or to seek to acquire a title endorsement over the exception and/or matter, if possible, on or before the Closing, (B) terminate this Agreement, or (C) reduce the Purchase Price by the amount of any liquidated claim, in which case Buyer shall have no further objection thereto and shall close the transactions contemplated by this Agreement on the Closing Date; provided, however, that in no event shall Seller be obligated to seek to cure or seek to acquire a title endorsement over an exception and/or matter or reduce the Purchase Price by the amount of any liquidated claim in regards to an exception or matter controlled by the owners of any Leased Real Property leased or subleased by Seller or any of its

Affiliates.  In the event Seller notifies Buyer that Seller elects to terminate this Agreement, Buyer shall have three (3) Business Days from Seller’s written notice thereof to elect by written notice to Seller to irrevocably withdraw and waive its objection in writing and proceed to the Closing pursuant to this Agreement without any further objection to any such exception and/or matter.  In the event Seller notifies Buyer that it elects either to seek to cure or to seek to acquire a title endorsement over the exception and/or matter, if possible, on or before the Closing, then so long as Seller accomplishes, in a reasonable manner, such cure and/or title endorsement over such title exception and/or Survey matter on or prior to the Closing, such exception and/or matter shall thereafter be automatically deemed a Permitted Title Exception; provided, however, that Seller’s failure, if any, to cure or to acquire a title endorsement over such title exception and/or matter shall not constitute a breach of this Agreement by Seller or any of its Affiliates and, in the event of such failure, Seller may elect, by written notice to Buyer within three (3) Business Days after Seller’s notice of such failure, to proceed pursuant to either clause (B) or (C) of this Section 2.08(e)(i).  If Seller notifies Buyer that it elects to reduce the Purchase Price by the amount of any liquidated claim, such exception and/or matter shall thereafter be automatically deemed a Permitted Title Exception.  If Seller notifies Buyer in writing within the initial three (3) Business Day period that Seller does not elect any of clauses (A), (B) or (C) of this Section 2.08(e)(i), or Seller does not respond to Buyer within the initial three (3) Business Day period or elects not to seek to cure the same, then Seller shall not be deemed in breach of this Agreement and Buyer, notwithstanding anything in this Agreement to the contrary, including, without limitation, Sections 12.02 and 13.15 hereof, as its sole remedy, may either (y) terminate this Agreement by delivering a written termination notice to Seller, in which case Buyer’s rights and obligations to purchase the Acquired Assets and this Agreement shall be terminated and Seller may thereafter sell the Acquired Assets to any third party without any obligation to Buyer whatsoever and Buyer shall have timely terminated this Agreement and the Deposit Amount shall be returned to Buyer in accordance with the provisions of Section 3.01 hereof, or (z) irrevocably withdraw and waive its objections in writing and proceed pursuant to this Agreement.  In addition, (1) any exceptions to title to, or Survey matters affecting, any portion of the Real Property not timely objected to in writing by Buyer within the aforesaid time period, (2) any exceptions to title to, or Survey matters affecting, the Real Property or any part thereof timely objected to by Buyer but cured and/or a title endorsement acquired over, if possible, in a reasonable manner by Seller pursuant to this Section 2.08(e), (3) any exceptions to title to, or Survey matters affecting, such portion of the Real Property that are objected to by Buyer within the aforesaid time period, but Seller elects not to seek to, or to, cure or acquire a title endorsement over and Buyer irrevocably withdraws and waives its objections pursuant to this Section 2.08(e), (4) all building codes and other applicable governmental laws, ordinances, rules and regulations affecting any portion of the Real Property, (5) all items set forth in the Title Commitment, and (6) all Permitted Liens shall be “Permitted Title Exceptions”.

(ii)                                  Notwithstanding anything to the contrary set forth in this Agreement, Seller shall use commercially reasonable efforts to obtain, at or prior to the Closing, the termination and release of all Liens other than Permitted Liens.  Notwithstanding anything in this Section 2.08(e)(ii) to the contrary, Seller shall have no obligation to take any action with respect to the termination or release of the Permitted Liens, or liens arising as a result of any claim of a plaintiff in any litigation in which Seller or any of its Affiliates is a named defendant.

(iii)                               Notwithstanding anything in this Agreement to the contrary, Buyer may, upon written notice to Seller at any time at or prior to the Closing, elect to accept such title to the Real Property as Seller can convey, notwithstanding the existence of title defects (other than with respect to any Permitted Liens).  In such event, (x) this Agreement shall remain in full force and effect and unmodified, (y) the parties shall close the transactions contemplated by this Agreement on the Closing Date, and (z) Buyer shall not be entitled to any abatement of the Purchase Price or any claim for damages or otherwise against Seller by reason of the existence of title defects or alleged title defects.

(f)                                    Termination Prior to Expiration of the Due Diligence Period.  During the Due Diligence Period, Buyer may terminate this Agreement for any reason or for no reason by notifying Seller in writing of Buyer’s election to terminate this Agreement pursuant to this Section 2.08(f) no later than 5:00 p.m. (Eastern time) on the last day of the Due Diligence Period.  If Buyer timely terminates this Agreement pursuant to this Section 2.08(f) and Buyer is not then in material breach of its obligations under this Agreement and Seller has no outstanding claims pursuant to Section 2.08(b) hereof, CWYP shall transfer to Buyer the Deposit Amount net of all amounts payable by Buyer under this Agreement and Buyer shall promptly deliver copies of the Due Diligence Materials to Seller (or furnish Seller with a certificate to the effect that Buyer has destroyed the Due Diligence Materials), together with a waiver of all right, title and interest in and to the Business, the Acquired Assets and the Real Property whereupon the parties thereafter shall have no further rights, liabilities or obligations under this Agreement except as otherwise provided in this Agreement.  If Buyer does not notify Seller in writing of Buyer’s election to terminate this Agreement pursuant to this Section 2.08(f) by 5:00 p.m. (Eastern time) on the last day of the Due Diligence Period, Buyer is deemed to have waived its right to terminate this Agreement pursuant to this Section 2.08(f).

ARTICLE 3

DEPOSIT

Section 3.01                            Deposit.

(a)                                  In the event that Buyer waives its rights or otherwise fails to terminate this Agreement pursuant to Section 2.08(f) hereof, Buyer shall cause CWYP to deposit the Original Deposit Amount with Escrow Agent no later than 5:00 p.m. (Eastern time) on the last day of the Due Diligence Period; provided, however, in the event that Buyer elects the Extension, (i) on the Extension Date, Buyer shall deposit the Additional Deposit Amount with Escrow Agent and, if prior to the expiration of the Due Diligence Period, shall cause CWYP to deposit the Original Deposit Amount with Escrow Agent as a deposit against the Purchase Price, (ii) the Additional Deposit Amount shall be included in the Deposit Amount and the Deposit Amount shall total Six Million Dollars ($6,000,000) from, and including, the Extension Date, and (iii) the Deposit Amount shall become non-refundable to Buyer as of the Extension Date and delivered to Seller forthwith as liquidated damages hereunder without demand, deduction, offset or delay in the event that this Agreement is terminated for any reason other than as otherwise expressly provided in this Agreement.  If termination of this Agreement occurs prior to the expiration of the Due Diligence Period and the Extension has not occurred, then CWYP shall transfer the Deposit Amount to Buyer upon Seller’s receipt from Buyer of copies of all Due Diligence Materials (or a certificate from Buyer to Seller to the effect that Buyer has destroyed all Due Diligence Materials), together with a waiver of all right, title and interest in and to the Business, the Acquired Assets and the Real Property.  Except as otherwise expressly provided in this Agreement, including, without limitation, in Section 12.02 hereof, the Deposit Amount shall become non-refundable to Buyer upon the expiration of the Due Diligence Period or as of the Extension Date, if any, and shall be delivered to Seller as liquidated damages hereunder forthwith without demand, deduction, offset or delay upon termination of this Agreement on or after the expiration of the Due Diligence Period or on or after the Extension Date, if any.

(b)                                 Upon deposit of the Deposit Amount with Escrow Agent, Escrow Agent shall hold and invest the Deposit Amount in: (i) United States government obligations or obligations of agencies of the United States government which are guaranteed by the United States government, (ii) interest-bearing certificates of deposit of banks having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000) and rated at least AAA by Standard & Poor’s Corporation and AAA by Moody’s Investors Service, Inc., (iii) a money market fund registered under the Investment Company Act of 1940, as amended, the portfolio of which is limited to the obligations described in clause (i) above, or (iv) commercial paper rated at least P-1 by Moody’s Investors Service, Inc. and A-1 by Standard & Poor’s Corporation.  Interest on the Deposit Amount shall be paid to the party entitled to receive the Deposit Amount at such time as such party receives the Deposit Amount, except that interest shall be credited against the cash balance of the Purchase Price due at the Closing in the event of a Closing.  The party receiving interest on the Deposit Amount shall pay any income taxes payable thereon.

(c)                                  In the event that a Closing hereunder is not consummated, the party with rights pursuant to this Agreement to the Deposit Amount (such party, the “Demanding Party”) may make a written demand upon Escrow Agent for payment of the Deposit Amount (a “Demand”).  Upon receipt of a Demand, Escrow Agent shall furnish a copy thereof to the non-Demanding Party.  Unless the non-Demanding Party, upon written notice to Escrow Agent and the Demanding Party within five (5) Business Days of its receipt of a copy of a Demand, objects in writing to payment of the Deposit Amount pursuant to the Demand (together with a detailed written explanation of the reason for the objection), (i) the Deposit Amount (without deduction, offset or delay) shall be transferred to the Demanding Party, and (ii) if Seller is the Demanding Party the Deposit Amount shall be transferred to Seller as liquidated damages hereunder without demand, deduction, offset or delay, and Buyer (on behalf of itself and its Affiliates, as applicable) hereby covenants and agrees to execute, acknowledge and deliver to Seller any and all instruments and documents requested by Seller in order to legally transfer such Deposit Amount to Seller and/or evidence such transfer (this clause (ii) shall survive any Closing and any termination of this Agreement).  If the non-Demanding Party objects to payment of the Deposit Amount pursuant to the Demand (together with a detailed written explanation of the reason for the objection), Escrow Agent shall continue to hold the Deposit Amount in accordance with the provisions of this Article 3 until otherwise directed by joint written instructions of Seller and Buyer or final judgment of a court of competent jurisdiction.  Escrow Agent may, however, upon written notice of Seller and Buyer, deposit the Deposit Amount with the clerk of the United

States District Court for the Middle District of Florida or any state court located in the 13th Judicial Circuit of the State of Florida.  ANY DEPOSIT AMOUNT PAID TO OR RETAINED BY SELLER AS LIQUIDATED DAMAGES UNDER THIS AGREEMENT SHALL, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, BE SELLER’S SOLE MONETARY REMEDY IF BUYER FAILS TO CLOSE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER’S ACTUAL MONETARY DAMAGES IN SUCH EVENT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE LIQUIDATED DAMAGES (I.E., THE VALUE OF THE DEPOSIT AMOUNT) STATED ABOVE REPRESENT THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.  THE PAYMENT OF ANY SUCH DEPOSIT AMOUNT BY BUYER TO SELLER AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.

Section 3.02                            Seller’s Escrow Amount.

(a)                                  Escrow Agent shall hold and invest Seller’s Escrow Amount, or a portion thereof, from and after the Closing Date until November 30, 2006 (the “Escrow Period”) in: (i) United States government obligations or obligations of agencies of the United States government which are guaranteed by the United States government, (ii) interest-bearing certificates of deposit of banks having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000) and rated at least AAA by Standard & Poor’s Corporation and AAA by Moody’s Investors Service, Inc., (iii) a money market fund registered under the Investment Company Act of 1940, as amended, the portfolio of which is limited to the obligations described in clause (i) above, or (iv) commercial paper rated at least P-1 by Moody’s Investors Service, Inc. and A-1 by Standard & Poor’s Corporation.  Interest on Seller’s Escrow Amount shall be paid automatically without demand, deduction, offset or delay to Seller within five (5) Business Days of the expiration of the Escrow Period.  Seller shall pay any income taxes on the interest.  Within five (5) Business Days of the expiration of the Escrow Period, Escrow Agent shall deliver automatically without demand, deduction, offset or delay to Seller any portion of Seller’s Escrow Amount not subject to a reasonable, good faith Buyer’s Escrow Demand at the expiration of the Escrow Period.

(b)                                 Except as otherwise expressly provided in this Agreement, in the event that Seller becomes liable to Buyer pursuant to any of Section 2.07 or Article 11 hereof during the Escrow Period, Escrow Agent shall deliver to Buyer the portion of Seller’s Escrow Amount held by Escrow Agent that equals such liability pursuant to the terms of this Article 3.  At any time during the Escrow Period, if Buyer is entitled to payment by Seller pursuant to any of Section 2.07 or Article 11 hereof and Buyer has filed a judicial action in relation thereof in the United States District Court for the Middle District of Florida or any state court located in the 13th Judicial Circuit of the State of Florida, then Buyer shall make a written demand detailing the claim and attaching all available evidence and proof upon Escrow Agent for payment of the amount of Seller’s liability from Seller’s Escrow Amount, or portion thereof held by Escrow Agent (a “Buyer’s Escrow Demand”).  Upon receipt of a reasonable, good faith Buyer’s Escrow Demand, Escrow Agent shall furnish a copy thereof to Seller.  Unless Seller, upon written notice to Escrow Agent within five (5) Business Days of its receipt of a copy of a

Buyer’s Escrow Demand, objects in writing to payment of the applicable portion of Seller’s Escrow Amount pursuant to Buyer’s Escrow Demand, the applicable portion of Seller’s Escrow Amount shall be transferred to Buyer.  If Seller objects to payment of the applicable portion of Seller’s Escrow Amount pursuant to Buyer’s Escrow Demand, Escrow Agent shall continue to hold the applicable portion of Seller’s Escrow Amount in accordance with the provisions of this Article 3 until otherwise directed by joint written instructions of Seller and Buyer or final judgment of a court of competent jurisdiction.  Escrow Agent may, however, upon written notice of Seller and Buyer, deposit Seller’s Escrow Amount, or applicable portion thereof, with the clerk of the United States District Court for the Middle District of Florida or any state court located in the 13th Judicial Circuit of the State of Florida.

Section 3.03                            Escrow Agent.

(a)                                  The parties acknowledge that (i) Escrow Agent is acting solely as a stakeholder at their request and for their convenience, (ii) Escrow Agent shall not be deemed to be the agent of any of the parties, and (iii) Escrow Agent shall not be liable to any of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence.  Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including, without limitation, reasonable attorneys’ fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Agreement or involving gross negligence.

(b)                                 Escrow Agent shall not be bound by any modification to this Article 3 unless Escrow Agent shall have agreed to such modification in writing.  Escrow Agent shall be entitled to rely or act upon any written notice, instrument or document reasonably believed by Escrow Agent in good faith to be genuine and to be executed and delivered by the proper person, and shall have no obligation to verify any statements contained in any written notice, instrument or document or the accuracy or due authorization of the execution of any written notice, instrument or document.

(c)                                  Escrow Agent has acknowledged agreement to the foregoing provisions of this Article 3 by signing this Agreement on the signature page hereof.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Except as specifically set forth in the schedules attached hereto prepared by Seller or Parent, Seller and Parent, jointly and severally, represent and warrant to Buyer that all of the statements contained in this Article 4 are true and correct as of the Execution Date and will be true and correct as of the Closing Date as though made on the Closing Date, except as modified or amended from time to time in writing to Buyer or as otherwise provided.  Each schedule prepared by Seller or Parent attached hereto specifically refers to the particular section or subsection of this Agreement to which the information set forth in such schedule relates; any information set forth in a schedule attached hereto prepared by Seller or Parent shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is readily apparent on its face.  No reference to or disclosure of any item or other matter set forth in the schedules attached hereto prepared by Seller or Parent shall be construed as an admission or indication that (i) such item or other matter is material, that it could have a Material Adverse Effect or that such item or other matter is required to be referred to or disclosed in such schedule, or (ii) such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document.  No disclosure in the schedules attached hereto prepared by Seller and Parent relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  The schedules attached hereto prepared by Seller or Parent are qualified in their entirety by any materials or information provided to Buyer or any of its Affiliates by Seller or any of its Affiliates as part of the due diligence process (including, without limitation, the Due Diligence Materials and Property Information) or otherwise in connection with this Agreement; provided, however, that in the event Buyer fails to review any such material or information due to Seller’s gross negligence, such material or information shall not qualify the schedules attached hereto.

Section 4.01                            Corporate Existence and Power.

GTA is duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly authorized to conduct its business in the State of Maryland.  Seller is duly organized, validly existing and in good standing under the laws of the State of Florida, and is duly authorized to conduct the Business in the State of Florida.  Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized to conduct its business in the State of Delaware.  Holding Company is duly organized, validly existing and in good standing under the laws of the State of Florida, and is duly authorized to conduct its business in the State of Florida.  Condo Owner is duly organized, validly existing and in good standing under the laws of the State of Florida, and is duly authorized to conduct its business in the State of Florida.  Management Company is duly organized, validly existing and in good standing under the laws of the State of Florida, and is duly authorized to conduct its business in the State of Florida.

Section 4.02                            Corporate Authorization.

The execution, delivery and performance by GTA, Seller, Parent, Holding Company, Condo Owner and Management Company of this Agreement and the consummation of the transactions contemplated hereby by GTA, Seller, Parent, Holding Company, Condo Owner and Management Company are within the corporate powers of GTA, Seller, Parent, Holding Company, Condo Owner and Management Company and have been duly authorized by all necessary corporate action on the part of GTA, Seller, Parent, Holding Company, Condo Owner and Management Company; provided, however, that Seller shall obtain the Final Board Approval (as defined herein) pursuant to Section 6.05 hereof.  This Agreement has been duly executed and delivered by GTA, Seller, Parent, Holding Company, Condo Owner and Management Company, and, assuming the due authorization, execution and delivery by Buyer, this Agreement constitutes a valid and binding agreement of GTA, Seller, Parent, Holding Company, Condo Owner and Management Company, enforceable against GTA, Seller, Parent,

Holding Company, Condo Owner and Management Company in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar applicable laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 4.03                            Governmental Authorizations.

The execution, delivery and performance by GTA, Seller, Parent, Holding Company, Condo Owner and Management Company of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority, except as set forth in Schedule 4.03 attached hereto.

Section 4.04                            Noncontravention.

The execution, delivery and performance by GTA, Seller, Parent, Holding Company, Condo Owner and Management Company of this Agreement and the consummation of the transactions contemplated hereby by GTA, Seller, Parent, Holding Company, Condo Owner and Management Company, where applicable, do not and will not in connection with the Closing, in a manner which has had, or could reasonably be expected to constitute or result in, a Material Adverse Effect, (i) violate any provision of the certificate of incorporation, bylaws or any other organizational document of GTA, Seller, Parent, Holding Company, Condo Owner or Management Company, (ii) assuming compliance with the matters referenced in Section 4.03 hereof, violate any applicable law, rule, regulation, judgment, injunction, order or decree, or agreement with or condition imposed by any Governmental Authority, (iii) assuming receipt of all Required Consents listed in Schedule 1.01(f) attached hereto and except as disclosed in Schedule 4.04 attached hereto, require any approval or consent or other action by any Person under, constitute a breach or default under (or with notice, lapse of time, or both would result in such a breach or default), or give rise to any right of termination, material amendment, cancellation or acceleration of any right or obligation of GTA, Seller, Parent, Holding Company, Condo Owner or Management Company or to a loss of any benefit to which GTA, Seller, Parent, Holding Company, Condo Owner or Management Company is entitled under any provision of any Material Contract to which GTA, Seller, Parent, Holding Company, Condo Owner or Management Company is a party or to which GTA, Seller, Parent, Condo Owner, Management Company or any of the Acquired Assets is subject, or (iv) result in the creation or imposition of any Lien on any of the Acquired Assets, except for any Permitted Liens or Assumed Liabilities.

Section 4.05                            Capitalization; Subsidiaries.

(a)                                  All of Seller’s, Condo Owner’s and GH Securities’ equity interests are owned by Holding Company, in each case as sole member or sole stockholder.  All of Holding Company’s equity interests are owned by Parent.  Substantially all of Parent’s equity interests are owned directly or indirectly by GTA.

(b)                                 Neither Seller, Condo Owner nor GH Securities has or beneficially owns any Subsidiaries.

Section 4.06                            Financial Statements.

Set forth in Schedule 4.06 attached hereto are (i) true and correct copies of (A) the unaudited balance sheet of the Business prepared by Westin for the quarter ended June 30, 2005 (the “Unaudited Balance Sheet”), (B) the related unaudited statement of operations and cash flows of the Business prepared by Westin for the quarter ended June 30, 2005 (the “Unaudited Income Statement”), (C) the financial statements and footnotes of the Business filed in Seller’s quarterly report on Form 10-Q for the quarter ended June 30, 2005, representing the Unaudited Balance Sheet and Unaudited Income Statement adjusted for certain quarter-end adjustments or reclassifications, (D) the unaudited balance sheet of the Business prepared by Westin for the year ended December 31, 2004 (the “Historical Balance Sheet”), (E) the related unaudited statement of operations and cash flows of the Business prepared by Westin for the year ended December 31, 2004 (the “Historical Financials”), and (F) the financial statements and footnotes of the Business filed in Seller’s annual report on Form 10-K for the year ended December 31, 2004, representing the Historical Balance Sheet and Historical Financials adjusted for audit adjustments and certain year-end adjustments or reclassifications, and (ii) copies of the unaudited balance sheet and related unaudited statement of operations and cash flows of the Business prepared by Westin for the month ended September 30, 2005.  The Unaudited Balance Sheet and the Unaudited Income Statement, subject to certain quarter-end adjustments and reclassifications and represented in final form in the statements and footnotes provided pursuant to clause (i)(C) above, present fairly, in all material respects, the financial condition of the Business as at such dates in accordance with GAAP consistently applied subject to year-end adjustments.  The Historical Balance Sheet and Historical Financials, subject to certain year-end adjustments and reclassifications and represented in final form in the statements and footnotes provided pursuant to clause (i)(F) above, present fairly, in all material respects, the financial condition of the Business as of such dates in accordance with GAAP consistently applied.  Neither Seller, Parent nor any of their Affiliates makes any representation, warranty or covenant with respect to the statements provided pursuant to clause (ii) above.

Section 4.07                            No Undisclosed Liabilities.

To the Knowledge of Seller, neither Seller nor any of its Affiliates has any material Liabilities arising out of or relating to the Business, other than:

(a)                                  Liabilities reflected on the Unaudited Balance Sheet, including to the extent reserved therefor therein;

(b)                                 Liabilities disclosed in Schedule 4.07 attached hereto;

(c)                                  Liabilities incurred since the Balance Sheet Date which (i) resulted from transactions in the ordinary course of business generally consistent with past practice and are of a nature, type and magnitude generally consistent with the Liabilities reflected on the Unaudited Balance Sheet after accounting for seasonal fluctuations, (ii) were incurred in accordance with the terms of this Agreement, or (iii) do not and will not materially impair the ability of Seller or Parent to perform any of their respective obligations under this Agreement; and

(d)                                 Liabilities otherwise disclosed in this Agreement, including, without limitation, in the Due Diligence Materials, Property Information or schedules and exhibits attached hereto.

Section 4.08                            Material Contracts.

(a)                                  Schedule 4.08 attached hereto contains a true and correct list of all the Material Contracts.  The Material Contracts represent all of the material contracts and agreements entered into by Seller or any of its Affiliates in connection with the Business or which otherwise materially affect the Owned Real Property.

(b)                                 Seller has made available to Buyer true and correct copies of all items listed in Schedule 4.08 attached hereto, including all amendments, supplements and modifications to each Material Contract listed in Schedule 4.08 attached hereto.  Except as disclosed in Schedule 4.08 attached hereto or as otherwise provided in this Agreement and the schedules attached hereto, (i) all of the Material Contracts are in full force and effect, (ii) each Material Contract is a valid and binding obligation of Seller or its Affiliate, enforceable against Seller or its Affiliate in accordance with its terms, and, to the Knowledge of Seller, each Material Contract is a valid and binding obligation of the third party which is a party thereto, enforceable against such third party in accordance with its terms, (iii) neither Seller nor its Affiliate nor, to the Knowledge of Seller, any other party to a Material Contract is in material default under, or in violation of, any of the terms of any of the Material Contracts, and no event has occurred which, with the passage of time or giving of notice or both, would result in Seller, or to the Knowledge of Seller, any other party to any Material Contract, being in material default under or in material violation of, any of the terms of any of the Material Contracts, (iv) in respect of any Material Contract, neither Seller nor its Affiliate nor any other party thereto has furnished any other party thereto with a written notice of material default thereunder which written notice pertains to a default which, as of the Execution Date, remains uncured, and (v) no Material Contract requires the consent of any other party thereto in connection with any of the transactions contemplated by this Agreement.

Section 4.09                            Litigation.

Except as disclosed in Schedule 4.09 attached hereto, there is no material action, suit, investigation, inquiry, arbitration, claim or proceeding pending against or affecting, or to the Knowledge of Seller, threatened against or relating to Seller or any of its Affiliates with respect to the Business or any of the Acquired Assets before or by any court or administrative agency or arbitrator or any Governmental Authority, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement and, to the Knowledge of Seller, there is no basis for any such action, suit, investigation, arbitration, claim or proceeding.  Except as otherwise set forth in this Agreement, neither Seller, Parent, Holding Company, Condo Owner, GH Securities nor any of their Affiliates is subject to any judgment order or decree which may have a Material Adverse Effect on the Acquired Assets or the ability of the Business to acquire any property or conduct its business in any area, or a Material Adverse Effect on the ability of GTA, Seller, Parent, Holding Company, Condo Owner or Management Company to consummate any of the transactions contemplated hereby.

Section 4.10                            Compliance with Laws, Court Orders and Permits.

(a)                                  Except as disclosed in Schedule 4.10(a) attached hereto, to the Knowledge of Seller, GTA, Seller, Parent, Holding Company, Condo Owner, Management Company and their Affiliates have complied, and will seek to continue to comply, in a timely manner and in all material respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local and foreign governments and agencies thereof that affect the business, properties, operations or assets of the Business or any of the Acquired Assets and to the Knowledge of Seller there are no circumstances that, if not remedied or modified, would prevent or materially interfere with such compliance in a manner which could reasonably be expected to constitute or result in a Material Adverse Effect.

(b)                                 Schedule 4.10(b) attached hereto sets forth a list of all Permits currently held by Seller related to the conduct of the Business.  To the Knowledge of Seller, each such Permit has been duly obtained and is in full force and effect.  Seller will seek to continue to obtain and renew such Permits as may be reasonably practicable until the Closing Date.  To the Knowledge of Seller, (i) no notice of material violation of the terms of any Permit related to the Acquired Assets has been received by Seller, which notice pertains to a default which, as of the Execution Date, remains uncured, (ii) no violation has been alleged by any Governmental Authority, which violation remains, as of the Execution Date, uncured, and (iii) no proceeding is pending or, to the Knowledge of Seller, threatened, to revoke or materially limit any such Permit.

Section 4.11                            Real Property.

(a)                                  Schedule 4.11(a) attached hereto sets forth a true and correct list of all of the real property, together with all undeveloped real property, all buildings and Improvements and all easements and other rights and interests appurtenant thereto, which are directly or indirectly owned by Seller or Condo Owner, without regard to whether such real property is used solely in the operation or conduct of the Business (the “Owned Real Property”).  Schedule 4.11(a) attached hereto shall also include a general description of the Owned Real Property.  To the Knowledge of Seller, the Owned Real Property is not subject to any Liens other than Permitted Liens or Liens otherwise disclosed in this Agreement.  Other than those documents set forth as exceptions to title on the Title Commitment, Seller has made available to Buyer true and correct copies of (i) all material deeds, mortgages, deeds of trust, certificates of occupancy, title insurance policies and surveys relating to the Owned Real Property and (ii) all material Liens, occupancy agreements, possessory rights, options and rights of first refusal, other than the Permitted Liens, relating to or affecting any parcel of the Owned Real Property.

(b)                                 Other than those documents set forth as exceptions to title on the Title Commitment, Schedule 4.11(b) attached hereto sets forth a true and correct list of all of the real property leases, subleases and other occupancy agreements (the “Leases”) in effect as of the Execution Date under which Seller or any of its Affiliates is a lessor, sublessor, lessee or sublessee regarding real property that will be transferred to Buyer on the Closing Date (collectively, the “Leased Real Property”); provided, however, that the Rental Pool Agreement shall not be considered a Lease for purposes of this Agreement.  Seller has made available to Buyer true and correct copies of all such Leases, including all material amendments, modifications, assignments, supplements and renewals thereof.  To the Knowledge of Seller, there are no oral agreements in effect as to any Lease.  To the Knowledge of Seller, all such Leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect free and clear of all Liens, other than Permitted Liens.  There are no existing defaults by Seller or any of its Affiliates beyond any applicable grace periods under such Leases, except for defaults which, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Material Adverse Effect, and neither Seller nor any of its Affiliates has received any notice of default, except for defaults which have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the Knowledge of Seller, there are no existing defaults by any landlord or tenant, as applicable, under such Leases.  Except as set forth in Schedule 4.11(b) attached hereto, (i) the consummation of the transactions contemplated by this Agreement will not constitute a default, or give rise to a right of termination, cancellation or acceleration of any right under, any of the Leases, and (ii) no Lease requires the consent of the applicable landlord under such Lease in order to transfer such Lease to Buyer in accordance with the terms of such Lease.  Each guaranty, if any, by Seller or its applicable Affiliate with respect to a Lease is in full force and effect.

(c)                                  Other than those documents set forth as exceptions to title on the Title Commitment and except as set forth in Schedule 4.11(c) attached hereto, neither Seller nor any of its Affiliates has assigned its interests under any of the Leases, sublet any interest in any premises demised thereunder, or otherwise encumbered its interest therein.  Seller and its Affiliates have, and shall have as of the Closing Date, good and valid leasehold title to the Leased Real Property not directly owned by Seller or any of its Affiliates free and clear of all Liens, other than Permitted Liens.

(d)                                 Neither Seller nor any of its Affiliates has received any written notice from any Governmental Authority with jurisdiction that any certificate of occupancy or Permits with respect to the buildings, structures and improvements on any of the Owned Real Property and the occupancy and use thereof have not been obtained and are not in full force and effect, and there is no presently pending or, to the Knowledge of Seller, threat of modification, suspension or cancellation of any of the same which has had, or could reasonably be expected to have, a Material Adverse Effect.

(e)                                  Except as set forth in Schedule 4.11(e) attached hereto, neither Seller nor any of its Affiliates has received written notice from any Governmental Authority with jurisdiction of any outstanding condemnation, expropriation or other proceedings in eminent domain pending, proposed or threatened with respect to any of the Real Property.

(f)                                    Neither Seller nor any of its Affiliates has given any notice to any landlord under any of the Leases indicating that Seller or any of its Affiliates will not exercise any expansion or renewal options under the Leases, except such non-extension or non-renewal of such options that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)                                 Except as set forth in Schedule 4.11(g) attached hereto, there are no tax reduction proceedings pending in respect of the Owned Real Property of which Seller has received notice from the applicable taxing authority.

(h)                                 Neither Seller nor any of its Affiliates has received any written notice of default from any other party to any reciprocal easement agreement, which default remains uncured, as of the Execution Date.

Section 4.12                            Intellectual Property.

(a)                                  To the Knowledge of Seller, Schedule 4.12(a) attached hereto sets forth a true and correct list of all United States, state and foreign Intellectual Property owned by Seller and used in the Business, including all: (i) patents and patent applications, (ii) trademark and service mark registrations (including Internet domain name registrations and “Innisbrook”), trademark and service mark applications and material unregistered trademarks and service marks, and (iii) copyright registrations, copyright applications and material unregistered copyrights.

(b)                                 To the Knowledge of Seller, Schedule 4.12(b) attached hereto lists all material Software which is licensed, leased or otherwise used in or by the Business, and all material Software owned by Seller (“Proprietary Software”).

(c)                                  Schedule 4.12(c) attached hereto sets forth a true and correct list of all agreements granting or obtaining any right to use or practice any rights under any material Intellectual Property to which Seller is a party or otherwise bound, as licensee or licensor thereunder, including, without limitation, license agreements, settlement agreements and covenants not to sue (collectively, the “License Agreements”).

(d)                                 To the Knowledge of Seller:

(i)                                     Seller owns or possesses adequate licenses or other legal rights to use all Intellectual Property owned or used by Seller, free and clear of all liens or other encumbrances that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(ii)                                  any Intellectual Property owned or used by Seller and its Affiliates that is material to the Business has been duly maintained, is valid and subsisting, in full force and effect and has not been cancelled, expired or abandoned;

(iii)                               neither Seller nor any of its Affiliates has received notice from any third party regarding any actual or potential infringement by Seller or any of its Affiliates of any intellectual property of such third party;

(iv)                              neither Seller nor any of its Affiliates has received notice from any third party regarding any assertion or claim challenging the validity of any Intellectual Property owned by Seller or used in the Business; and

(v)                                 no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by Seller.

(e)                                  Seller has not licensed or sublicensed its rights in any material Intellectual Property, or received or been granted any such rights, other than pursuant to the License

Agreements and the Contracts, including, without limitation, the Westin Management Agreement.

(f)                                    Each License Agreement is a valid and binding obligation of Seller or its Affiliate party thereto, enforceable in accordance with its terms, and, to the Knowledge of Seller, there exists no event or condition which will result in a violation or breach of, or constitute a default by Seller or its Affiliate party thereto or, to the Knowledge of Seller, the other party or parties thereto, under such License Agreement.

Section 4.13                            Finders’ Fees.

Except for Houlihan Lokey or its Affiliates, whose fees shall be paid by Seller or any of its Affiliates at the Closing, there is no investment banker, broker, finder, financial advisor or other intermediary which is or might be entitled to any fee, commission or compensation from, or which has been retained by or is authorized to act on behalf of, Seller or any of its Affiliates in connection with any of the transactions contemplated by this Agreement.  In the event of any claims therefor, Seller shall indemnify, defend and hold Buyer and its Affiliates harmless from and against all such claims, losses, costs or expenses, including, without limitation, reasonable attorneys’ fees, arising as a result thereof.

Section 4.14                            Employees.

(a)                                  Schedule 4.14 attached hereto sets forth a true and correct list of all Employees of the Business as of September 20, 2005, as well as certain employees of Westin, Troon and other third parties as set forth in Schedule 4.14 attached hereto.

(b)                                 The employment of no managers of the Business has been terminated, voluntarily or involuntarily, since September 21, 2005.

Section 4.15                            Employee Benefit Plans.

(a)                                  Schedule 4.15(a) attached hereto contains a true and correct list of each material employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, retiree medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, retention, or retirement plan, program, agreement or arrangement and each other material employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Seller, or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with Seller would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any Employee or former employee of the Business, whether formal or informal and whether legally binding or not (the “Plans”).  Schedule 4.15(a) attached hereto includes each of the Plans, if any, that is an “employee welfare benefit plan” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans collectively, the “ERISA Plans”).  Except as disclosed in Schedule 4.15(a) attached hereto, none of Seller nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any Employee or former employee or director of the Business in a manner which could reasonably be expected to constitute or result in a Material Adverse Effect.

(b)                                 With respect to each of the Plans, Seller shall make available to Buyer upon Buyer’s request true and correct copies of each of the following documents, as applicable:

(i)                                     a copy of the Plan document, including all amendments thereto, for each written Plan or a written description of any Plan that is not otherwise in writing;

(ii)                                  a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last two Plan years ending prior to the Execution Date; and

(iii)                               all contracts relating to the Plans with respect to which Buyer may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements.

(c)                                  To the Knowledge of Seller, no liability under Title IV of ERISA has been incurred by Seller or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Seller or any ERISA Affiliate of incurring any liability under such Title, other than liability for premiums due to the Pension Benefit Guaranty Corporation (the “PBGC”), which payments have been or will be made when due.

(d)                                 To the Knowledge of Seller, none of Seller, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder nor any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which Seller or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code.

(e)                                  No Plan is a “multi-employer pension plan”, as such term is defined in Section 3(37) of ERISA.

(f)                                    To the Knowledge of Seller, each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including, but not limited to, ERISA and the Code.

(g)                                 Each of the ERISA Plans that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code has (i) received a favorable determination letter that such Plan satisfied the requirements of the Tax Reform Act of 1986 and the statutes referenced in IRS Announcement 2001 104 and any amendments thereto or (ii) has submitted a request for a determination within the applicable remedial amendment period.

(h)                                 No Plan provides benefits, including, without limitation, death or medical benefits whether or not insured, with respect to any Employee or former employee of Seller or any ERISA Affiliate after retirement or other termination of service other than (i) coverage mandated by applicable laws or (ii) benefits the full direct cost of which are borne by the Employee or former employee or beneficiary thereof.

(i)                                     Except as set forth in Schedule 4.15(i) attached hereto, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any Employee or former employee, officer, director or consultant of Seller or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of, or otherwise enhance, any benefit due to any such employee, officer, director or consultant.

(j)                                     Except as set forth in Schedule 4.15(j) attached hereto, there are no pending, or to the Knowledge of Seller, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan other than routine claims for benefits.

Section 4.16                            Environmental Matters.

Except as set forth in any environmental report made available to Buyer or disclosed in Schedule 4.16 attached hereto or other matters which may be customary in the operation of golf courses or could not reasonably be expected to constitute or result in a Material Adverse Effect:

(a)                                  no written claim, notice, request for information, order, complaint or penalty has been sent to or, to the Knowledge of Seller, is threatened against, Seller or any of its Affiliates relating to the Business and there are no judicial, administrative or other actions, suits or proceedings pending or threatened against Seller which relate to the Acquired Assets and allege a violation of or a liability under any Environmental Law, in each case arising out of any Environmental Law or relating to the disposal or Release of any Hazardous Substances and relating to (i) Seller or any of its Affiliates or (ii) any other Person whose liability for such matter Seller or any of its Affiliates has assumed or retained contractually or by operation of law;

(b)                                 to the Knowledge of Seller, Seller has received no written notice that, in relation to the Business or the Acquired Assets, Seller or any of its Affiliates is not in material compliance with applicable Environmental Laws and, to the Knowledge of Seller, there are no facts or circumstances that would materially increase the cost of maintaining such compliance in the future;

(c)                                  to the Knowledge of Seller, neither Seller nor any of its Affiliates has Released or threatened to Release a Hazardous Substance at (i) any parcel of Owned Real Property or (ii) any other location as a result of the operation of the Business or with respect to which Seller or any of its Affiliates has assumed or retained liability contractually or by operation of law relating to the Business, which in the case of either (i) or (ii) is reasonably likely to result in a material Environmental Liability, and neither Seller nor any of its Affiliates has filed any notice with any Governmental Authority under any Environmental Law reporting a Release or threatened Release of any Hazardous Substance relating to the Business;

(d)                                 Seller has made available for inspection by Buyer copies of all material audits, reports (including any Phase I Environmental Site Assessments and Phase II

Environmental Site Assessments), studies, analyses, tests, or monitoring to the extent addressed to Seller and in the possession of Seller and its Affiliates and relating to (i) Hazardous Substances in, on, beneath or adjacent to any property where any portion of the Business is operated or (ii) any compliance with or Liability under Environmental Law of Seller or any of its Affiliates relating to the Business;

(e)                                  without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where, with respect to the Business, Seller or any of its Affiliates has stored, disposed or arranged for the disposal of Hazardous Substances are identified in Schedule 4.16(e) attached hereto, and (ii) all underground storage tanks located on the Owned Real Property are identified in Schedule 4.16(e) attached hereto, except as set forth in any environmental report made available to Buyer; and

(f)                                    to the Knowledge of Seller, Seller has received no written notice that, during the time period of Parent’s lender relationship with GHR, GHR was not in material compliance with applicable Environmental Law in relation to the Business or the Acquired Assets.

Section 4.17                            Labor Matters.

(a)                                  Except as set forth in Schedule 4.17 attached hereto, (i) there are no collective bargaining agreements or agreed upon work rules or practices in effect relating to the Employees (other than any employee handbook, workplace publication or similar materials) or any other contract or commitment to any labor union or association representing any Employee, (ii) no labor union or association or collective bargaining agent represents or claims to represent any Employee, (iii) there is no organizational effort currently being made or, to the Knowledge of Seller, threatened to organize any Employee, nor was there any within the two (2) years prior to the Execution Date, (iv) there has been no strike, slowdown, work stoppage, lockout, arbitration or other material work-related dispute involving any Employee, and no such action is now pending or affecting the Business, nor, to the Knowledge of Seller, is any such action threatened, (v) there are no grievances arising out of any collective bargaining or similar agreement or other grievance procedure, (vi) neither Seller nor any of its Affiliates has received notice of the intent of any national, federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Business, and no such investigation is in progress, (vii) no proceeding against Seller or any of its Affiliates relating to the Business, or controversy or dispute between Seller or any of its Affiliates and any Employee or former employee, or any applicant for employment in the Business, has been filed or, to the Knowledge of Seller, threatened, relating to the alleged violation of any law pertaining to labor relations or employment matters, including any charge, complaint or petition filed by any Employee or former employee of the Business or applicant for employment in the Business or labor organization or labor union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the United States Department of Labor or any other Governmental Authority, and (viii) there are no written personnel policies, rules or procedures applicable to Employees, other than any employee handbook, workplace publication or similar material and the items set forth in Schedule 4.17 attached hereto, true and correct copies of which shall be made available to Buyer.  To the Knowledge of Seller, Seller and its Affiliates are, and have at all times been, in compliance in all material respects with the terms and requirements of, and are not currently in default in any material respect under, (i) any collective bargaining agreement or other labor union contract covering any Employee or (ii) any applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation with respect to any Employee or former employee of the Business.

(b)                                 Neither Seller nor any of its Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state or local laws, including with respect to the provision of any notice of any plant closing or mass layoff taking place up to and including the Closing Date, which remains unpaid or unsatisfied or which has not been accrued and which relates to any Employee or former employee of the Business.  Neither Seller nor any of its Affiliates has ordered a plant closing or mass layoff (as defined in WARN) in the past six (6) months involving any Employee or former employee of the Business nor has the Business laid off more than forty-nine (49) full-time employees accounting for thirty-three percent (33%) or more of the total number of employees at any single site of employment in any thirty (30) day period during the last twelve (12) months.

Section 4.18                            Tax Matters.

Except as set forth in Schedule 4.18 attached hereto or other matters which could not reasonably be expected to constitute or result in a Material Adverse Effect:

(a)                                  Seller is and always has been classified as a “disregarded entity” for United States federal, state and local income Tax purposes;

(b)                                 Seller has duly filed, or has had filed, all Tax Returns required to be filed by or in respect of Seller in a timely manner, and, to the Knowledge of Seller, all such Tax Returns are true and correct in all material respects;

(c)                                  to the Knowledge of Seller, Seller has duly paid or has had paid, all Taxes required to be paid by or in respect of Seller in a timely manner, whether or not shown or required to be shown on any Tax Return or has adequate reserves to pay any contested Taxes;

(d)                                 there is no outstanding request, agreement, waiver or consent providing for an extension of the statutory period of limitations with respect to any Taxes or Tax Returns of or in respect of Seller, and no power of attorney granted by or in respect of Seller with respect to any Tax matter relating to the Business or the Acquired Assets is currently in force;

(e)                                  no Tax liens (except for statutory liens for current Taxes not yet due and payable) on any of the Acquired Assets have been filed and there is no action, suit, proceeding, investigation, audit or claim now pending or threatened against or in respect of Seller with respect to any Tax or Tax Return nor are there any Taxes for which Seller could be liable under Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign Tax law;

(f)                                    Seller is not a party to or otherwise bound by any agreement or understanding providing for the allocation or sharing of Taxes, nor does Seller have any obligation or liability under any such agreement or understanding to which it was once a party or otherwise bound; and

(g)                                 Seller is not a “foreign person” as defined in Section 1445(b)(2) of the Code.

Section 4.19                            Accounts Receivable.

All of the Accounts Receivable of Seller and its Affiliates that are reflected in the Unaudited Balance Sheet have been recorded, net of reserves, in accordance with GAAP, and all Accounts Receivable that have arisen since the date of the Unaudited Balance Sheet, have arisen only from bona fide transactions with independent third parties in the ordinary course of business consistent with past practice.  The Accounts Receivable used in the preparation of the Statement of the Closing Date Working Capital shall be net of the respective reserves used in the preparation of the Statement of the Closing Date Working Capital shown thereon, which reserves shall be adequate and calculated in accordance with GAAP in a manner generally consistent with past practice.  Subject to such reserves, to the Knowledge of Seller, each of the Accounts Receivable used in the preparation of the Statement of the Closing Date Working Capital is expected to be collectible generally consistent with the history of collections for the Business during the prior twelve (12) month period.

Section 4.20                            Insurance.

(a)                                  Schedule 4.20 attached hereto contains a true and correct list of all policies of property, fire and casualty, product liability, workers’ compensation and other forms of insurance owned or held by Seller or any of its Affiliates in relation to the Business or the Acquired Assets.  As of the Execution Date, Seller is not aware of any occurrence or incident that could reasonably be expected to give rise to a claim for insurance by Seller or any of its Affiliates under any “claims made” insurance policy that has not been reported to the primary carrier and, if applicable, excess carrier issuing any such policy.

(b)                                 Seller and its Affiliates have paid all premiums due and, to the Knowledge of Seller, have otherwise performed all of their respective material obligations under the insurance policies listed in Schedule 4.20 attached hereto, except to the extent that any failure to pay or perform thereunder could not reasonably be expected to constitute or result in a Material Adverse Effect.  Neither Seller nor any of its Affiliates has received any notice of cancellation or any other indication that any material insurance policy listed in Schedule 4.20 attached hereto is no longer in full force and effect or will not be renewed or that the issuer of any such policy is not willing or able to perform its obligations thereunder.  To the Knowledge of Seller, there is no material claim asserted by Seller or any of its Affiliates pending under the insurance policies listed in Schedule 4.20 attached hereto as to which coverage has been finally denied by the underwriters of any such policy or arrangement.

Section 4.21                            Transactions with Affiliates.

As of the Execution Date, no Material Contracts or material transactions relating to the Business, other than employment or consulting contracts, between any Employee, partner,

limited partner, officer or director of Seller or any of their relatives, on the one hand, and Seller or any of its Affiliates, on the other hand, existed.

Section 4.22                            Knowledge of Westin.

At any time prior to the Closing, upon reasonable prior written notice to Seller, Buyer is free to meet and confer with Westin respecting the Business and the Westin Management Agreement, subject to the availability of Westin and Seller’s right to attend all such meetings and conferences; provided, however, Seller’s attendance shall not be a condition to Buyer’s right to any such meeting or conference if Seller has received from Buyer reasonable prior written notice of such meeting or conference, together with the full agenda for such meeting or conference.

Section 4.23                            Knowledge of Troon.

At any time prior to the Closing, upon reasonable prior written notice to Seller, Buyer is free to meet and confer with Troon respecting the Business and the Troon Management Agreement, subject to the availability of Troon and Seller’s right to attend all such meetings and conferences; provided, however, Seller’s attendance shall not be a condition to Buyer’s right to any such meeting or conference if Seller has received from Buyer reasonable prior written notice of such meeting or conference, together with the full agenda for such meeting or conference.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer and Buyer’s Guarantor, if any, represent and warrant to GTA, Seller, Parent, Holding Company, Condo Owner and Management Company that all of the statements contained in this Article 5 are true and correct as of the Execution Date, and will be true and correct in all material respects as of the Closing Date as though made on the Closing Date.

Section 5.01                            Corporate Existence and Power.

Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, and is duly authorized to conduct the business in which it is engaged and to own and use the properties owned and used by it and has, in all material respects, all the permits required to carry on its business as now conducted.

Section 5.02                            Corporate Authorization.

The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby by Buyer are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and assuming the due authorization, execution and delivery by GTA, Seller, Parent, Holding Company, Condo Owner and Management Company, this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as (i) the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium or other similar applicable laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 5.03                            Governmental Authorizations.

The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority, except as set forth in Schedule 5.03 attached hereto.

Section 5.04                            Noncontravention.

The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby by Buyer do not and will not (i) violate any provision of the organizational documents of Buyer, (ii) assuming compliance with the matters referred to in Section 5.03 hereof, violate any applicable law, rule, regulation, judgment, injunction, order or decree, or agreement with or condition imposed by any Governmental Authority, (iii) require any approval or consent or other action by any Person under, constitute a default under (or with notice, lapse of time, or both would result in such a breach or default), or give rise to any right of termination, material amendment, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer, (iv) result in the creation or imposition of any lien on any Acquired Asset after the Closing Date, or (v) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or a revocation of, any permit to be utilized in the operation of the Business after the Closing Date.

Section 5.05                            Financing.

As of the expiration of the Due Diligence Period, Buyer shall provide Seller with evidence of Buyer’s efforts and progress with respect to securing the financing necessary to consummate the transactions contemplated by this Agreement and any ancillary agreements to which Buyer shall be a party.  As of the Closing, Buyer shall have sufficient unrestricted funds available or committed lines of credit or other financing necessary to consummate the transactions contemplated by this Agreement and any ancillary agreements to which Buyer shall be a party.  There shall be no financing contingency for the benefit of Buyer.  Notwithstanding anything to the contrary set forth in this Agreement, the parties acknowledge and agree that it shall not be a condition to the obligations of Buyer to consummate the transactions contemplated hereby that Buyer have sufficient funds for payment of the Purchase Price and any adjustments thereto.

Section 5.06                            Finders’ Fees.

There is no investment banker, broker, finder, financial advisor or other intermediary which is or might be entitled to any fee, commission or compensation from, or which has been retained by or is authorized to act on behalf of, Buyer or any of its Affiliates in connection with any of the transactions contemplated by this Agreement.  In the event of any claims by any investment banker, broker, finder, financial advisor or other intermediary which is or might be entitled to any fee, commission or compensation from, or which has been retained by or is authorized to act on behalf of, Buyer or any of its Affiliates in connection with any of the transactions contemplated by this Agreement, Buyer shall indemnify, defend and hold Seller and its Affiliates harmless from and against all such claims, losses, costs or expenses, including, without limitation, reasonably attorneys’ fees, arising as a result thereof.

Section 5.07                            No Undisclosed Liabilities.

Neither Buyer nor any Affiliate of Buyer has any material liabilities arising out of or relating to Buyer’s business, other than:

(a)                                  liabilities disclosed in Schedule 5.07 attached hereto; and

(b)                                 liabilities incurred in connection with the terms of this Agreement which do not and will not materially impair the ability of Buyer to perform any of its respective obligations under this Agreement.

Section 5.08                            Litigation.

Except as disclosed in Schedule 5.08 attached hereto, there is no action, suit, investigation, inquiry, arbitration, claim or proceeding pending against or affecting, or, to the Knowledge of Buyer, threatened against or affecting, its business or assets before or by any court or administrative agency or arbitrator or any Governmental Authority, which may have a material adverse effect on the Buyer, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement and, to the Knowledge of Buyer, there is no basis for any such action, suit, investigation, arbitration, claim or proceeding.  Except as otherwise set forth in this Agreement, Buyer is not subject to any judgment order or decree which may have a material adverse effect on the Acquired Assets or the ability of the Business to acquire any property or conduct its business in any area after the Closing Date, or an adverse effect on the ability of Buyer to consummate this Agreement or any of the transactions contemplated hereby.

Section 5.09                            Compliance with Laws, Court Orders and Permits.

Buyer has complied, and will continue to comply, in a timely manner and in all material respects, with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local and foreign governments and agencies thereof that will affect the business, properties, operations or assets of Buyer or any of the Acquired Assets after the Closing Date and, to the Knowledge of Buyer, there are no circumstances that, if not remedied or modified, would prevent or materially interfere with such compliance.

Section 5.10                            No Liability Under Confidential Information Memorandum.

No statement in the Confidential Information Memorandum, any other document provided to Buyer or any of its agents or representatives by Houlihan Lokey or any of its Affiliates or any other document provided or made available as a part of the Due Diligence Materials or Property Information constitutes a representation, warranty or covenant of GTA, Seller, Parent, Holding Company, Condo Owner, Management Company or any of their

Affiliates or any other Person.  Neither the Confidential Information Memorandum, any other document provided to Buyer by Houlihan Lokey or any of its Affiliates or any other document provided or made available as a part of the Due Diligence Materials or Property Information nor any statement therein may result in a breach or default by GTA, Seller, Parent, Holding Company, Condo Owner or Management Company pursuant to this Agreement or the transactions contemplated hereby.  Seller’s and Parent’s express representations and warranties set forth in this Agreement are qualified in their entirety by the Due Diligence Materials and the Property Information.

Section 5.11                            As-Is Sale; Release.

(a)                                  Seller Disclaimer.  Other than as specifically set forth in this Agreement, each of the Seller Parties hereby disclaims the making of any representations or warranties, express or implied, regarding the Acquired Assets, Assumed Liabilities, Business or Real Property or any part thereof or any matters affecting the Acquired Assets, Assumed Liabilities, Business or Real Property or any part thereof, including, without limitation, the physical condition of the Acquired Assets, Assumed Liabilities, Business or Real Property or any part thereof, title to or boundaries of the Acquired Assets, Assumed Liabilities, Business or Real Property or any part thereof, pest control, soil conditions, hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use or zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns and all other information pertaining to the Acquired Assets, Assumed Liabilities, Business or Real Property or any part thereof.  Moreover, Buyer acknowledges that (i) Buyer is a sophisticated investor, knowledgeable and experienced in the financial and business risks attendant with an investment in real property and capable of evaluating the merits and risks of entering into this Agreement and acquiring the Acquired Assets, Assumed Liabilities, Business and Real Property, (ii) except with respect to the representations and warranties expressly contained in this Agreement and in the certificates or other writings delivered by Seller pursuant to Article 10 hereof, Buyer has entered into this Agreement with the intention of making and relying upon its own, or its experts’, investigation of the physical, environmental, economic, and legal condition of the Acquired Assets, Assumed Liabilities, Business and Real Property or any part thereof, including, without limitation, any mechanical, electrical, HVAC, life support, fire safety, fire control and other systems, and all documents relating to the leasing, management and operation of the Acquired Assets, Assumed Liabilities, Business or Real Property or any part thereof, the compliance of the Acquired Assets, Assumed Liabilities, Business or Real Property or any part thereof with all authorizations of any Governmental Authority and other governmental laws, rules and regulations and the operation of the Acquired Assets, Assumed Liabilities, Business or Real Property or any part thereof, (iii) Buyer is not relying upon any representation or warranty, other than as expressly set forth in this Agreement and in the certificates or other writings delivered by Seller pursuant to Article 10 hereof, made by any of the Seller Parties or anyone acting or claiming to act on their behalf concerning the Acquired Assets, Assumed Liabilities, Business or Real Property or any part thereof, and (iv) except with respect to the representations and warranties of Seller expressly set forth in this Agreement and in the certificates or other writing delivered by Seller pursuant to Article 10 hereof, Buyer has not relied on, or been induced to enter into this Agreement or any transaction contemplated herein by, any duty, obligation or responsibility on the part of any of the Seller Parties to disclose any fact or circumstance relating to the Acquired Assets, Assumed Liabilities, Business or Real Property or

any part thereof.  Buyer further acknowledges that it has not received from any of the Seller Parties any accounting, tax, legal, securities, architectural, engineering, property management, real property or any other advice with respect to the transactions contemplated by this Agreement and is relying solely upon the advice of Buyer’s own accounting, tax, legal, securities, architectural, engineering, property management, real property and other advisors with respect to the transactions contemplated by this Agreement.  Except as otherwise expressly set forth in this Agreement and in the certificates or other writings delivered by Seller pursuant to Article 10 hereof, and except as otherwise provided in Section 5.11(c) hereof with respect to fraud claims, Buyer shall acquire the Acquired Assets, Assumed Liabilities, Business and Real Property and each part thereof “AS IS-WHERE IS” and with all faults on the Closing Date and assume the risk that adverse physical, environmental, economic or legal conditions may not have been revealed to Buyer.  Except with respect to a material breach of the representations and warranties expressly made by any of the Seller Parties in this Agreement and as otherwise provided in Section 5.11(c) hereof with respect to fraud claims, none of the Seller Parties shall have any liability of any kind or nature for any subsequently discovered defects in the physical condition of the Acquired Assets, Assumed Liabilities, Business or Real Property or any part thereof, whether such defects were latent or patent.  This Section 5.11(a) shall survive any Closing and any termination of this Agreement.

(b)                                 Buyer Releases of Seller and Seller Affiliates.  Except as specifically set forth in this Agreement, at the expiration of the period for the survival of the same as more fully described herein, Buyer and its Affiliates and anyone claiming by, through or under them, each hereby fully and irrevocably releases each of the Seller Parties, and their respective officers, directors, employees, agents, consultants and other representatives (collectively, the “Seller Released Parties”), from any and all claims, whether known or unknown, foreseen or unforeseen, now existing or hereafter arising, that it or they may then have against any of the Seller Released Parties for any cost, loss, liability, damage, expense, action or cause of action at law, in equity or otherwise, arising from or relating in any way to (i) the parcels or any of them, including, without limitation, any and all claims, whether known or unknown, foreseen or unforeseen, now existing or hereafter arising, relating in any way to or arising under or in connection with any of the Leases or management agreements and/or any claim relating in any way to or arising from the physical or environmental condition of such parcels, the operation of such parcels and/or the repair or maintenance of such parcels, or arising from any breach of an express representation, warranty or covenant of Seller contained in this Agreement, except for claims arising from any breach of an express representation, warranty or covenant of Seller contained in this Agreement that expressly survives the Closing by the terms of this Agreement, or (ii) the partnership agreement of Seller, or any relationship of any of the Seller Released Parties with Buyer or any of its Affiliates, including, without limitation, as partners in Seller or any other relationship among any of the Seller Released Parties with Buyer and/or its Affiliates, whether as partners, co-members, shareholders or any other relationship, including, without limitation, any and all claims, whether known or unknown, foreseen or unforeseen, now existing or hereafter arising, that any such Seller Released Parties may have accrued as fiduciaries of Buyer or any of its Affiliates, or arising in any manner whatsoever; provided, however, that this release shall no longer be effective if this Agreement is terminated and (A) a court of competent jurisdiction determines on a final, non-appealable basis that Seller materially breached this Agreement, (B) Buyer’s closing conditions set forth in Article 10 hereof have not been satisfied or waived by Buyer, or (C) Seller’s closing conditions set forth in Article 10 hereof have not been satisfied or waived by Seller.  Buyer and its Affiliates further agree that the releases hereunder shall be given full force and effect according to each of their express terms and provisions, including, without limitation, any unknown and suspected claims, damages and causes of action.  Notwithstanding any provisions at law or by statute pertaining to releases and waivers of claims, the releases contained herein shall each constitute a full release in accordance with its terms.  Buyer and its Affiliates hereby knowingly and voluntarily waive any and all statutes, laws, rules and/or regulations that in any way would otherwise limit, restrict or nullify the effect of the releases and waivers contained herein, and acknowledge that each release and waiver contained herein is an essential and material term of this Agreement, and without such release or waiver this Agreement would not have been entered into by Seller.  Buyer and its Affiliates hereby respectively represent and warrant that they have been advised by their legal counsel or have had the opportunity to obtain advice of legal counsel of their choice, and understand and acknowledge the significance of the releases and waivers contained herein and the specific waiver of any and all statutes, laws, rules and/or regulations that in any way would otherwise limit, restrict or nullify the effect of any release or waiver contained herein.  This Section 5.11(b) shall survive any Closing and any termination of this Agreement.

(c)                                  No Fraud Waiver.  Notwithstanding anything to the contrary set forth in this Agreement, including, without limitation, this Section 5.11(c), in no event shall Buyer or Seller or any of their Affiliates waive hereby, or be deemed to have waived hereby, any right, claim or cause of action that Buyer or Seller or any of their Affiliates may have or assert against the other or any of its Affiliates relating to active fraud, and the waivers in this Agreement shall not be deemed to waive or absolve Seller or Buyer or any of their Affiliates from any liability for the active fraud of Seller.

ARTICLE 6

COVENANTS OF SELLER AND PARENT

Section 6.01                            Conduct of the Business.

(a)                                  Between the Execution Date and the Closing Date, except as set forth in this Agreement, to the extent permitted under the Westin Management Agreement and the Troon Management Agreement, GTA, Seller, Parent, Holding Company, Condo Owner and Management Company shall use commercially reasonable efforts to (i) operate and preserve the Business in the ordinary course of business on a basis generally consistent with past practice, (ii) preserve the goodwill of suppliers and service providers with respect to the Business, (iii) maintain the books, records and accounts of the Business in the usual, regular and ordinary course of business generally consistent with past practice, (iv) enforce all Contracts to be assigned to and assumed by Buyer in the ordinary course of business generally consistent with past practice (provided, however, Seller shall not be obligated to commence any litigation or terminate any such Contracts), and (v) maintain the Real Property (subject to normal wear and tear) generally consistent with past practice; provided, however, that GTA, Seller, Parent, Holding Company, Condo Owner and Management Company shall not be required to make or commit to make any capital improvements, repairs or replacements to the Acquired Assets, except improvements, repairs or replacements that GTA, Seller, Parent, Holding Company, Condo Owner or Management Company reasonably determines to be of an emergency nature.

Between the Execution Date and the Closing Date, neither GTA, Seller, Parent, Holding Company, Condo Owner, Management Company nor any of their Affiliates shall enter into any new lease affecting the Owned Real Property, or modify any existing Lease, without first obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed; provided, however, that Seller may enter into any Innisbrook 2006 Rental Pool Annual Lease Agreement in the form set forth in Exhibit 6.01 attached hereto without the prior written consent of Buyer.  Between the Execution Date and the Closing Date, neither GTA, Seller, Parent, Holding Company, Condo Owner, Management Company nor any of their Affiliates shall enter into any new contracts or agreements not in the ordinary course of business affecting the Business or the Owned Real Property, or modify any of the existing Contracts other than in the ordinary course of business; provided, however, that GTA, Seller, Parent, Holding Company, Condo Owner, Management Company and their Affiliates may enter or modify any contracts or agreements that may be terminated upon not more than thirty (30) days’ notice without payment of a penalty.

(b)                                 After the expiration of the Due Diligence Period, except in the case of emergencies and capital expenditures committed prior to the expiration of the Due Diligence Period, Seller shall notify Buyer in writing of any capital expenditure of a non-emergency nature that GTA, Seller, Parent, Holding Company, Condo Owner, Management Company or any of their Affiliates propose to make relating to the Acquired Assets.  Within three (3) Business Days of Buyer’s receipt of such notice, Buyer shall, pursuant to a written notice to Seller, consent or reasonably withhold its consent to such capital expenditure.  In the event Buyer does not furnish Seller with written notice pursuant to this Section 6.01(b), Buyer shall be deemed to have consented to the applicable capital expenditure and the obligations of Seller thereunder shall be assumed by Buyer at the Closing.  In the event Buyer reasonably withholds its consent by written notice to Seller pursuant to this Section 6.01(b), Seller shall not make the applicable capital expenditure.

Section 6.02                            Access to Information.

From the Execution Date until the Closing Date, and otherwise subject to the limitations, restrictions and exceptions provided in Sections 2.08(c) hereof, upon reasonable notice, Seller shall (i) make available to Buyer reasonable access to the books and records of Seller related to the Acquired Assets and Assumed Liabilities; (ii) make available to Buyer such financial and operating data and other information relating to the Business as Buyer may reasonably request and Seller may have, (iii) to the extent not otherwise available under this Section 6.02, allow Buyer reasonable access to Seller’s senior executive officers for Buyer’s reasonable investigation of the Business, and (iv) abide by the terms set forth in Section 2.08 hereof; provided, however, that any such access or furnishing of information shall be conducted during normal business hours upon reasonable notice to Seller, under the supervision of Seller’s personnel or designees in such a manner as to not unreasonably interfere with the conduct of the Business or the normal operations of Seller or any of its Affiliates and at Buyer’s sole cost and expense, except that Buyer shall not compensate Seller for any payment made by Seller for the time or reasonable travel, lodging or meal expenses of Seller’s executives, employees, agents or representatives in relation thereof.  Notwithstanding anything to the contrary in this Agreement, Seller shall not be required at any time to disclose any information to Buyer (1) that is, in Seller’s sole discretion, confidential, including, without limitation, any information regarding other bids, bidders or analysis or advice with respect thereto, or (2) if such disclosure would (A) in Seller’s sole discretion jeopardize any applicable privilege, including attorney-client privilege or work-product privilege, or (B) contravene any duty imposed by applicable laws.

Section 6.03                            Estoppel Certificates.

(a)                                  Within three (3) Business Days after the Execution Date, Seller shall request of each landlord under each Lease that an executed copy of any estoppel certificate that is an obligation pursuant to the terms of the applicable Lease be delivered to Buyer prior to expiration of the Due Diligence Period.  In the event that any or all landlords under any Lease do not provide such certificates under this Section 6.03(a), such event shall not in any way constitute a breach of this Agreement by Seller or any of its Affiliates.

(b)                                 Within three (3) Business Days after the Execution Date, Seller shall request of Westin that an executed copy of the Westin Estoppel Certificate be delivered by Westin to Buyer prior to expiration of the Due Diligence Period.  In the event that Westin does not provide the Westin Estoppel Certificate to Buyer or to Seller as provided under this Section 6.03(b) for any reason, such event shall not in any way constitute a breach of this Agreement by Seller or any of its Affiliates.

(c)                                  Within three (3) Business Days after the Execution Date, Seller shall request of Troon that an executed copy of the Troon Estoppel Certificate be delivered by Troon to Buyer prior to expiration of the Due Diligence Period.  In the event that Troon does not provide the Troon Estoppel Certificate to Buyer or to Seller as provided under this Section 6.03(c) for any reason, such event shall not in any way constitute a breach of this Agreement by Seller or any of its Affiliates.

Section 6.04                            Condo Association Approval.

Within three (3) Business Days after the Execution Date, Condo Owner shall notify Condo Association, pursuant to Section 11.2(a)(i) of the Declaration of Condominium, of its intention to sell the Condo Property to Buyer and shall request that Condo Association approve such sale.  Pursuant to Section 11.2(b)(i) of the Declaration of Condominium, Condominium Association has thirty (30) days after receipt of such notice from Condo Owner to approve or disapprove the sale of the Condo Property.  In the event that Condominium Association has not approved the sale of the Condo Property prior to the Closing Date, Seller and Buyer shall (i) close all of the transactions contemplated by this Agreement, other than the purchase and sale of the Condo Property, on the Closing Date with a reduction of One Million Four Hundred Seventy-Seven Thousand Dollars ($1,477,000) in the Purchase Price (such reduction amount, the “Condo Property Purchase Price”) and (ii) close the purchase and sale of the Condo Property separately from the other Acquired Assets (the “Separate Condo Closing”).  In the event of a Separate Condo Closing, the closing of the purchase and sale of the Condo Property and the payment of the Condo Property Purchase Price by Buyer to Seller shall take place at 10:00 a.m. (Eastern time) at the offices of O’Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, New York, on the third Business Day immediately following receipt of the Condominium Association’s approval, if any, of the sale of the Condo Property to Buyer.  In the event that Condominium Association does not approve the sale of the Condo Property, such event shall not in any way constitute a breach of this Agreement by Seller, Condo Owner or any of their Affiliates and the balance of the transaction for the purchase and sale of the Acquired Assets, other than the Condo Property, shall continue to occur on the Closing Date.

Section 6.05                            Approval of GTA Board of Directors.

The GTA Board of Directors approved this Agreement and the transactions contemplated hereby (the “Initial Board Approval”), subject to the GTA Board of Director’s receipt of a fairness opinion, in a form satisfactory to the GTA Board of Directors in their sole discretion, from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. concluding that the transactions contemplated by this Agreement are fair to Seller from a financial point of view (the “Fairness Opinion”).  Within two (2) Business Days after the expiration of the Due Diligence Period and the deposit of the Deposit Amount with Escrow Agent, Seller (i) shall cause Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to deliver the Fairness Opinion and (ii) shall submit the Fairness Opinion to the GTA Board of Directors for its consideration.  Seller shall advise Buyer of the GTA Board of Director’s determination (whether it is an approval or a disapproval thereof) within one (1) Business Day thereafter (such approval of the GTA Board of Directors, if any, the “Final Board Approval”).  In the event Seller does not obtain the Final Board Approval within the aforesaid time period, and Buyer is not in material breach under this Agreement, this Agreement shall automatically terminate and Seller shall pay to Buyer the Termination Fee (as defined below).  Seller’s failure to obtain any approval of the GTA Board of Directors, including, without limitation, the Final Board Approval, shall not constitute a breach of this Agreement by Seller or any of its Affiliates and Buyer shall have no claim against Seller or any of its Affiliates in the event thereof, or any right, title or interest in the Business, the Acquired Assets or the Real Property, other than to the payment of the Termination Fee in the case of the Final Board Approval provided that Buyer is not in material breach of this Agreement.

Section 6.06                            Disclosure Supplements.

Prior to the Closing, Seller shall supplement or amend the schedules attached hereto from time to time with respect to any material matter, condition or occurrence to the Knowledge of Seller or Parent arising after the Execution Date which, if existing at, or occurring prior to or on, the Execution Date, would have been required to be set forth or described by Seller or Parent in the schedules attached hereto.  All such supplements or amendments, if any, shall be deemed to cure any breach of and/or modify (i) any representation or warranty made in this Agreement by Seller or Parent, and (ii) any covenants of Seller or Parent set forth in this Agreement.

Section 6.07                            No Solicitation.

(a)                                  GTA, Seller, Parent, Condo Owner, Holding Company and Management Company shall not, nor shall they authorize or permit any of their Affiliates, directors or officers to, and shall use their commercially reasonable efforts to cause any director, employee, investment banker, financial advisor, attorney, accountant or other representative retained by them or any of their Affiliates not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly take any other action designed to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal (as defined below), (ii) participate in any negotiations or discussions regarding, or furnish to any Person any nonpublic information with respect to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment accepting any Acquisition Proposal or relating to any Acquisition Proposal (other than a confidentiality agreement entered into with a party making an Acquisition Proposal contemplated by clause (x) below); provided, however, that if, at any time prior to the Closing (the “Applicable Period”), GTA, Seller, Parent, Condo Owner, Holding Company or Management Company receives a bona fide Acquisition Proposal that did not result from a breach of this Section 6.07(a), and the Board of Directors of GTA, Seller, Parent, Condo Owner, Holding Company or Management Company determines in good faith (A) that such Acquisition Proposal may result in a Superior Proposal (as defined below), and (B) that failure to do so may result in a breach of such Board of Directors’ fiduciary obligations under applicable law, GTA, Seller, Parent, Condo Owner, Holding Company or Management Company may (x) furnish information with respect to the Acquired Assets to the Person making such Acquisition Proposal (and its representatives) pursuant to a confidentiality agreement containing terms no less favorable to the interests of GTA, Seller, Parent, Condo Owner, Holding Company or Management Company than those set forth in the Confidentiality Agreement (such confidentiality agreement may allow such party to submit to GTA, Seller, Parent, Condo Owner, Holding Company or Management Company a proposal or offer relating to a transaction; provided, however, that such confidentiality agreement shall not in any way restrict GTA, Seller, Parent, Condo Owner, Holding Company or Management Company from complying with their disclosure obligations under this Agreement, including with respect to such Acquisition Proposal) and (y) participate in discussions or negotiations regarding such Acquisition Proposal.  For purposes of this Agreement, “Acquisition Proposal” means any bona fide inquiry, proposal, request or offer from any third party relating to (i) any direct or indirect acquisition or purchase of the Acquired Assets that constitutes ten percent (10%) or more of the net value of the Acquired Assets taken as a whole, or (ii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving GTA, Seller, Parent, Condo Owner, Holding Company or Management Company.

(b)                                 Except as expressly permitted by this Section 6.07, neither the Board of Directors of GTA, Seller, Parent, Condo Owner, Holding Company nor Management Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by such Board of Directors or such committee of this Agreement or Buyer’s purchase of the Acquired Assets, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Acquisition Proposal.

(c)                                  Notwithstanding the foregoing, in response to an Acquisition Proposal that did not otherwise result from a breach of Section 6.07(a) or 6.07(b) hereof, during the Applicable Period, the Board of Directors of GTA, Seller, Parent, Condo Owner, Holding Company or Management Company may, if it determines in good faith that the failure to take such action may result in a breach of such Board of Directors’ fiduciary obligations under applicable law, (A) withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by such Board of Directors or any committee thereof of this Agreement or Buyer’s purchase of the Acquired Assets, (B) approve or recommend, or propose to approve or recommend, such Superior Proposal (any of the foregoing actions contemplated by clause (A) or (B), a “Change of Recommendation”), or (C) terminate this Agreement pursuant to Section 12.01(h) hereof, but only after:

(i)                                     such Board of Directors has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal;

(ii)                                  Seller or Parent shall have delivered to Buyer written notice at least one (1) Business Day prior to publicly effecting such Change of Recommendation or terminating this Agreement which shall state expressly (1) that GTA, Seller, Parent, Condo Owner, Holding Company or Management Company has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal, and (3) that GTA, Seller, Parent, Condo Owner, Holding Company or Management Company intends to effect a Change of Recommendation or terminate this Agreement if Buyer does not, within five (5) Business Days of receipt of the written notice delivered pursuant to this Section 6.07(c)(ii), unequivocally confirm in writing, in a manner reasonably satisfactory to Seller, that Buyer shall (A) modify and amend the terms of the transactions contemplated by this Agreement in a manner and on terms which the Board of Directors determines is more favorable than the Superior Proposal, and, (B) if prior to the expiration of the Due Diligence Period: (x) waive Buyer’s rights pursuant to Section 2.08(f) hereof, (y) cause CWYP to deposit the Original Deposit Amount with Escrow Agent, and (z) acknowledge without qualification or condition that the Deposit Amount shall become non-refundable to Buyer upon Seller’s disapproval of the Superior Proposal and shall be delivered to Seller forthwith as liquidated damages hereunder without demand, deduction, offset or delay in the event that this Agreement is terminated for any reason other than as otherwise expressly provided in this Agreement; provided, however, that in no event shall Seller be obligated to provide the name of the Person offering the Superior Proposal or any Acquisition Proposal to Buyer; and

(iii)                               Buyer does not, within five (5) Business Days of receipt of the written notice delivered pursuant to Section 6.07(c)(ii) hereof, unequivocally confirm in writing, in a manner reasonably satisfactory to Seller, that Buyer shall (A) modify and amend the terms of the transactions contemplated by this Agreement in a manner and on terms which the Board of Directors determines is more favorable than the Superior Proposal, and, (B) if prior to expiration of the Due Diligence Period: (x) waive Buyer’s rights pursuant to Section 2.08(f) hereof, (y) cause CWYP to deposit the Original Deposit Amount with Escrow Agent, and (z) acknowledge without qualification or condition that the Deposit Amount shall become non-refundable to Buyer upon Seller’s disapproval of the Superior Proposal and shall be delivered to Seller forthwith as liquidated damages hereunder without demand, deduction, offset or delay in the event that this Agreement is terminated for any reason other than as otherwise expressly provided in this Agreement.

For purposes of this Agreement, “Superior Proposal” means any written bona fide offer made by a third party to acquire, directly or indirectly, pursuant to an asset purchase, merger, consolidation or other business combination, all or substantially all of the Acquired Assets, on terms that the Board of Directors of Seller, Parent, Condo Owner or Holding Company determines in good faith to be more favorable (taking into account (i) all financial considerations, including relevant legal, financial, regulatory and other aspects of such Acquisition Proposal and the transactions contemplated by this Agreement deemed relevant by the Board of Directors, (ii) the identity of the third party making such Acquisition Proposal, and (iii) the conditions and prospects for completion of such Acquisition Proposal) to its equity holders than the transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Buyer to amend or modify the terms of the transactions contemplated by this Agreement).

(d)                                 In addition to the obligations of GTA, Seller, Parent, Condo Owner, Holding Company and Management Company set forth in paragraphs (a) and (b) of this Section 6.07, GTA, Seller, Parent, Condo Owner, Holding Company or Management Company shall as promptly as practicable (i) advise Buyer of any Acquisition Proposal, (ii) advise Buyer of the principal terms and conditions of any Acquisition Proposal, and any changes thereto, that, in the determination of the Board of Directors of GTA, Seller, Parent, Condo Owner, Holding Company or Management Company constitutes or is reasonably likely to lead to a Superior Proposal, (iii) provide Buyer with notice of GTA, Seller, Parent, Condo Owner, Holding Company or Management Company’s intention to enter into negotiations with any third party with respect to an Acquisition Proposal, and (iv) contemporaneously with furnishing any nonpublic information with regard to GTA, Seller, Parent, Condo Owner, Holding Company or Management Company and its Affiliates to such third party, furnish such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished to Buyer); provided, however, that in no event shall Seller be obligated to provide the name of the Person offering the Superior Proposal or any Acquisition Proposal to Buyer.

(e)                                  Nothing contained in this Section 6.07 shall prohibit GTA, Seller, Parent, Condo Owner, Holding Company or Management Company (i) from taking and disclosing to its respective equity holders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its equity holders if, in the good faith judgment of the Board of Directors of GTA, Seller, Parent, Condo Owner, Holding Company or Management Company failure so to disclose would be inconsistent with the respective entity’s obligations under applicable law, including such Board of Directors’ duty of candor to its equity holders, or (ii) from taking actions permitted by Section 6.01 hereof.

(f)                                    The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.07 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties hereto that Buyer shall be entitled to seek an immediate injunction or injunctions, subject to proving the inadequacy of money damages as a remedy and the posting of a bond or other security, to prevent breaches of the provisions of this Section 6.07 and to enforce specifically the terms and provisions hereof in the United States District Court for the Middle District of Florida or any state court located in the 13th Judicial Circuit of the State of Florida, this being in addition to any other remedy to which Buyer may be entitled at law or in equity.

Section 6.08                            Conduct of GTA, Seller, Parent, Holding Company, Condo Owner and Management Company.

Except as otherwise provided in this Agreement, including, without limitation, Section 6.07 hereof, GTA, Seller, Parent, Holding Company, Management Company and Condo Owner shall not take, or agree or commit to take, any action that would (i) or is reasonably likely to result in, any of the conditions to the Closing set forth in Article 10 hereof not being satisfied, (ii) make any representation or warranty of Seller or Parent contained herein inaccurate in any material respect as of the Closing Date, (iii) materially impair the ability of Seller or Buyer to consummate the Closing in accordance with the terms of this Agreement, or (v) materially delay the consummation of the Closing in accordance with the terms of this Agreement.

Section 6.09                            GTA Mortgage.

On the Closing Date, Seller shall cause (i) the GTA Mortgage to be fully paid, satisfied, released and discharged with a portion of the Purchase Price from Buyer, and (ii) the Real Property secured thereby to be released from the lien of the GTA Mortgage.

ARTICLE 7

COVENANTS OF BUYER

Section 7.01                            Access.

(a)                                  Buyer and its Affiliates shall, on and after the Closing Date, upon reasonable advance notice, afford GTA, Seller, Parent, Condo Owner, Holding Company and Management Company and their respective representatives and agents, at Seller’s sole cost and expense (except that Seller shall not compensate Buyer for any payment made by Buyer for the time or reasonable travel, lodging or meal expenses of Buyer’s executives, employees, agents or representatives in relation thereof), reasonable access during extended business hours (i.e., 7:00 a.m. to 10:00 p.m. (Eastern time)) and/or on weekends to Buyer and its Affiliates’ properties, books, records, employees and auditors, including, without limitation, the Acquired Assets transferred pursuant to Section 2.01(g) hereof, to the extent reasonably necessary to permit GTA, Seller, Parent, Condo Owner, Holding Company or Management Company and their respective representatives and agents to determine any matter relating (i) to GTA’s, Seller’s, Parent’s, Condo Owner’s, Holding Company’s, Management Company’s or any of their Affiliates’ rights and obligations hereunder, (ii) to GTA’s, Seller’s, Parent’s, Condo Owner’s, Holding Company’s, Management Company’s or any of their Affiliate’s obligations to any Governmental Authority, including, without limitation, any filings or reports to be made with the Internal Revenue Service of the United States or the Securities and Exchange Commission (including, without limitation, GTA’s and Seller’s quarterly reports on Form 10-Q for the quarter ended September 30, 2005 and GTA’s and Seller’s annual reports on Form 10-K for the year ended December 31, 2005), (iii) to any period ending on or prior to the Closing Date with respect to the Business, or (iv) to any litigation, arbitration proceeding or claim relating to the Acquired Assets or the Business in which GTA, Seller, Parent, Condo Owner, Holding Company, Management Company or any of their Affiliates are involved.  Any such access by GTA, Seller, Parent, Condo Owner, Holding Company, Management Company or any of their respective representatives and agents shall (x) not unreasonably interfere with the conduct of the Business by Buyer or the conduct of any other business of Buyer, (y) be performed in an adequate place to work specified by Buyer, and (z) be subject to Buyer’s right to have a representative or agent present at all times; provided, however, Buyer’s presence shall not be a condition to the access rights of GTA, Seller, Parent, Condo Owner, Holding Company or Management Company pursuant to this Section 7.01.  Pursuant to Section 13.03 hereof, GTA, Seller, Parent, Condo Owner, Holding Company and Management Company shall hold, and shall use their commercially reasonable efforts to cause their officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose pursuant to court order, subpoena or other legal process (in which case GTA, Seller, Parent, Condo Owner, Holding Company or Management Company shall give Buyer written notice as soon as reasonably practicable upon receipt of the subpoena or court order prior to such disclosure), all confidential documents and information concerning the Business provided to them pursuant to this Section 7.01, except to the extent such documents were already in the possession of GTA, Seller, Parent, Condo Owner, Holding Company or Management Company or are in the public domain.

Section 7.02                            Plan of Liquidation.

Buyer, on behalf of itself and each of its Affiliates, hereby covenants and agrees that none of Buyer nor any of its Affiliates shall act or fail to act in any manner that adversely interferes with the Plan of Liquidation, including, without limitation, (i) casting any votes against any proposal submitted by GTA to its stockholders and (ii) without Seller’s prior written consent, communicating in any way with any stockholder of GTA or any partner of Parent prior to six (6) months after the Closing.

Section 7.03                            Conduct of Buyer.

Buyer shall neither:

(a)                                  take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article 10 hereof not being satisfied, or would make any representation or warranty of Buyer contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of Seller or Buyer to consummate the Closing in accordance with the terms hereof or materially delay such consummation;

(b)                                 take, or agree to or commit to take, any action that would or is reasonably likely to materially impact Seller’s or any of its Affiliate’s ability to sell the Acquired Assets to a third party in the event that the transactions contemplated by this Agreement are not consummated; nor

(c)                                  enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or in writing or otherwise agree, authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 7.04                            Notice of Changes in Original Deposit Amount.

From and after the Execution Date until the date, if any, that CWYP deposits the Original Deposit Amount with Escrow Agent, Buyer shall cause CWYP to hold the Original Deposit Amount solely and exclusively in accordance with the terms of that certain reliance letter from CWYP to Seller and Seller’s legal counsel, a copy of which is set forth as Exhibit 7.04 attached hereto.  Buyer acknowledges and agrees that Seller may rely thereon and Buyer shall issue no instructions to CWYP or any successor thereto inconsistent therewith.

Section 7.05                            Guarantee.

In the event a Person becomes party to this Agreement as Nominee pursuant to Section 8.09 hereof, Buyer’s Guarantor irrevocably and unconditionally guarantees the performance by Buyer of Buyer’s obligations under this Agreement, both prior to and following the Closing Date, if any.  CMI hereby acknowledges and understands that Seller is entering into this Agreement, including, without limitation, Section 8.09 hereof, in reliance on the covenant in this Section 7.05.

ARTICLE 8

COVENANTS OF BUYER, PARENT AND SELLER

Buyer, Parent and Seller agree that:

Section 8.01                            Efforts and Actions to Cause the Transactions Contemplated by this Agreement to Occur.

(a)                                  Subject to the terms and conditions of this Agreement, Buyer, Parent and Seller shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other to do, all things reasonably necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable, including, without limitation, any obligations of any of their respective Affiliates under this Agreement.

(b)                                 Seller, Parent and Buyer shall reasonably cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from any third party, in connection with the consummation of the transactions contemplated by this Agreement.  Seller, Parent and Buyer agree to take commercially reasonable actions necessary to obtain any required approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Authority.  If required, each party shall as promptly as reasonably practicable, in cooperation with the other parties, but at its own expense (except as otherwise provided in this Agreement, including, without limitation, Section 8.03 hereof), file any reports or notifications or furnish information and pay any fees that may be required to be paid by it under applicable law.

(c)                                  Prior to the Closing, Seller, Parent and Buyer shall promptly consult with the other party or parties hereto with respect to, provide any necessary information with respect to, and provide the other party or parties or their respective legal counsel with copies of, all filings made by such party with any Governmental Authority or any information supplied by such party or parties to any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.  Each party hereto shall promptly provide the other parties with copies of any written communication received by such party from any Governmental Authority regarding this Agreement or any of the transactions contemplated hereby.

(d)                                 Seller and Parent shall reasonably cooperate with Buyer to transfer any liquor licenses in the name of the Resort to Buyer, including execution of a right of occupancy and management agreement substantially in a form to be provided to Buyer during the Due Diligence Period; provided, however, that Buyer shall indemnify Seller and Parent for any and all taxes, fees and costs incurred by Seller, Parent or any of their Affiliates, including attorneys’ fees, in connection with such transfer.  Buyer shall be solely responsible for the process with respect to the transfer of any liquor licenses and shall indemnify, defend and hold Seller and its Affiliates harmless from and against all claims, losses, costs or expenses related to such transfer, including, without limitation, any interruption in the sale of liquor at the Resort.  Transfer of any liquor licenses shall not be a condition to Closing of either Buyer or Seller.

Section 8.02                            Notices of Certain Events.

From the Execution Date until the Closing Date, Seller and Parent, on the one hand, and Buyer, on the other hand, shall promptly, after becoming aware of the following, notify the other of:

(a)                                  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement;

(b)                                 any notice or other communication from any Governmental Authority in connection with any of the transactions contemplated by this Agreement; and

(c)                                  any event, transaction or circumstance that such party learns has caused or will cause any covenant or agreement of such party under this Agreement to be breached or that renders or will render untrue any representation or warranty of such party contained in this Agreement in each case so as to cause a condition to Closing not to be satisfied.

Section 8.03                            Transfer and Other Taxes.

All transfer, documentary, recording, sales, use, registration and other such Taxes, including all applicable real estate transfer Taxes, and related fees incurred in connection with any of the transactions contemplated by this Agreement shall be paid by Buyer; Parent, Seller and Buyer shall each prepare and file any Tax Returns required to be filed in connection with any of the transactions contemplated by this Agreement regardless of whether any Tax is required to be paid in connection with such filing, and Parent, Seller and Buyer shall cooperate with each other in the preparation, execution and filing of such Tax Returns.

Section 8.04                            Escrow Fees.

Buyer and Seller shall each pay one half (½) of the customary escrow fees incurred by Escrow Agent with respect to the services of Escrow Agent under this Agreement.  Buyer shall be solely responsible to pay all fees and costs incurred by CWYP with respect to the services of CWYP performed in relation to the Original Deposit Amount.

Section 8.05                            Further Assurances.

Each party hereto shall reasonably cooperate with the other parties hereto, and execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all such other reasonable instruments, including instruments of conveyance, assignment and transfer, and to make all reasonable filings with and to obtain all reasonable consents, approvals or authorizations of any Governmental Authority or other regulatory authority or any other Person under any Permit, agreement or other instrument, and take all such other reasonable actions as such party may reasonably be requested to take by the other parties hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

Section 8.06                            Transfers Not Effected as of the Closing.

Nothing in this Agreement shall be deemed to require the conveyance, assignment or transfer of any of the Acquired Assets or Assumed Liabilities that by the terms of such Acquired Asset or Assumed Liability or by operation of applicable law cannot be freely conveyed, assigned, transferred or assumed.  To the extent any party hereto has been unable to obtain any governmental or any third party consents or approvals required under applicable law for the transfer of any of the Acquired Assets or Assumed Liabilities, and to the extent not otherwise prohibited by the terms of any Acquired Asset or Assumed Liability, Seller and its Affiliates shall continue to be bound by the terms of such applicable Acquired Asset or Assumed Liability and Buyer shall pay, perform and discharge fully all of the obligations, to the extent such obligations are Assumed Liabilities, of Seller and its Affiliates thereunder from and after the Closing to the extent that the corresponding benefit is received.  Subject to and in accordance with Section 8.01 hereof and except as otherwise provided in Section 10.02(j) hereof, for not more than ninety (90) days following the Closing Date, each party hereto shall continue to use commercially reasonable efforts to obtain all such unobtained consents or approvals required to be obtained by it at the earliest reasonably practicable date.  If and when any such consents or approvals shall be obtained, Seller and its Affiliates shall promptly assign their rights and obligations thereunder and transfer any such Acquired Assets free and clear of all liens other than Permitted Liens to Buyer without payment of consideration and Buyer shall, without the payment of any consideration therefor, assume such rights and obligations to the extent such obligations are Assumed Liabilities.  The relevant party or parties shall execute such good and sufficient instruments as may be reasonably necessary to evidence such assignment and assumption.

Section 8.07                            Certain Post-Closing Assistance.

On and after the Closing, and subject to Section 13.03 hereof, upon reasonable advance notice and during normal business hours, Seller and Buyer shall permit the other and its respective authorized representatives, to have access to and examine and make copies of all books and records relating to the Acquired Assets and Assumed Liabilities, including correspondence, memoranda, books of account, Tax records and the like for such purposes as required under this Agreement.

Section 8.08                            Litigation Arising After the Execution Date.

In the event litigation is commenced after the Execution Date in which Seller or any of its Affiliates is a named defendant, Seller shall have the right, in Seller’s sole discretion, to extend the Termination Date from time to time by no more than forty-five (45) days in the aggregate, provided that the Due Diligence Period has expired and Buyer is not in material breach of this Agreement.  By written notice, Seller may request Buyer’s consent to a further extension of the Termination Date from time to time for an additional one hundred thirty-five (135) days in the aggregate.  Within three (3) Business Days of Buyer’s receipt of such written notice from Seller, Buyer shall consent or reasonably withhold its consent to such additional extension by written notice to Seller.  If Buyer does not furnish Seller with the written notice contemplated in the immediately preceding sentence in the time and in the manner provided in this Section 8.08, Buyer shall be deemed to have consented to such additional extension.  Notwithstanding anything to the contrary in this Section 8.08, in the event litigation is commenced after the Execution Date in which Seller or any of its Affiliates is a named defendant, Seller may terminate this Agreement at any time, provided that Seller reimburses Buyer for reasonably and actually incurred and verifiable professional fees, not to exceed an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000), incurred in connection with this Agreement.

Section 8.09                            Nominee.

Prior to the expiration of the Due Diligence Period, any Person satisfying the definition of Nominee as set forth in Section 1.01 hereof may become the Nominee; provided, however, that such Person shall not become the Nominee unless and until such Person executes an assignment and assumption agreement by and among CMI, Nominee, GTA, Seller, Parent, Holding Company, Condo Owner and Management Company, and agreed as to Article 3 hereof by Escrow Agent, in a form approved by Seller whereby Nominee assumes all of the obligations of Buyer under this Agreement and Buyer and Nominee shall be jointly and severally liable to Seller and its Affiliates under this Agreement.

ARTICLE 9

EMPLOYEE BENEFITS MATTERS

Section 9.01                            Employee and Employee Benefit Matters.

(a)                                  Prior to the Closing Date, Buyer shall make an offer of employment to each Employee other than those listed in Schedule 9.01 attached hereto, such employment to be effective as of the Closing Date.  Such offer shall be for employment at the same rate of base pay as is applicable at the Closing Date and with such other terms and conditions of employment, including, without limitation, employee benefits, as are determined by the Buyer in its sole discretion.  Those Employees who have been offered employment by Buyer and who accept such offers of employment shall be referred to herein as the “Transferred Employees”, and the parties hereto intend that there shall be continuity of employment following the Closing with respect to all Transferred Employees.  Following the Closing Date, Buyer shall, or, as applicable, shall cause its Subsidiaries or Affiliates, to, honor all obligations under any contracts, agreements, collective bargaining agreements, Plans (as such may be amended in accordance with this Agreement) and commitments of Seller and its Affiliates that exist on the Closing Date (or as established or amended in accordance with or as permitted by this Agreement) that apply to any Employee or former employee of Seller or any of its Affiliates; provided, however, that this undertaking is not intended to prevent Buyer from amending, modifying, suspending, revoking or terminating any such contract, agreement, collective bargaining agreement or commitment.  For the first seventy-five (75) days after the Closing, Buyer shall provide, or shall cause to be provided, to each Transferred Employee (exclusive of any Employees who are subject to a collective bargaining agreement) compensation and benefits from time to time that are no less favorable, in the aggregate, than the compensation and benefits provided to each such Transferred Employee immediately prior to the Closing.

(b)                                 For the first seventy-five (75) days after the Closing, the Employees, other than Employees who are party to individual agreements providing for severance benefits, shall be eligible to receive severance benefits in amounts and on terms and conditions no less favorable than those provided to Employees pursuant to policies (severance benefit provisions contained in individual agreements with Employees may be used for purposes of determining comparability of severance policies) in effect immediately prior to the Closing.

(c)                                  Subject to its obligations under applicable law and applicable collective bargaining agreements, Buyer and its Affiliates shall give credit under each of their respective employee benefit plans, programs and arrangements in which Employees participate to Employees for all service prior to the Closing with Seller or any of its Affiliates, or any predecessor employer to the extent that such credit was given under similar plans, programs and arrangements by Seller or any of its Affiliates for all purposes for which such service was taken into account or recognized by Seller or any of its Affiliates, but not (i) to the extent crediting such service would result in duplication of benefits, or (ii) for purposes of benefit accrual under any defined benefit pension plan.

(d)                                 Buyer hereby agrees to pay, and to indemnify Seller from, (i) any and all termination or severance liability relating to any Employee with respect to any such liability incurred on or after the Closing Date, including, without limitation, any liability related to or arising out of WARN, the continuation coverage rules of Section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA (“COBRA”), and any similar state or local laws with respect to the Employees, and (ii) any liability under any of the Plans.  Subject to Sections 2.05(f) and 2.07 hereof and except as provided in Section 2.03 or 2.04 hereof, Seller hereby agrees to pay, and to indemnify Buyer from, (x) any Liabilities relating to Employees with respect to any periods prior to the Closing, excluding any Liability payable after the Closing relating to or arising out of WARN or any similar state or local laws with respect to Employees, and (y) any Liability under any of the Plans with respect to any periods prior to the Closing.

ARTICLE 10

CONDITIONS TO CLOSING

Section 10.01                     Conditions to Obligations of Buyer and Seller.

The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction or waiver by Buyer and Seller of the following conditions: (i) no statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority which specifically prohibits the consummation of the Closing, and (ii) no judgment, decree, order or injunction of a court of competent jurisdiction sponsored by a Person other than Buyer or any of its Affiliates or Governmental Authority shall be in effect seeking to prohibit or prohibiting the consummation of the Closing.

Section 10.02                     Conditions to Obligation of Buyer.

The obligation of Buyer to consummate the Closing is subject to the satisfaction or waiver by Buyer of the following further conditions:

(a)                                  Representations and Warranties; Covenants.  The representations and warranties of Seller and Parent contained in this Agreement and in any certificate executed by Seller or Parent pursuant to this Agreement shall be true and correct in all material respects as of the Execution Date and as of the Closing Date, as modified or amended from time to time pursuant to this Agreement, as though made on the Closing Date except (i) to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, (ii) for any failure of such representations and warranties to be true and correct that would not, either individually or in the aggregate, constitute a Material Adverse Effect, and (iii) to the extent such representations and warranties are qualified by the Due Diligence Materials and Property Information.  Seller and Parent shall have materially complied with all agreements and materially satisfied all conditions on their part to be performed or satisfied under this Agreement at or prior to the Closing.

(b)                                 Officer’s Certificate and Certificate of General Partner.  Receipt of certificates, substantially in the form of Exhibit 10.02(b) attached hereto, executed by a duly authorized officer of each of Seller and GTA GP, Inc., the general partner of Parent, to the effect that the conditions set forth in Sections 10.02(a) hereof shall have been satisfied.

(c)                                  Bill of Sale.  Receipt of a bill of sale and assignment, substantially in the form of Exhibit 10.02(c) attached hereto (the “Bill of Sale”), duly executed by Seller, which shall provide for the sale, transfer, assignment, conveyance and delivery of the Acquired Assets that are not Real Property to Buyer.

(d)                                 Assignment and Assumption Agreements.  Receipt of the assignment and assumption agreements duly executed by Seller with respect to the assignable Material Contracts assumed by Buyer pursuant to this Agreement, substantially in the form of Exhibit 10.02(d) attached hereto (collectively, the “Assignment and Assumption Agreements”), which shall provide for the assumption of the Assumed Liabilities under each such Material Contract by Buyer.

(e)                                  Real Property.  Receipt of a duly executed special warranty deed with respect to the Innisbrook Real Property and the Condo Property, substantially in the form of Exhibit 10.02(e) attached hereto (collectively, the “Deeds”).

(f)                                    Leases.  Receipt of the assignment and assumption agreements duly executed by Seller with respect to any Lease assumed by Buyer pursuant to this Agreement, substantially in the form of Exhibit 10.02(f) attached hereto (collectively, the “Lease Assignments”), which shall provide for the assumption of the Assumed Liabilities under each such Lease by Buyer.

(g)                                 Title Insurance.  There shall have been issued and delivered to Buyer at Seller’s expense, from Chicago Title Insurance Company (the “Title Company”), a fee owner’s title insurance policy (each, a “Title Policy” and collectively, the “Title Insurance Policies”) with respect to the Innisbrook Real Property and the Condo Property in form and substance reasonably satisfactory to Buyer, together with endorsements reasonably requested by Buyer, in the aggregate amount of the Purchase Price, insuring Buyer and issued as of the Closing Date by the Title Company, showing Buyer to have fee simple title to the Innisbrook Real Property and the Condo Property, in each case subject only to Permitted Liens.  Buyer and Seller shall deliver to the Title Company any instruments, affidavits or indemnities required by the Title Company in connection with the issuance and delivery of the Title Insurance Policies.

(h)                                 1445 Certificate.  Receipt of a duly executed valid certificate of non-foreign status of Parent in compliance with Section 1445 of the Code, substantially in the form of Exhibit 10.02(h) attached hereto.

(i)                                     Consents.  Receipt or delivery of all Required Consents listed in Schedule 10.02(i) attached hereto.

(j)                                     GH Securities Regulatory Approvals.

(i)                                     Holding Company shall (i) have filed, or shall have caused GH Securities to file, an application for change of ownership with the NASD, and (ii) have diligently pursued, or caused GH Securities to diligently pursue, such application through all appropriate channels, including participating in any interviews requested by the NASD.  Holding Company shall have filed, or shall have caused GH Securities to file and diligently pursue, all applications and notifications relating to the change of ownership that may be required by the securities authorities of the State of Florida and any other state in which GH Securities is licensed as a securities broker and/or as a real estate broker.  Such applications and notifications need not be approved by the NASD or the applicable state securities authorities before the Closing.

(ii)                                  In light of NASD Rule 1017, which requires that the application for change of ownership be filed no less than thirty (30) days before such change is effected, until the 31st day after the date on which such application is filed, title to the GH Securities Stock Interests shall remain in the name of Holding Company, notwithstanding the delivery of a stock certificate or other documentation respecting the GH Securities Stock Interests to Buyer at the Closing Date.

(iii)                               Upon receipt of NASD approval of such change of ownership, which need not occur prior to the Closing, Holding Company shall deliver to Buyer letters of resignation from all officers and directors of GH Securities.

(iv)                              In the event that NASD approval of such change of ownership has not been obtained within nine (9) months of the Closing Date, Buyer shall have the right to require Holding Company to transfer the GH Securities Stock Interests for nominal consideration to any transferee designated by Buyer for a period of thirty (30) days, beginning at the end of nine (9) months after the Closing Date.

The foregoing conditions are for the sole benefit of Buyer and may be waived by Buyer, in whole or in part, at any time and from time to time in the sole discretion of Buyer.  The failure by Buyer at any time to exercise any of the foregoing rights shall be deemed a waiver of any such right.  Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with Seller, Holding Company and their Affiliates to do all things reasonably necessary or desirable to effect the receipt of NASD approval of the change of ownership of GH Securities contemplated in this Section 10.02(j).

(k)                                  Condition of Acquired Assets and Business.  No Material Adverse Effect with respect to the Acquired Assets or the Business exists as of the Closing Date.

(l)                                     Legal Opinion.  Seller shall cause Seller’s Maryland counsel to issue to Buyer a legal opinion as to GTA’s due authorization and execution of this Agreement.

Section 10.03                     Conditions to Obligation of Seller.

The obligation of Seller to consummate the Closing is subject to the satisfaction or waiver by Seller of the following further conditions:

(a)                                  Representations and Warranties; Covenants.  The representations and warranties of Buyer and Buyer’s Guarantor, if any, contained in this Agreement and in any certificate executed by Buyer or Buyer’s Guarantor, if any, pursuant to this Agreement shall be true and correct in all material respects as of the date of the Execution Date and as of the Closing Date as though made on the Closing Date except (i) to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and (ii) for any failure of such representations and warranties to be true and correct that would not, either individually or in the aggregate, constitute a Material Adverse Effect.  Buyer and Buyer’s Guarantor, if any, shall have materially complied with all agreements and materially satisfied all conditions on its part to be performed or satisfied under this Agreement at or prior to the Closing.

(b)                                 Officer’s Certificates.  Receipt of certificates, substantially in the form of Exhibit 10.03(b) attached hereto, executed by a duly authorized officer of each of Buyer and Buyer’s Guarantor, if any, to the effect that the conditions set forth in Section 10.03(a) hereof have been satisfied.

(c)                                  Bill of Sale.  Receipt of the Bill of Sale duly executed by Buyer.

(d)                                 Assignment and Assumption Agreements.  Receipt of the Assignment and Assumption Agreements duly executed by Buyer, including, without limitation, the Assignment and Assumption Agreements regarding the Rental Pool Agreement, the Troon Management Agreement and the Westin Management Agreement.

(e)                                  Release Agreements.  Receipt of certain release agreements with respect to the Contracts, including, without limitation, the Rental Pool Agreement, the Troon Management Agreement and the Westin Management Agreement, substantially in the form of Exhibit 10.03(e) attached hereto (collectively, the “Release Agreements”), which shall provide for the release of Seller of the Assumed Liabilities under each such Contract by the relevant third party.

(f)                                    Leases.  Receipt of the Lease Assignments duly executed by Buyer.

(g)                                 Consents.  Receipt of all Required Consents listed in Schedule 10.03(g) attached hereto.

(h)                                 Fairness Opinion.  Seller and Parent shall have received from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. a fairness opinion in a form satisfactory to the GTA Board of Directors in their sole discretion concluding that the transactions contemplated by this Agreement are fair to Seller from a financial point of view and Seller shall have received the Final Board Approval.

(i)                                     Closing Transfer Amount.  Receipt of the Closing Transfer Amount in immediately available funds by wire transfer to an account of Seller with a bank designated by Seller, by notice to Buyer, which notice shall be delivered not later than two (2) Business Days prior to the Closing Date, or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount; provided, however, that the amount of funds to be delivered shall be reduced to the extent that Buyer is required to withhold any portion of the Purchase Price in respect of Taxes in any jurisdiction.

(j)                                     Escrow Funds.  Buyer shall have delivered to Escrow Agent in immediately available same-day funds by wire transfer to an account of Escrow Agent designated by Escrow Agent any amounts required by this Agreement.

(k)                                  Westin Termination Fee.  In the event Westin elects to terminate the Westin Management Agreement as a result of the sale of the Resort to Buyer, Buyer shall deliver to Westin the Westin Termination Fee without demand, deduction, offset of delay; provided, however, that Buyer’s payment of the Westin Termination Fee is not intended as between Buyer and Seller to constitute a waiver by Buyer of any rights Buyer may have under the Westin Management Agreement as assigned to and assumed by Buyer as of the Closing Date.  Buyer’s failure to pay the Westin Termination Fee, if any, to Westin in a timely manner shall be a material breach of this Agreement.

(l)                                     Legal Opinion.  Buyer shall cause Buyer’s counsel to issue to Seller a legal opinion as to the due authorization and execution of CMI and Nominee, if any, of this Agreement.

ARTICLE 11

SURVIVAL; INDEMNIFICATION

Section 11.01                     Survival.

The representations, warranties and covenants of the parties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing until November 30, 2006, unless otherwise provided in this Agreement, at which point they shall automatically expire.

Section 11.02                     Indemnification.

(a)                                  Subject to the other provisions of this Article 11, GTA, Seller and Parent, jointly and severally, hereby indemnify Buyer and its Affiliates (collectively, the “Buyer Parties”) against and agree to hold each of them harmless from any and all Damages incurred or suffered after the Closing by the Buyer Parties, or any of them, arising out of (i) any misrepresentation or breach of warranty by Seller or Parent, (ii) any breach of covenant or agreement made or to be performed by Seller or Parent pursuant to this Agreement, or (iii) any Retained Liability (collectively, the “GTA/Seller/Parent Indemnified Claims”); provided, however, that with respect to indemnification by GTA, Seller or Parent for any GTA/Seller/Parent Indemnified Claims, (1) GTA, Seller and Parent shall not be liable unless the aggregate amount of Damages with respect to such GTA/Seller/Parent Indemnified Claims exceeds One Hundred Seventy-Five Thousand Dollars ($175,000) and then from the first dollar after the first One Hundred Seventy-Five Thousand Dollars ($175,000) of such Damages, and (2) GTA’s, Seller’s and Parent’s aggregate maximum liability for all such GTA/Seller/Parent Indemnified Claims shall not exceed Three Million Dollars ($3,000,000).  Neither GTA, Seller nor Parent shall have any liability for matters for which Buyer received a Title Policy.

(b)                                 Subject to the other provisions of this Article 11, Buyer and Buyer’s Guarantor, if any, hereby indemnify the Seller Parties against and agree to hold each of them harmless from any and all Damages incurred or suffered after the Closing by the Seller Parties, or any of them, arising out of (i) any misrepresentation or breach of warranty by Buyer or Buyer’s Guarantor, if any, (ii) any breach of covenant or agreement made or to be performed by Buyer or Buyer’s Guarantor, if any, pursuant to this Agreement, or (iii) any Assumed Liability (collectively, the “Buyer Indemnified Claims”); provided, however, that with respect to indemnification by Buyer or Buyer’s Guarantor, if any, for any Buyer Indemnified Claims, (1) Buyer and Buyer’s Guarantor, if any, shall not be liable unless the aggregate amount of Damages with respect to such Buyer Indemnified Claims exceeds One Hundred Seventy-Five Thousand Dollars ($175,000) and then from the first dollar after the first One Hundred Seventy-Five Thousand Dollars ($175,000) of such Damages, and (2) the aggregate maximum liability of Buyer and Buyer’s Guarantor, if any, for all such Buyer Indemnified Claims shall not exceed Three Million Dollars ($3,000,000), except that Buyer and Buyer’s Guarantor, if any, shall be liable for the full amount (such amounts, if any, not to count toward the Three Million Dollar ($3,000,000) aggregate maximum liability provided above in this Section 11.02(b)) of certain Buyer Indemnified Claims pursuant to clause (iii) of this Section 11.02(b), including all Liabilities arising from (A) the Westin Management Agreement, including, without limitation,

Sections 4.4 and 4.7.2 therein, (B) the Troon Management Agreement, including, without limitation, Section 7.03 therein, (C) the Rental Pool Agreement, including, without limitation, liability for any payments to be made after the Closing Date to any lessor thereunder regarding certain completed refurbishments, and (D) the Loan Agreement dated as of July 15, 2004, by and between Elk Funding, L.L.C. and Parent, regarding a promissory note in the amount of Seven Hundred Thousand Dollars ($700,000) in the name of Parent.  Notwithstanding anything to the contrary set forth in this Agreement, any Liability of Buyer or Buyer’s Guarantor, if any, for any Assumed Liability shall terminate upon termination of such Assumed Liability by Buyer.

Section 11.03                     Procedures.

(a)                                  The party seeking indemnification under Section 11.02 hereof (the “Indemnified Party”) agrees to give reasonably prompt written notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (each, an “Action”) in respect of which indemnity may be sought under Section 11.02 hereof and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request.  The parties hereby acknowledge and agree that the failure by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that (i) such failure results in a failure of actual notice to the Indemnifying Party and (ii) such Indemnifying Party is prejudiced as a result of such failure to give notice.

(b)                                 The Indemnifying Party shall be entitled to participate in the defense of, investigation of, or corrective action required to be undertaken in response to, any Action asserted by a third party, including any Governmental Authority (a “Third Party Action”) and, subject to the limitations set forth in this Section 11.03 or in Section 11.04 hereof, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense subject to the “basket” and “cap”, if applicable, as described in Section 11.02 hereof.

(c)                                  If the Indemnifying Party shall assume the control and cost of the defense of any Third Party Action in accordance with the provisions of this Section 11.03 or of Section 11.04 hereof, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, before entering into any settlement of such Third Party Action if the settlement does not provide for the unconditional written release of the Indemnified Party from any and all liabilities and obligations with respect to such Third Party Action or if the settlement imposes any form of relief other than monetary against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Action and to employ separate legal counsel of its choice for such purpose.  The fees and expenses of such separate counsel shall be paid by the Indemnified Party, subject to the “basket” and “cap”, if applicable, as described in Section 11.02 hereof.  In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the ability of the Indemnifying Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified

Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party subject to the “basket” and “cap”, if applicable, as described in Section 11.02 hereof, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld.

(d)                                 Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Action, including any counterclaims filed by Seller, Parent or Buyer, and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.  This cooperation shall be provided without cost or expense of the other party other than reimbursement of out-of-pocket travel or similar expenses subject to Section 11.02 hereof.

(e)                                  Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 11.02 hereof.

Section 11.04                     Additional Procedures.

(a)                                  Except as required by law or to prevent injury to human health or the environment, no party to this Agreement shall, and each such party agrees to use commercially reasonable efforts to ensure that, its Affiliates do not, voluntarily or by discretionary action, accelerate the timing or increase the cost of any obligations of the other party under this Article 11.

(b)                                 Any Damages payable by Seller or Parent pursuant to this Article 11 shall be paid first from Seller’s Escrow Amount.

Section 11.05                     Calculation of Damages.

The Indemnifying Party shall not be liable under Section 11.02 hereof for any Damages relating to any matter to the extent that the Indemnified Party had otherwise been compensated for such matter pursuant to the Purchase Price adjustment under Section 2.07 hereof.

Section 11.06                     Dispute Resolutions.

If the parties cannot resolve any claim for indemnification within thirty (30) days after the notification of such claim pursuant to Section 11.03 hereof, excluding any Third Party Action, the parties agree to settle such claim by arbitration in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association, as modified herein.  The place of arbitration shall be Tampa, Florida.  There shall be three neutral and impartial arbitrators and each arbitrator shall be a duly admitted and practicing attorney with at least ten (10) years experience as an attorney in the field of commercial law.  Seller and Buyer shall each appoint one arbitrator within fifteen (15) days after the commencement of the arbitration and the two arbitrators selected shall select the third arbitrator within fifteen (15) days of their appointment.  The arbitrators shall permit and facilitate such pre-hearing discovery and exchange of documents and information to which the parties in writing agree or that the arbitrators determine is relevant to the dispute between the parties and is appropriate taking into account the needs of the parties and desirability of making discovery expeditious and cost effective.  Any discovery permitted hereunder shall be completed within forty-five (45) days from the date on which the respondent(s) communicate(s) its or their answer(s) to the claimant(s).  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16.  Judgment upon the award of the arbitrators may be entered in the United States District Court for the Middle District of Florida or any state court located in the 13th Judicial Circuit of the State of Florida, provided such court is a court of competent jurisdiction.  The decision of the arbitrators shall be binding and non-appealable.  Nothing herein shall justify, allow, excuse or give rise to any extension of the Closing Date or the parties’ obligations to close the transactions contemplated by this Agreement as of the Closing Date.  The cost of such arbitration shall be split equally and the parties shall be responsible for their own attorneys’ and other fees and expenses.

Section 11.07                     Effect of Investigation.

The right to indemnification, payment of Damages or other remedies based on any representation, warranty, covenant or obligation of Seller or Parent contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired or capable of being acquired at any time, whether before or after the Execution Date or the Closing Date, if any, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition to the obligation of Buyer to consummate the Closing, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages or other remedy based on such representation, warranty, covenant or obligation.

Section 11.08                     Tax Treatment of Indemnification Payments.

Any indemnification payment made pursuant to this Article 11 shall be treated as an adjustment to the Purchase Price for Tax purposes.

ARTICLE 12

TERMINATION

Section 12.01                     Termination.

This Agreement may be terminated at any time prior to the Closing:

(a)                                  by mutual written agreement of Seller and Buyer;

(b)                                 by either Seller or Buyer, if the Closing shall not have been consummated on or before the Termination Date, so long as the terminating party is not in material breach of this Agreement and has not acted or failed to act in a manner which has prevented satisfaction of a condition to Closing;

(c)                                  by either Seller or Buyer, if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction, or any Governmental Authority shall have adopted any applicable state, federal or foreign law arising after expiration of the Due Diligence Period specifically and permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby;

(d)                                 by Seller, so long as neither GTA, Seller, Parent, Holding Company, Condo Owner nor Management Company is then in material breach of its obligations under this Agreement, upon a material breach of any covenant or agreement on the part of Buyer or Buyer’s Guarantor, if any, set forth in this Agreement, or if any representation or warranty of Buyer or Buyer’s Guarantor, if any, shall have been or become untrue in a manner which could reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement; provided, however, that if any such breach is curable prior to the Termination Date by Buyer or Buyer’s Guarantor, if any, through the use of its commercially reasonable efforts, for so long as Buyer or Buyer’s Guarantor, if any, following written notice with respect to such breach from Seller, shall be using its commercially reasonable efforts to cure such breach, Seller may not terminate this Agreement pursuant to this Section 12.01(d) at any time prior to the Termination Date;

(e)                                  by Buyer, so long as Buyer is not then in material breach of its obligations under this Agreement, upon a material breach of any covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller or Parent shall have been or become untrue in a manner which could reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement; provided, however, that if any such breach is curable prior to the Termination Date by Seller or Parent through the use of their commercially reasonable efforts, for so long as Seller or Parent, following written notice with respect to such breach from Buyer, shall be using their commercially reasonable efforts to cure such breach, Buyer may not terminate this Agreement pursuant to this Section 12.01(e) at any time prior to the Termination Date;

(f)                                    by Buyer, if Seller or any of its Affiliates shall have filed a voluntary petition under the United States Bankruptcy Code or becomes the subject of an involuntary petition in a case under the United States Bankruptcy Code, or otherwise seeks protection from its or their creditors or becomes voluntarily or involuntarily the subject of insolvency, liquidation, arrangement, receivership or similar case or proceeding under any law or regulation;

(g)                                 by Seller, if Buyer or any of its Affiliates shall have filed a voluntary petition under the United States Bankruptcy Code or becomes the subject of an involuntary petition in a case under the United States Bankruptcy Code, or otherwise seeks protection from its or their creditors or becomes voluntarily or involuntarily the subject of insolvency, liquidation, arrangement, receivership or similar case or proceeding under any law or regulation;

(h)                                 by Seller, pursuant to Section 6.07(c) hereof; provided, however, that in order for the termination of this Agreement pursuant to this Section 12.01(h) to be deemed effective, Seller shall have complied with Section 6.07 hereof;

(i)                                     by Buyer, in the event of a Change of Recommendation;

(j)                                     by either Seller or Buyer, as provided in Section 2.08(e) hereof;

(k)                                  by Seller, pursuant to Section 13.01 hereof;

(l)                                     by Seller, pursuant to Section 8.08 hereof; or

(m)                               by Buyer, pursuant to Section 2.08(f) hereof.

The party desiring to terminate this Agreement pursuant to any of Sections 12.01(b) through 12.01(m) hereof shall promptly give written notice of such termination to the other party.

Section 12.02                     General Effect of Termination.

(a)                                  If this Agreement is terminated pursuant to Section 12.01 hereof, (i) such termination shall be without liability of any party, or any stockholder, director, officer or employee of such party, to any other party to this Agreement, and (ii) this Agreement shall thereafter become void and have no effect, except as otherwise set forth in this Agreement.

(b)                                 In the event that this Agreement is terminated after the expiration of the Due Diligence Period for any reason other than as set forth in this Section 12.02(b), Buyer shall be entitled to payment by Seller in the amount of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) (the “Termination Fee”) as Buyer’s sole remedy.  Notwithstanding the foregoing, Buyer shall not be entitled to payment of the Termination Fee in the event that:

(i)                                     Seller and Buyer terminate this Agreement by mutual written agreement pursuant to Section 12.01(a) hereof;

(ii)                                  Seller terminates this Agreement pursuant to (1) Section 12.01(b) hereof, (2) Section 12.01(c) hereof, (3) Section 12.01(d) hereof, (4) Section 12.01(g) hereof, (5) Section 12.01(j) hereof, (6) Section 12.01(k) hereof, or (7) Section 12.01(l) hereof; or

(iii)                               Buyer terminates this Agreement pursuant to (1) Section 12.01(c) hereof, (2) Section 12.01(j) hereof, or (3) Section 12.01(m) hereof.

(c)                                  In the event that this Agreement is terminated after the expiration of the Due Diligence Period for any reason other than as set forth in this Section 12.02(c), Seller shall be entitled to payment of the Deposit Amount as liquidated damages hereunder.  Notwithstanding the foregoing, Seller shall not be entitled to payment of the Deposit Amount in the event that:

(i)                                     Seller and Buyer terminate this Agreement by mutual written agreement pursuant to Section 12.01(a) hereof;

(ii)                                  Seller terminates this Agreement pursuant to (1) Section 12.01(c) hereof, (2) Section 12.01(h) hereof, (3) Section 12.01(j) hereof, (4) Section 12.01(k) hereof, or (5) Section 12.01(l) hereof; or

(iii)                               Buyer terminates this Agreement pursuant to (1) Section 12.01(b) hereof, (2) Section 12.01(c) hereof, (3) Section 12.01(e) hereof, (4) Section 12.01(f) hereof, (5) Section 12.01(i) hereof, (6) Section 12.01(j) hereof, or (7) Section 12.01(m) hereof.

(d)                                 In the event that Seller shall be entitled to payment of the Deposit Amount, Escrow Agent shall deliver the Deposit Amount to Seller as liquidated damages hereunder without demand, deduction, offset or delay, and Buyer, on behalf of itself and its Affiliates, as applicable, hereby covenants and agrees to execute, acknowledge and deliver to Seller any and all instruments and documents requested by Seller in order to legally transfer such Deposit Amount to Seller and/or evidence such transfer.  ANY DEPOSIT AMOUNT PAID TO OR RETAINED BY SELLER AS LIQUIDATED DAMAGES UNDER THIS AGREEMENT SHALL, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, BE SELLER’S SOLE MONETARY REMEDY IF BUYER FAILS TO CLOSE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER’S ACTUAL MONETARY DAMAGES IN SUCH EVENT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE LIQUIDATED DAMAGES (I.E., THE VALUE OF THE DEPOSIT AMOUNT) STATED ABOVE REPRESENT THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.  THE PAYMENT OF ANY SUCH DEPOSIT AMOUNT BY BUYER TO SELLER AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.

ARTICLE 13

MISCELLANEOUS

Section 13.01                     Casualty and Condemnation; Risk of Loss.

(a)                                  In the event that between the Execution Date and the Closing there is any Non-Material (as defined herein) loss or damage to the Acquired Assets, or any part thereof, resulting from casualty and any business interruption therefrom attributable to any acts or events occurring between the Execution Date and the Closing (a “Casualty Loss”), Seller shall not be deemed in breach of this Agreement, and, at Seller’s election, either (i) Seller shall at its cost and in a reasonable manner repair or replace such damaged Acquired Assets prior to the Closing, or (ii) Buyer shall accept such Acquired Assets in their then-current condition, with an abatement or reduction in the Purchase Price in an amount reasonably necessary to repair and restore such damaged Acquired Assets, less the amount of insurance proceeds to be received by Buyer with respect to such damage, and Buyer and Seller shall proceed with the Closing.  For purposes of completing any repairs or replacements under this Section 13.01, the Closing may be extended for a reasonable time to allow such repairs or replacements to be made by Seller.

(b)                                 In the event that between the Execution Date and the Closing, any Non-Material portion of the Acquired Assets is subject to a taking pursuant to the power of eminent domain, or any proposed sale in lieu thereof (in each case, a “Taking”), Seller shall not be deemed in breach of this Agreement and Buyer shall accept the Acquired Assets in their then-current condition and proceed with the Closing and Buyer shall be entitled to an assignment of all of Seller’s rights to any award in connection with such Taking.  In the event of any such Non-Material Taking, Seller shall not compromise, settle or adjust any claims to such award without Buyer’s prior written consent, which shall not be unreasonably withheld.

(c)                                  For the purpose of this Section 13.01, a Casualty Loss or a Taking shall be deemed “Non-Material” if the reasonably estimated cost of restoration or repair of such damage or the amount of the condemnation award with respect of such Taking shall not exceed Five Hundred Thousand Dollars ($500,000).

(d)                                 Seller agrees to give Buyer prompt notice of any Taking or extraordinary damage or destruction of the Acquired Assets.

(e)                                  If a Casualty Loss or Taking exceeds Five Hundred Thousand Dollars ($500,000), Seller shall not be deemed in breach of this Agreement and, at Seller’s election, may either:

(i)                                     proceed to the Closing and, at the Closing, assign all insurance proceeds, and all rights of Seller to any award in connection with such Casualty Loss or Taking, to Buyer, except to the extent that the relevant insurance is related to business interruption or extraordinary expenses incurred prior to the Closing.  If insurance proceeds in respect of such Casualty Loss or Taking that are available for the costs of repair and restoration of the Acquired Assets are reasonably estimated by Buyer to be insufficient to cover the Casualty Loss or Taking, or if the Casualty Loss or Taking is uninsured, the parties shall reduce the Purchase Price by the amount of the estimated shortfall in insurance proceeds available for such costs.  In any case where the Casualty Loss or Taking is insured, at the Closing the Purchase Price shall be reduced by any deductible applicable to the insurance coverage; or

(ii)                                  elect not to close with respect to the Acquired Assets, in which case (A) Seller shall have the right to sell the Business and the Acquired Assets to any third party without any obligation to Buyer whatsoever, and (B) the Deposit Amount shall be returned to Buyer in accordance with the provisions of Article 3 hereof; provided, however, in the event Seller elects not to close this transaction pursuant to this Section 13.01(e)(ii), Buyer shall have five (5) Business Days from Seller’s written notice thereof to elect by written notice to Seller in a form reasonably satisfactory to Seller to (x) waive all rights to any Purchase Price adjustment, proceeds, awards or Damages relating to the Casualty Loss or Taking, if any, and (y) acquire the Acquired Assets and assume the Assumed Liabilities on an “AS IS-WHERE IS” basis with no Purchase Price reduction and with all faults related to the Casualty Loss or Taking.

(f)                                    In the event of a Casualty Loss, Seller shall, in cooperation with Buyer, promptly and diligently file and pursue recovery of all appropriate insurance claims and to the extent of any insurance proceeds recovered, with Buyer’s consent, apply such proceeds to the restoration of the Acquired Assets.  In the event any lender on an Acquired Asset damaged by a Casualty Loss exercises any rights with respect to the applicable insurance proceeds resulting in such proceeds not being available for restoration of the Acquired Assets or assignment to Buyer, the Purchase Price shall be reduced by the amount of the proceeds taken by such lender unless the obligation in satisfaction of which such lender exercises such rights is assumed by Buyer pursuant to this Agreement.  Insurance proceeds for business interruption losses shall be applied to such losses and shall not be counted against property casualty losses.  At the Closing, if any, subject to any limitations in the applicable policy, Seller shall pay to Buyer any business interruption proceeds actually received by Seller after the Execution Date for a Casualty Loss or Taking occurring after the Execution Date, net of any applicable premium or collection costs, or assign to Buyer the right to receive the same.

(g)                                 All risk of loss or damage to the Acquired Assets and any part thereof, including, without limitation, loss or damage resulting from a Casualty Loss, Taking or any business interruption resulting therefrom shall be borne by Buyer upon the Closing.

(h)                                 The provisions of this Section 13.01 supersede the provisions of any applicable statutory or decisional law with respect to the subject matter of this Section 13.01.

Section 13.02                     Notices.

All notices, requests and other communications to any party hereunder shall be in writing, to include facsimile transmission, and shall be given (i) by personal delivery to the appropriate address as set forth below, or at such other address for the party as shall have been previously specified in writing to the other parties, (ii) by reliable overnight courier service with confirmation to the appropriate address as set forth below, or at such other address for the party as shall have been previously specified in writing to the other parties, or (iii) by facsimile transmission with confirmation to the appropriate facsimile number set forth below, or at such other facsimile number for the party as shall have been previously specified in writing to the other parties, with follow up copy by reliable overnight courier service the next Business Day:

if to Buyer, to:

CMI Financial Network, LLC
201 Alternate 19 South
Palm Harbor, Florida  34683
Attention:  Mr. Nick Russo
Fax:  (516) 873-0513

and

CMI Financial Network, LLC
3050 K Street, Suite 220
Washington, D.C.  20006
Attention:  Mr. Vincent Sedmak
Fax:  (703) 533-9111

with a copy to:

Chernett Wasserman Yarger & Pasternak, LLC

The Tower at Erieview, Suite 3300

1301 East 9th Street

Cleveland, OH  44114

Attention:  Steven L. Wasserman, Esq.

Joel R. Pentz, Esq.

Fax:  (216) 737-0011

if to GTA, to:

Golf Trust of America, Inc.

10 North Adger’s Wharf

Charleston, SC  29401

Attention:  Mr. W. Bradley Blair, II

Mr. Scott D. Peters

Fax:  (843) 723-0479

with a copy to:

O’Melveny & Myers LLP

275 Battery Street, Suite 2600

San Francisco, CA  94111-3305

Attention:  Peter T. Healy, Esq.

Fax:  (415) 984-8701

if to Seller, to:

GTA-IB, LLC

10 North Adger’s Wharf

Charleston, SC  29401

Attention:  Mr. W. Bradley Blair, II

Mr. Scott D. Peters

Fax:  (843) 723-0479

with a copy to:

O’Melveny & Myers LLP

275 Battery Street, Suite 2600

San Francisco, CA  94111-3305

Attention:  Peter T. Healy, Esq.

Fax:  (415) 984-8701

if to Parent, to:

Golf Trust of America, L.P.

10 North Adger’s Wharf

Charleston, SC  29401

Attention:  Mr. W. Bradley Blair, II

Mr. Scott D. Peters

Fax:  (843) 723-0479

with a copy to:

O’Melveny & Myers LLP

275 Battery Street, Suite 2600

San Francisco, CA  94111-3305

Attention:  Peter T. Healy, Esq.

Fax:  (415) 984-8701

if to Holding Company, to:

GTA-IB Golf Resort, LLC

10 North Adger’s Wharf

Charleston, SC  29401

Attention:  Mr. W. Bradley Blair, II

Mr. Scott D. Peters

Fax:  (843) 723-0479

with a copy to:

O’Melveny & Myers LLP

275 Battery Street, Suite 2600

San Francisco, CA  94111-3305

Attention:  Peter T. Healy, Esq.

Fax:  (415) 984-8701

if to Condo Owner, to:

GTA-IB Condominium, LLC

10 North Adger’s Wharf

Charleston, SC  29401

Attention:  Mr. W. Bradley Blair, II

Mr. Scott D. Peters

Fax:  (843) 723-0479

with a copy to:

O’Melveny & Myers LLP

275 Battery Street, Suite 2600

San Francisco, CA  94111-3305

Attention:  Peter T. Healy, Esq.

Fax:  (415) 984-8701

if to Management Company, to:

GTA-IB Management, LLC

10 North Adger’s Wharf

Charleston, SC  29401

Attention:  Mr. W. Bradley Blair, II

Mr. Scott D. Peters

Fax:  (843) 723-0479

with a copy to:

O’Melveny & Myers LLP

275 Battery Street, Suite 2600

San Francisco, CA  94111-3305

Attention:  Peter T. Healy, Esq.

Fax:  (415) 984-8701

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.03                     Confidentiality.

(a)                                  CMI and Nominee, if any, agree that the Confidentiality Agreement shall be binding on CMI and Nominee, if any, as of September 12, 2005, as if CMI and Nominee, if any, had executed the same in the first instance.

(b)                                 Except as hereinafter provided or as provided in the Confidentiality Agreement, from and after the Execution Date, Buyer and Seller shall keep the terms, conditions and provisions of this Agreement and all information delivered by Seller to Buyer or by Buyer to Seller under, pursuant to or in connection with this Agreement confidential and no party shall make any public announcements thereof unless the Buyer or Seller, as relevant, approves the same in writing, nor shall either disclose the terms, conditions and provisions of this Agreement, except to their respective consultants, advisors, attorneys, accountants, engineers, surveyors, financiers, Seller’s proposed third-party purchasers and bankers (but only to the extent necessary to accomplish the purposes of this Agreement and only if such party first obtains such Person’s agreement to maintain the confidentiality of such information; provided, however, that in the case of engineers, surveyors and other third-party consultants consulted during the due diligence process, the disclosing party shall use its best efforts to cause such Person to maintain the confidentiality of such information) or as may be required by law or court order, or as may be required in connection with any litigation between the parties hereto relating to this Agreement or the transactions contemplated hereby.  Notwithstanding the foregoing, it is acknowledged that GTA is a public company and that GTA intends to make a public announcement concerning, among other things, this transaction.  GTA will have the absolute right to prepare and file all necessary or required proxy statements and other papers, documents and instruments necessary or required in Parent’s or GTA’s and their respective legal counsel’s judgment in order to enter into and consummate, among other things, the transactions contemplated by this Agreement and to disclose the terms, conditions and provisions of this Agreement therein to the Securities and Exchange Commission and/or similar federal or state authorities and the public as necessary or advisable in Parent’s or GTA’s and their respective legal counsel’s judgment.  The obligations of this Section 13.03 shall survive any termination of this Agreement.

Section 13.04                     Amendments and Modifications.

This Agreement may be amended, modified or supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 13.05                     Expenses.

Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 13.06                     Attorneys’ Fees.

Should any action or other proceeding be necessary to enforce any of the provisions of this Agreement or the various transactions contemplated hereby, the prevailing party will be entitled to recover its reasonable and actually incurred attorneys’ fees and expenses from the non-prevailing party.

Section 13.07                     Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that GTA, Seller, Parent, Holding Company, Condo Owner, Management Company and Buyer may not assign, delegate or otherwise transfer any of their rights or obligations under this Agreement without the consent of the other parties hereto, except that Buyer may assign its right and delegate its duties under this Agreement in whole or in part to one or more of its Affiliates but no such assignment shall relieve Buyer of its obligations hereunder.

Section 13.08                     Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF FLORIDA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS OR ANY OTHER LAW THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF FLORIDA APPLICABLE HERETO.

Section 13.09                     Consent to Jurisdiction.

Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Middle District of Florida or of any state court located in the 13th Judicial Circuit of the State of Florida in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Florida or a state court located in the State of Florida.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.02 hereof shall be deemed effective service of process on such party.

Section 13.10                     WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.11                     Counterparts; Third Party Beneficiaries.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when Parent, Seller and Buyer shall have received a counterpart hereof signed by the other parties hereto.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for Indemnified Parties pursuant to Article 11 hereof.

Section 13.12                     Entire Agreement.

This Agreement and the documents, agreements, certificates, and instruments referred to herein and therein, including, without limitation, the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 13.13                     Headings.

The article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.14                     Severability.

Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 13.15                     Specific Performance.

Seller and Parent acknowledge and agree that in the event of a material breach of this Agreement by Seller and Parent prior to the Closing and Buyer elects to proceed with the Closing, Buyer would be irreparably and immediately harmed and could not be made whole by monetary damages.  Therefore, Seller and Parent agree to the granting of specific performance of this Agreement and injunctive or other equitable relief in favor of Buyer as a remedy for any such material breach so long as there is proof of actual damages.  The remedy provided for in this Section 13.15 shall be deemed to be the exclusive remedy for a material breach of this Agreement, and the parties shall not be entitled to any other remedies available at law or equity.

Section 13.16                     Extension; Waiver.

At any time prior to the Closing, all of the parties hereto may mutually agree to (i) extend the time for the performance of any of the obligations or acts of any party hereto, (ii) waive any inaccuracies in the representations and warranties of any party contained herein or in any document delivered hereby, (iii) waive compliance with any of the agreements of any party contained herein, or (iv) waive any condition to any party’s obligations hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of all parties hereto.  Except as otherwise provided in this Agreement, no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

“GTA”

GOLF TRUST OF AMERICA, INC.

By:	/s/ W. Bradley Blair II
Name: W. Bradley Blair II
Title: President

“PARENT”

GOLF TRUST OF AMERICA, L.P.

By:	/s/ W. Bradley Blair II
Name: W. Bradley Blair II
Title: President

“SELLER”

GTA-IB, LLC

By:	/s/ W. Bradley Blair II
Name: W. Bradley Blair II
Title: President

“HOLDING COMPANY”

GTA-IB GOLF RESORTS, LLC

By:	/s/ W. Bradley Blair II
Name: W. Bradley Blair II
Title: President

“CONDO OWNER”

GTA-IB CONDOMINIUM, LLC

By:	/s/ W. Bradley Blair II
Name: W. Bradley Blair II
Title: President

“MANAGEMENT COMPANY”

GTA-IB MANAGEMENT, LLC

By:	/s/ W. Bradley Blair II
Name: W. Bradley Blair II
Title: President

“BUYER”

CMI FINANCIAL NETWORK, LLC

By:	/s/ Vincent Sedmak
Name: Vincent Sedmak
Title: Director

Agreed as to Article 3:

“ESCROW AGENT”

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Jenny A. Joiner
Name:	Jenny A. Joiner
Title:	Commercial Closer